Exhibit 99.1

Exhibit 99.1 Establishment of

Shopping Centres Australasia Property Group

Explanatory Memorandum

This is an important document and requires your immediate attention.

You should read this document carefully and in full before deciding how to vote on the Capital Reduction Resolution and, if necessary, consult your financial, legal, investment, taxation or other professional adviser(s).

If you have any questions you may call the Distribution Information Line on 1300 318 976 (toll free within Australia) or +61 3 9415 4881 (outside Australia) between 9am and 5.30pm (Sydney time) Monday to Friday (excluding public holidays).

This Explanatory Memorandum is issued by Woolworths Limited (ABN 88 000 014 675) and relates to the Capital Reduction Resolution to approve the Capital Reduction which, if approved, is to be effected and satisfied by the Distribution. The Capital Reduction Resolution is set out at Item 6 of the Notice of Annual General Meeting accompanying this Explanatory Memorandum.

Information that is material to the decision of Woolworths Shareholders on how to vote on the Capital Reduction Resolution is contained in this Explanatory Memorandum, which sets out the details of the Capital Reduction and the Distribution, and contains information on the Stapled Units and SCA Property Group. It is important that you read this Explanatory Memorandum carefully and in its entirety before making a decision on how to vote on the Capital Reduction Resolution required to implement the Capital Reduction and the Distribution.

Definitions, abbreviations and other information

Explanations of defined terms and abbreviations used throughout this Explanatory Memorandum can be found in Section 16.

Unless otherwise stated or implied, references to times in this Explanatory Memorandum are to Sydney time. Similarly, references to years in this Explanatory Memorandum are financial years unless otherwise stated or implied.

Rounding of the figures provided in this Explanatory Memorandum may result in some discrepancies between the sum of components and the totals outlined within the tables and percentage calculations.

ASIC and ASX involvement

A copy of this Explanatory Memorandum has been lodged with ASIC. Neither ASIC nor any of its officers takes any responsibility for the contents of this Explanatory Memorandum.

Shopping Centres Australasia Property Group RE Limited has applied for the admission of the SCA Property Group to the official list of ASX and for the quotation of the Stapled Units on ASX.

A copy of this Explanatory Memorandum has been lodged with ASX. Neither ASX nor any of its officers takes any responsibility for the contents of this Explanatory Memorandum. The fact that ASX may admit SCA Property Group to the official list of

ASX shall not be taken in any way as an indication of the merits of an investment in SCA Property Group.

Exposure period

In accordance with the Corporations Act, this Explanatory Memorandum is subject to an exposure period of seven days. The purpose of the exposure period is to enable this Explanatory Memorandum to be examined by market participants before any Stapled Units are transferred to Woolworths Shareholders on the basis of it. The exposure period will end on Wednesday, 10 October 2012, unless it is extended by ASIC, in which case it will end no later than Wednesday, 17 October 2012.

No securities will be transferred to Woolworths Shareholders on the basis of this Explanatory Memorandum prior to the end of the exposure period.

Updated information

Information provided in this Explanatory Memorandum may be subject to change. In accordance with its obligations under the Corporations Act, where Woolworths determines that there is a change to the information or an omission from this Explanatory Memorandum that is material to Woolworths Shareholders’ ability to make an informed assessment of how to vote on the Capital Reduction Resolution, it will issue a new or supplementary explanatory memorandum detailing the material change or material omission.

Any updated information about the Capital Reduction Resolution that is considered not materially adverse to investors will be made available on the Woolworths website at www.woolworthslimited.com.au.

Woolworths will provide a copy of the updated information free of charge to any eligible investor who requests a copy by contacting the SCA Property Group Offer Information Line on 1300 318 976 (toll free within Australia) or +61 3 9415 4881 (outside Australia) between 9am and 5.30pm (Sydney time) Monday to Friday.

Not investment advice

The information contained in this Explanatory Memorandum should not be taken as investment or financial product advice.

This Explanatory Memorandum has been prepared as general information only without consideration for your particular investment objectives, financial circumstances or particular needs. Furthermore, nothing in this Explanatory Memorandum should be considered a recommendation by Woolworths or any other member of the Woolworths Group, their respective directors, officers, employees, agents or advisers, or any other person, concerning an investment in SCA Property Group.

In considering the Capital Reduction Resolution, the Distribution and the prospects of SCA Property Group, please pay careful consideration to the risk factors that may affect the performance of SCA Property Group outlined in Section 11 and the risk factors related to the Distribution outlined in Section 4.9. Please consider all these risk factors in light of your own personal circumstances (including financial and taxation issues), recognising that other risk factors relating to your personal circumstances may exist in addition to those identified, and should all be considered before deciding how to vote on the Capital Reduction Resolution and, if necessary, consult your financial, legal, investment, taxation or other professional adviser(s).

Similarly, the taxation implications of the Distribution and an investment in SCA Property Group will vary depending on your personal financial circumstances and investment objectives. You should obtain your own professional taxation advice prior to deciding whether to vote in favour of the Capital Reduction Resolution.

This Explanatory Memorandum is only relevant for Woolworths Shareholders who may vote on the Capital Reduction Resolution or who may receive Stapled Units pursuant to the Distribution, and should not be used for any other purpose.

Offer of stapled units

Separately to the Distribution, SCA Property Group RE Limited will make an Offer of Stapled Units to retail and institutional investors in Australia and New Zealand and institutional investors in certain other eligible jurisdictions. SCA Property Group RE Limited has prepared a separate offer document in connection with the Offer, the PDS. This Explanatory Memorandum does not relate to the Offer.

The Stapled Units to be issued under the Offer that are described in this Explanatory Memorandum are described solely to the extent necessary to allow Woolworths Shareholders to decide how to vote on the Capital Reduction Resolution. The description of the Stapled Units in this Explanatory Memorandum is not an offer to sell, or a solicitation of an offer to buy, any Stapled Units under the Offer.

The PDS can be viewed online by Eligible Woolworths Retail Shareholders in Australia and New Zealand at www.scaproperty.com.au during the Offer Period, or a paper form can be obtained by Eligible Woolworths Retail Shareholders and Institutional Investors, free of charge, during the Offer Period by contacting the SCA Property Group Offer Information Line on 1300 318 976 (toll free within Australia) or +61 3 9415 4881 (outside Australia) between 9am and 5.30pm (Sydney time) Monday to Friday (excluding public holidays).

The issuer

This Explanatory Memorandum is also a product disclosure statement for the purposes of Part 7.9 of the Corporations Act and has been issued by Woolworths in respect of the Distribution.

Rights and liabilities attached to the stapled units

From the Implementation Date, all Stapled Units, including those distributed under the Distribution, will rank equally in all respects to all other Stapled Units.

Details of the rights and liabilities attached to each Stapled Unit are set out in Section 15.1 and in the Trust Constitutions, copies of which will be made available for inspection at the registered offices of SCA Property Group within normal trading hours.

Foreign jurisdictions

This Explanatory Memorandum has been prepared to comply with Australian law and has only been made available to Woolworths Shareholders.

No action has been taken to register the Stapled Units or otherwise permit an offering of Stapled Units in any jurisdiction outside of Australia or New Zealand. This Explanatory Memorandum should not be distributed to anyone other than Woolworths Shareholders, other than by any Woolworths Shareholder in receipt of this Explanatory Memorandum who holds Woolworths Shares on behalf of a beneficial owner, to that beneficial owner, provided that either that beneficial owner is resident in Australia or New Zealand, or sending this Explanatory Memorandum to that beneficial owner does not constitute a breach of foreign securities laws.

Failure to comply with such restrictions may find you in violation of applicable securities laws. See Section 15.13 for specific information on foreign jurisdictions. The distribution of this Explanatory Memorandum outside Australia or New Zealand may be restricted by law. If you come into possession of this Explanatory Memorandum, you should observe any such restrictions.

This Explanatory Memorandum has been prepared having regard to Australian disclosure requirements. These disclosure requirements may be different from those in other countries.

Explanatory Memorandum

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Important Notices continued

Forward-looking statements

Certain “forward-looking statements” have been provided in this Explanatory Memorandum. These statements can be identified by the use of words such as “anticipate”, “believe”, “expect”, “project”, “forecast”, “estimate”, “likely”, “intend”, “should”, “could”, “may”, “target”, “predict”, “guidance”, “plan” and other similar expressions. Indications of, and guidance on, future earnings and financial position and performance are also forward-looking statements.

Preparation of these forward-looking statements was undertaken with due care and attention, however, forward-looking statements remain subject to known and unknown risks, uncertainties and other factors, including the risk factors related to the Distribution outlined in Section 4.9 and the risk factors that may affect the performance of SCA Property Group outlined in Section 11, many of which are beyond the control of the Woolworths Group, SCA Property Group and their respective officers, employees, agents and advisers. Consequently, such factors may impact the performance of the Woolworths Group and SCA Property Group such that actual performance differs materially to any performance indicated in the forward-looking statements. No assurance can be provided that actual performance will mirror the guidance provided.

Other than as required by law, none of Woolworths, SCA Property Group, any member of the Woolworths Group, or any of their respective directors, officers, employees, agents or advisers, or any other person, gives any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this Explanatory Memorandum will actually occur. You are cautioned not to place undue reliance on those statements.

The forward-looking statements in this Explanatory Memorandum only refiect views held immediately before the date of this Explanatory Memorandum, unless otherwise stated. Subject to the Corporations Act and any other applicable law, none of Woolworths, SCA Property Group, any member of the Woolworths Group, or any of their respective directors, officers, employees, agents or advisers, has any duty to disseminate after the date of this Explanatory Memorandum any updates or revisions to any such statements to refiect any change in expectations in relation to such statements or any change in events, conditions or circumstances on which any such statement is based.

Disclaimer

No person is authorised to give any information, or make any representation, in connection with the Distribution described in this Explanatory Memorandum that is not contained in this Explanatory Memorandum.

Any information or representation that is not included in this Explanatory Memorandum may not be relied on as having been authorised by Woolworths in connection with the Proposed Transaction. Except as required by law, and only to the extent so required, neither Woolworths nor any other member of the Woolworths Group, or their respective directors, officers, employees, agents or advisers, warrants or guarantees the future performance of SCA Property Group or any return on any investment made in SCA Property Group pursuant to the information provided.

Responsibility for information

Except as set out below, the information contained in this Explanatory Memorandum has been prepared by Woolworths and is its responsibility alone. Except as outlined below, no member of the Woolworths Group, nor any of their directors, officers, employees, agents or advisers, assume any responsibility for the accuracy and completeness of such information.

Deloitte Corporate Finance Pty Ltd has prepared the Investigating Accountant’s Report that appears in Section 9 and is responsible for this report. Except to the extent they are responsible under the Corporations Act or applicable law, neither Woolworths nor any other member of the Woolworths Group, or their respective directors, officers, employees, agents or advisers (other than Deloitte Corporate Finance Pty Ltd), assume any responsibility for the accuracy or completeness of the Investigating Accountant’s Report.

Savills Valuations Pty Ltd has prepared the first summary report of the summary valuation reports that appears in Section 10 and is responsible for this summary. Except to the extent they are responsible under the Corporations Act or applicable law, neither Woolworths nor any other member of the Woolworths Group, or their respective directors, officers, employees, agents or advisers (other than Savills Valuations Pty Ltd), assume any responsibility for the accuracy or completeness of the first summary report of the summary valuation reports in Section 10.

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Cushman & Wakefield (NSW) Pty Ltd has prepared the second summary report of the summary valuation reports that appears in Section 10 and is responsible for this summary. Except to the extent they are responsible under the Corporations Act or applicable law, neither Woolworths nor any other member of the Woolworths Group, or their respective directors, officers, employees, agents or advisers (other than Cushman & Wakefield (NSW) Pty Ltd), assume any responsibility for the accuracy or completeness of the third summary report of the summary valuation reports in Section 10.

Colliers International New Zealand Limited has prepared the third summary report of the summary valuation reports that appears in Section 10 and is responsible for this summary. Except to the extent they are responsible under the Corporations Act or applicable law, neither Woolworths nor any other member of the Woolworths Group, or their respective directors, officers, employees, agents or advisers (other than Colliers International New Zealand Limited), assume any responsibility for the accuracy or completeness of the second summary report of the summary valuation reports in Section 10.

Greenwoods & Freehills has prepared the Australian taxation summary that appears in Section 13.1 and is responsible for this Australian taxation summary. Except to the extent they are responsible under the Corporations Act or applicable law, neither Woolworths nor any other member of the Woolworths Group, or their respective directors, officers, employees, agents or advisers (other than Greenwoods & Freehills), assume any responsibility for the accuracy or completeness of this Australian taxation summary.

Financial information

Unless otherwise specified, all financial and operational information contained in this Explanatory Memorandum is believed to be correct as at the date of this Explanatory Memorandum.

All currency amounts are in Australian dollars unless otherwise specified.

This Explanatory Memorandum includes forecast financial information with respect to SCA Property Group based on the best estimate assumptions of the SCA Property Group RE Limited Directors. The financial information presented in this Explanatory Memorandum is unaudited.

Independent valuations

This Explanatory Memorandum contains information regarding the independent valuations of the Properties by independent valuers Cushman & Wakefield (NSW) Pty Limited, Savills Valuations Pty Ltd and Colliers International New Zealand Limited, in each case for operational properties in the Completed Portfolio as of

1 December 2012 and for properties in development in the Development Portfolio as of the date of expected completion. Valuations are a prediction of price, not a guarantee of current or future market value. By necessity, valuations require the valuer to make subjective judgements that, even if logical and appropriate, may differ from those made by a purchaser or another valuer. Historically, it has been considered that valuers may properly conclude within a range of possible values.

Independent valuations are subject to a number of assumptions and conditions, including but not limited to:

– that all properties are held with good and marketable title, free and clear of any or all liens, encumbrances, restrictions or other impediments of an onerous nature, and that utilisation of the land is within the boundaries of the property lines with no trespass or encroachment; – responsible ownership and competent property management; – absence of any defects in engineering or presence of any hazardous waste and toxic material; – compliance with all applicable federal, state and local environmental regulations and laws, and all applicable zoning and use regulations and restrictions; and – absence of any latent or unhidden conditions or defects on the property, subsoil or structures.

Property values can change substantially, even over short periods of time, and an independent valuer’s opinion of value could differ significantly if the date of valuation were to change. A high degree of volatility in the market may lead to fiuctuations in values over a short period of time.

Explanatory Memorandum

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Important Notices continued

Privacy and personal information

Woolworths and its share registry, Computershare, may collect personal information in connection with the Annual General Meeting. The personal information may include the names, addresses, contact details and details of holdings of Woolworths Shareholders, and the names of individuals appointed by Woolworths Shareholders as proxies, corporate representatives or attorneys for the purposes of the Annual General Meeting. The collection of some of this information is required or authorised by the Corporations Act.

Woolworths Shareholders who are individuals, and other individuals in respect of whom personal information is collected about them, as outlined above, have certain rights to access the personal information collected in relation to them. Such individuals should contact the Woolworths Registry in the first instance if they wish to request access to that personal information.

The personal information is collected for the primary purpose of determining the outcome of voting on the Capital Reduction Resolution to be considered at the Annual General Meeting and for implementing the Distribution. The personal information may also be disclosed to Computershare, securities brokers, and to print and mail service providers.

If the information outlined above is not collected, Woolworths may be hindered in, or prevented from, conducting the Annual General Meeting or implementing the Distribution effectively or at all. Woolworths Shareholders who appoint an individual as their proxy, corporate representative or attorney to vote at the Annual General Meeting should inform the individual of the matters outlined above.

Obtaining a paper copy of this Explanatory Memorandum

A paper form of this Explanatory Memorandum can be obtained by a Woolworths Shareholder, free of charge, at any time prior to the date of the Annual General Meeting by contacting the Distribution Information Line on 1300 318 976 (toll free within Australia) or +61 3 9415 4881 (outside Australia) between 9am and 5.30pm (Sydney time) Monday to Friday.

Date of document

This Explanatory Memorandum is dated

5	October 2012.

This Explanatory Memorandum expires on the date which is 13 months after 5 October 2012 (being the date of this Explanatory Memorandum), and no Stapled Units will be transferred to Woolworths Shareholders on the basis of this Explanatory Memorandum after that date.

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Table of Contents

Chairman’s Letter 6

Section 1: Distribution Overview 8

Section 2: Key Dates 22

Section 3: What You Need to Do 23

Section 4: Details of the Distribution 25

Section 5: Implications of the Proposed Transaction for Woolworths 31

Section 6: Overview of SCA Property Group 33

Section 7: SCA Property Group Property Portfolio 49

Section 8: SCA Property Group Financial Information 60

Section 9: Investigating Accountant’s Report 69

Section 10: Summary Valuation Reports 74

Section 11: Risks 87

Section 12: SCA Property Group Fees and Other Costs 92

Section 13: Taxation Implications 95

Section 14: Summary of Important Documents 107

Section 15: Statutory Information 121

Section 16: Glossary 130

Directory IBC

Explanatory Memorandum

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Chairman’s Letter

Dear Woolworths Shareholder,

On behalf of the Woolworths Board, I am pleased to present to you the proposal to create SCA Property Group, a new real estate investment trust that will own a portfolio of quality Australian and New Zealand shopping centres. This Explanatory Memorandum contains details of the proposal, an overview of SCA Property Group and describes the impact on Woolworths and what Woolworths shareholders need to do to support its creation.

Your Board unanimously recommends you approve the proposal by voting in favour of the Capital Reduction Resolution at the upcoming Annual General Meeting. See Section 3 for information on how to vote.

SCA Property Group will own 69 neighbourhood and sub-regional shopping centres and freestanding retail assets located across Australia and New Zealand. All of the properties (with the exeption of Lismore) have been, or are intended to be, developed or redeveloped by a Woolworths business, and a Woolworths business is the anchor tenant for each property. Woolworths will create SCA Property Group by transferring its current ownership of a portfolio of neighbourhood and sub-regional shopping centres and freestanding retail assets to SCA Property Group.

SCA Property Group will be a separate, standalone entity and listed on the ASX in its own right. As a Woolworths Shareholder, you will participate in the Proposal by receiving one Stapled Unit in SCA Property Group for every five Woolworths Shares that you hold at 7pm (Sydney time) on 30 November 2012. These new Stapled Units will be distributed to you as part of the proposal and Woolworths Shareholders will become part-owners of a specialist property investment vehicle.

On receipt of your Stapled Units you may choose to maintain or sell your holding in SCA Property Group without affecting your holding in Woolworths. SCA Property Group is separately conducting an offer of Stapled Units to raise between $425 million and $506 million. If you are an Eligible Woolworths Retail Shareholder, you will also be able to apply to top up your stake in SCA Property Group by participating in the Woolworths Retail Shareholder Offer, if you choose.

As the Stapled Units will trade on ASX, they may trade at a discount or premium to the net tangible asset backing of $1.58 per Stapled Unit or the equivalent of $0.32 per Woolworths Share (assuming the Offer proceeds).

The SCA Property Group Portfolio has been independently valued by leading property appraisers Cushman

& Wakefield (NSW) Pty Limited, Colliers International New Zealand Limited and Savills Valuations Pty Ltd.

The independent valuation of the Portfolio on a completed basis as at 1 December 2012 is $1,406 million. The financial impact of the Distribution on Woolworths is minimal. The forecast implication for Woolworths’ earnings per share is expected to be less than 1% for the first full financial year after the Distribution takes place, assuming the Offer proceeds.

Creating value and supporting Woolworths’ core focus: Retail

The Woolworths Board explored a range of alternatives (which are discussed in Section 4.11) before deciding to recommend the creation of SCA Property Group. We determined that creating SCA Property Group was the best option to reduce the quantum of property held on the Woolworths balance sheet, make better use of Woolworths’ capital, increase investor choice, and release value to Woolworths Shareholders.

Historically, the Woolworths Group entered into long term leases over its premises rather than holding property assets on its balance sheet. During the global financial crisis Woolworths increased its involvement in the development of retail centres using its own balance sheet. Now Woolworths is executing its strategy to reduce capital tied up in property investment. This proposal will transfer the SCA Property Group assets into a more appropriate vehicle, while aligning Woolworths with its core retailing business.

SCA Property Group’s solid investment fundamentals

SCA Property Group will provide investors with access to new retail property predominantly exposed to non-discretionary retail spending which is expected to generate attractive and reliable returns over the long term. SCA Property Group’s earnings are underpinned by long term leases backed by the strength of the Woolworths Group as anchor tenant.

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SCA Property Group will have its own separate experienced and high quality board and management team. The board of SCA Property Group will be independent of the Woolworths Group. For an initial period of 12 months, the Woolworths Group has committed to provide SCA Property Group with assistance via two transitional services agreements to facilitate the SCA Property Group Board establishing a strong management team and relevant internal functions.

One of the structural elements of the SCA Property Group that we believe will be attractive to investors is the ability to tailor a capital management strategy solely focused on the real estate investment nature of SCA Property Group. One immediate benefit of this structure is the increased payout ratio and therefore materially higher distribution yield of SCA Property Group compared to Woolworths. SCA Property Group will have a forecast distribution yield of between 6.9% and 8.3% for its first full financial year to 30 June 2014, dependent on the Final Price of the Offer.

What you need to do

This Explanatory Memorandum contains important information and you should read this document as part of your consideration of the Proposed Transaction. Woolworths Shareholders should refer specifically to the advantages, disadvantages and risks of the Proposed Transaction described in Sections 4 and 11.

Woolworths Shareholders will be asked to vote on the creation of SCA Property Group at the Annual General Meeting on 22 November 2012. If the Capital Reduction Resolution is approved, Woolworths Shareholders will receive their Stapled Units in SCA Property Group on 11 December 2012 and their holding statements by

18 December 2012 and SCA Property Group is expected to begin trading on ASX on 19 December 2012 on a normal basis.

If you are not able to attend you may appoint a proxy to vote on your behalf using the proxy forms enclosed with this Explanatory Memorandum.

The establishment of SCA Property Group has the unanimous support of the Woolworths Board. On behalf of the Woolworths Board, I encourage you to vote in favour of the creation of SCA Property Group.

Explanatory Memorandum

7

1	Distribution Overview
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Question

Answer

Further Information

1.1. Proposed Transaction and Distribution

What is the Proposed Transaction?

Why is Woolworths undertaking the Proposed Transaction?

What will Woolworths Shareholders receive under the Distribution?

Will I need to pay for the Stapled Units?

To establish, and separate from the Woolworths Group, Section 4.1

SCA Property Group, a new ASX listed real estate investment

trust owning 69 Woolworths Group anchored shopping centres

and freestanding retail assets. It is proposed that this be achieved by way of the implementation of the Capital Reduction, the

Distribution, the Offer, and the various other steps described in this Explanatory Memorandum.

The Proposed Transaction is conditional on the approval of the

Capital Reduction Resolution at the Annual General Meeting

on 22 November 2012 and on the other Conditions Precedent,

the most material of which is that title to a sufficient number of

Australian Properties is successfully registered in the name of

SCA Property Group. The Conditions Precedent are summarised

in Section 14.1.2. Woolworths has the discretion to terminate the

Proposed Transaction prior to the Annual General Meeting (see

Section 14.1.4).

Approximately 337 million Stapled Units will be made available under the Offer to raise between $425 million and $506 million at an Offer Price range of between $1.26 and $1.50 per Stapled Unit

(inclusive).

Woolworths believes that the Portfolio of 69 properties Section 4.2 represents a high quality portfolio of real estate assets and would like to provide Woolworths Shareholders with the benefit of being able to retain an investment in these assets, through

SCA Property Group.

Given Woolworths’ core business is retailing, long term real estate ownership is not considered part of the long term strategy,

and the Proposed Transaction would reduce the amount of

property held by the Woolworths Group.

Woolworths Shareholders will receive one Stapled Unit for every Sections five Woolworths Shares that they hold as at the Distribution 4.1 and

Record Date (being 7pm (Sydney time) on 30 November 2012). 4.13

Any fractional entitlement will be rounded down to the nearest whole number of Stapled Units.

The Distribution will consist of a dividend component and a

capital component for Australian taxation purposes. The dividend component will be fully franked.

Please note that if you sell your Woolworths Shares on or

before 30 November 2012, you will not receive Stapled Units

under the Distribution.

No. You will not have to pay for your Stapled Units under the

Distribution.

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Question	Answer	Further Information
Will all Woolworths Shareholders receive Stapled Units under the Distribution?	Every Woolworths Shareholder who holds at least five Woolworths Shares as at the Distribution Record Date will receive one Stapled Unit for every five Woolworths Shares held. If you sell your Woolworths Shares on or before 30 November 2012, you will not receive Stapled Units under the Distribution. It is expected that the Distribution will result in a large number of holdings of Stapled Units with a value of $500 or less (that is, less than a marketable parcel under the Listing Rules). The Woolworths Directors understand that, in order to reduce the costs and administration associated with servicing large numbers of Stapled Unitholders with small holdings, SCA Property Group may, after the Implementation Date, establish a sale facility under which the Stapled Units held by relevant Small Stapled Unitholders would be aggregated and sold on their behalf on ASX. Under any such sale facility, unless Small Stapled Unitholders elected in writing to retain the Stapled Units received under the Distribution, their Stapled Units would be sold and the proceeds of sale remitted to them. Brokerage and other transaction costs of the sale of the Stapled Units under any sale facility would be borne by SCA Property Group. If SCA Property Group decides to put in place such a Sale Facility, full details of that sale facility will be sent to Small Stapled Unitholders after implementation of the Proposed Transaction.	Sections 4.1, 4.8 and 6.9

What will be the financial impact of the Proposed Transaction on Woolworths?	Due to the relatively small size of the Proposed Transaction when compared to Woolworths' total business, the financial implications of the Proposed Transaction for Woolworths is expected to be minimal.
	
	The forecast financial implications of the Proposed Transaction for Woolworths for the first full financial year after the Proposed Transaction takes place are anticipated to be:
	– if the Offer proceeds (and irrespective of the Final Offer Price):
	  – less than 1% decrease in reported earnings per share; and
	  – an improvement in the Return on Funds Employed; and
	– if the Offer does not proceed:
	  – less than 1.5% decrease in reported earnings per share; and
	  – an improvement in the Return on Funds Employed.
	
	The Proposed Transaction will give rise to a forecast one-off loss of approximately $30 million for Woolworths, which will relate primarily to the estimated value of the Rental Guarantee provided by the Woolworths Group to SCA Property Group.
	
	The forecast financial implications of the Proposed Transaction for Woolworths' balance sheet as at the Implementation Date is that property, plant and equipment will decrease by approximately $1.27 billion.
	
	In addition, if the Offer proceeds,[1] the Woolworths Group's:
	– borrowings will decrease by approximately $0.71 billion; and
	– net assets will decrease by approximately $0.59 billion.
		Section 5

1 This assumes that the Final Price will be $1.26 per Stapled Unit, the bottom end of the range of $1.26 to $1.50 per Stapled Unit.

Explanatory Memorandum 9

1 Distribution Overview continued

Question	Answer	Further Information
What will be the financial impact of the Proposed Transaction on Woolworths (continued)?	If the Offer does not proceed, the Woolworths Group's: – borrowings will decrease by approximately $0.30 billion; and – net assets will decrease by approximately $1.0 billion. Woolworths will not be a Stapled Unitholder in SCA Property Group[1] and will have no ongoing involvement apart from as described in this Explanatory Memorandum in relation to the Leases, Agreements to Lease, DMAs, TSAs, the Rental Guarantee, the appointment of Anthony Mellowes as Chief Executive of SCA Property Group on an interim basis, and the holding of Stapled Units by the Wooworths Custodian under the Share Plan.	Section 5
How will the Final Price under the Offer be determined?	The Final Price of the Offer will be established by an institutional bookbuild conducted following the Annual General Meeting. An institutional bookbuild is considered an appropriate and customary price discovery process in regards to pricing the Offer.	
What will be the impact on Woolworths Shareholders' interest in SCA Property Group if the Offer proceeds?	If approved, the Distribution will result in Woolworths Distribution Participants owning approximately 247 million Stapled Units in SCA Property Group. If the Offer proceeds, approximately 337 million additional Stapled Units will be issued. Therefore, if the Offer proceeds, and assuming that Woolworths Shareholders do not participate in the Offer, the proportion of the Stapled Units in SCA Property Group owned by Woolworths Shareholders will reduce from 100% to approximately 42%. However, it should be noted that certain Woolworths Shareholders will be able to apply to participate in the Offer.	
1.2 Overview of SCA Property Group		
What is SCA Property Group?	SCA Property Group will be an independent and internally managed REIT owning a portfolio of 69 neighbourhood and sub-regional shopping centres and freestanding retail assets located across Australia and New Zealand. The Portfolio will benefit from long-term leases to the Woolworths Group as anchor tenant at each Property. SCA Property Group is expected to offer Stapled Unitholders: – a geographically diverse portfolio of sub-regional, neighbourhood and freestanding retail assets in Australia and New Zealand; – a tenancy mix with a bias toward tenants that trade in the more defensive non-discretionary segment of the retail market; – long term leases to quality retail tenants (primarily the Woolworths Group), providing a secure income stream to support distributions to Stapled Unitholders; – modern retail assets with an average age of 2.1 years[2] that are expected to minimise SCA Property Group's near term capital expenditure obligations; and – an attractive distribution yield. An application has been made for SCA Property Group to be admitted to the official list of ASX and for the Stapled Units to be granted official quotation.	Section 6

1 The Woolworths Custodian may hold a number of Stapled Units in connection with the operation of the Share Plans (see Section 5.3). Although the Woolworths Custodian will be the legal owner of any such Stapled Units, neither the Woolworths Custodian nor any other member of the Woolworths Group will have any beneficial interest in those Stapled Units.

2 Relates to the Completed Portfolio, based on completion date or re-development date where assets have had a major re-development undertaken.

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a diversified shopping centre portfolio with a bias toward tenants (primarily, the Woolworths Group) that trade in the more defensive non-discretionary segment of the retail market; and

a portfolio of shopping centres anchored by quality tenants with long term leases;

a capital structure, distribution policy and hedging policy that is expected to be appropriate to the characteristics of the underlying real estate portfolio.

SCA Property Group has stated that it intends to acquire additional shopping centres in the future that satisfy its intended objectives which would provide further diversification and enhance the performance of the portfolio for Stapled Unitholders. SCA Property Group also has the ability to sell any asset in its portfolio should the SCA Property Group Board and management decide it appropriate.

As SCA Property Group will operate independently of Woolworths on completion of the Proposed Transaction, it will not be restricted by Woolworths from investing in non-Woolworths anchored shopping centres that satisfy its investment objectives. This may provide a further level of diversification for the portfolio over time.

SCA Property Group will also have the ability to undertake development opportunities where appropriate, which it has stated that it intends to do in an incremental and measured way.

The Woolworths Group has pre-emptive rights to acquire some assets if SCA Property Group subsequently decides to sell those assets (refer to Sections 14.7 and 14.9). Former owners of two properties also have pre-emptive rights to acquire some assets if SCA Property Group subsequently sells those assets.

Explanatory Memorandum

1 Distribution Overview continued

Question	Answer	Further Information
What properties will comprise the SCA Property Group?	The Portfolio will comprise in total 69 neighbourhood and sub-regional shopping centres and freestanding retail assets located across Australia (55 properties) and New Zealand (14 properties). The Portfolio has been independently valued at $1,406 million.[1] The Portfolio comprises 56 completed and operating properties (the **Completed Portfolio**) that will be paid for on the Implementation Date, and 13 properties under construction or re-development to be completed by the Woolworths Group (the Development Portfolio). All of the properties in the Portfolio with the exception of Lismore have been, or are intended to be, developed or redeveloped by the Woolworths Group, and the Portfolio benefits from: – long term leases (19.8 years weighted average lease term to expiry) to the Woolworths Group as the anchor tenant for all properties in the Portfolio; – a tenancy mix with bias towards retailers targeting non-discretionary retail spending, with income from Woolworths Supermarket and Countdown Supermarket leases representing 51% of the Portfolio's Fully Leased Gross Income; and – a long weighted average lease term to expiry of 15.8 years (by GLA) on the Completed Portfolio.	Section 7
What will be the relationship between Woolworths and SCA Property Group?	After implementation of the Proposed Transaction, Woolworths will not be a Stapled Unitholder in SCA Property Group[2] and will have no ongoing involvement, apart from: – leases: the Woolworths Group will be the major anchor tenant in all the properties in the Portfolio, and will enter into new leases or agreements to lease as tenant in relation to its premises at those properties; – development management: the Woolworths Group will act as developer of all of the Properties under construction in the Development Portfolio; – transitional services: the Woolworths Group will provide a number of administrative services to SCA Property Group on a transitional basis for 12 months after the Implementation Date; and – rental guarantee: the Woolworths Group will provide the Rental Guarantee to cover vacant tenancies as at the Implementation Date for a period of two years after the Implementation Date for all properties in the Completed Portfolio, and total rent for all specialty tenancies for each property in the Development Portfolio for a period of two years after completion of development of that property. Woolworths and SCA Property Group have obtained independent valuations of the Properties from Savills Valuations Pty Ltd, Cushman & Wakefield (NSW) Pty Limited and Colliers International New Zealand Limited. The consideration under the Sale Contracts and the final payment under each of the DMAs are based on these independent valuations. The valuers have also confirmed that the rents under the Leases are within normal market range. The Sale Contracts are on commercially reasonable terms consistent with market practice for an arm's length transaction, and the Leases are based on the standard documents used by the relevant Woolworths Group businesses with other third parties. Woolworths is therefore satisfied that the acquisition of the Portfolio by SCA Property Group and the lease of the premises at the properties in the Portfolio to the Woolworths Group will be on an arm's length basis.	Section 6.4

1 Represents the value of properties in the Portfolio as at 1 December 2012 assuming the 13 properties in the Development Portfolio under construction at the date of this Explanatory Memorandum are complete. See "Summary Valuation Reports" for a description of the independent valuations. The risks associated with delaying completion of the Development Portfolio are discussed in Section 11.

2 The Woolworths Custodian may hold a number of Stapled Units in connection with the operation of the Share Plans (see Section 5.3). Although the Woolworths custodian will be the legal owner of any such Stapled Units, neither the Woolworths Custodian nor any other member of the Woolworths Group will have any beneficial interest in those Stapled Units.

12

Will Woolworths have any influence over SCA Property Group post listing?

1.3 Transaction Structure

How will the Portfolio acquisition be structured?

What if the Proposed Transaction does not proceed?

Further

Answer Information

After listing, SCA Property Group will be governed by the SCA Sections

Property Group RE Limited Directors, the majority of whom are 5.2 and independent of Woolworths. 6.10

Other than the Leases, Agreements to Lease, DMAs, TSAs

and Rental Guarantee, and Anthony Mellowes acting as

Chief Executive of SCA Property Group (on an interim

basis), the Woolworths Group will have no formal ties with

SCA Property Group.

It is proposed that the acquisition of the Portfolio by SCA Property Section 4.8

Group will be implemented as follows:

prior to the Annual General Meeting, the Transaction Documents will be executed; and

after the Annual General Meeting, and assuming the Capital Reduction Resolution is approved by Woolworths Shareholders at the Annual General Meeting, completion of the sale of the Australian Properties will occur. The New Zealand Properties will be transferred after the Distribution occurs and the consent of the OIO is obtained.

The Conditions Precedent are set out in the Implementation

Deed, and are described in Section 14.1.2.

Upon completion of the development of each of the Properties in the Development Portfolio, the Woolworths Group will receive payments from SCA Property Group under the relevant DMA.

If the Proposed Transaction does not proceed, then: Section

– Woolworths will continue to operate in its current form and will 4.10 explore alternative options to reduce the amount of property held on its balance sheet;

the Capital Reduction and Distribution will not occur;

SCA Property Group will withdraw its application to list on ASX;

the Offer will not occur;

Woolworths will not receive any capital in relation to the Proposed Transaction;

Woolworths will not realise the benefits of the Proposed Transaction identified in this Explanatory Memorandum;

the risks and disadvantages of the Proposed Transaction identified in this Explanatory Memorandum will not arise; and

certain transaction costs will be incurred by the Woolworths Group.

Explanatory Memorandum

1	Distribution Overview continued

Question

Question

What alternatives were considered?

Can I choose to receive cash instead of Stapled Units?

1.4 Benefits, Disadvantages and Risks of Proposed Transaction

What are the benefits of the Proposed Transaction?

What are the disadvantages of the Proposed Transaction?

Further

Answer Information

The Woolworths Board has explored a range of alternatives Section before deciding to recommend the Proposed Transaction. The 4.11 major alternatives that were available for consideration by the

Woolworths Board were:

undertaking no transaction and maintaining Woolworths’ current property ownership position;

selling individual properties; and

selling the entire Portfolio.

The Woolworths Board assessed the Proposed Transaction and

other alternatives with the objectives of reducing the amount of property held on Woolworths’ balance sheet, increasing

Woolworths’ Return on Funds Employed, and maximising value

to Woolworths Shareholders.

After careful consideration, the Woolworths Board believes that the Proposed Transaction best meets the Woolworths Group’s

objectives and delivers on the Woolworths Board’s strategy and,

therefore, is in the best interests of Woolworths Shareholders.

No. However, the Stapled Units will be quoted and will be able to Section 4.1 be traded on ASX.

The main benefits of the Proposed Transaction are:

Section 4.3

it will provide Woolworths Distribution Participants with one Stapled Unit for every five Woolworths Shares held;

it will reduce the Woolworths Group’s property, plant and equipment carried on its balance sheet;

it will increase Woolworths’ Return on Funds Employed;

it will enable Woolworths Shareholders to retain partial ownership in the Portfolio through an investment in SCA

Property Group;

it will increase investor choice by providing investors with the ability to consider both Woolworths and SCA Property Group separately on a standalone basis;

it will facilitate more tailored capital management initiatives that better match the separate entities of Woolworths and SCA

Property Group; and

Woolworths expects to receive cash of at least $850 million if the Offer proceeds,1 following completion of all assets in the Development Portfolio.

The main disadvantages of the Proposed Transaction are: Section 4.4 divestment of the Portfolio to an unrelated party will reduce Woolworths’ ability to influence asset management decisions relating to the Portfolio;

the Woolworths Group will be subject to long term leasehold obligations to SCA Property Group;

transaction costs that will be incurred if the Proposed Transaction proceeds; and

the combined corporate and operating costs of the Woolworths Group and SCA Property Group will be higher than the Woolworths Group’s costs before the Proposed Transaction.

1 This assumes that the Final Price will be $1.26 per Stapled Unit, the bottom end of the range of $1.26 to $1.50 per Stapled Unit.

Question

What are the risks of the Proposed Transaction?

1.5 Benefits and Risks of Investment in SCA Property Group

What are the benefits associated with an investment in SCA Property Group?

Further

Answer Information

The main risks of the Proposed Transaction are: Sections

– there may be delays or unexpected costs in establishing 4.9 and

SCA Property Group; 13.1

possible adverse Australian stamp duty and taxation consequences for SCA Property Group and Woolworths Distribution Participants;

the withdrawal of Australian properties from the Portfolio if transfer of title to such properties is not registered before the Implementation Date;

delay in the transfer, or withdrawal from the Portfolio, of the New Zealand Properties if the consent of the OIO is delayed or declined;

no guarantee as to the market price of Woolworths Shares and the Stapled Units, including no guarantee that the combined market value of SCA Property Group and Woolworths after the Distribution will be more than the market value of Woolworths immediately before the Distribution;

no guarantee that SCA Property Group’s will be able to access capital markets;

if the Offer does not proceed, Woolworths will not receive the proceeds of the Offer; and

if the Offer does not proceed, all trades in Stapled Units during the conditional and deferred settlement period will be cancelled and the timetable extended.

The main benefits associated with an investment in SCA Property Section 6.1

Group are:

a geographically diverse portfolio of sub-regional and neighbourhood shopping centres and freestanding retail assets in Australia and New Zealand;

a tenancy mix with a bias towards tenants that trade in the more defensive non-discretionary segment of the retail market;

long term leases to quality retail tenants (primarily the Woolworths Group) providing a secure income stream to support distributions to Stapled Unitholders;

modern retail assets with an average age of 2.1 years;1 and

an attractive cash yield.

1 Relates to the Completed Portfolio, based on completion date or redevelopment date where assets have had a major redevelopment undertaken.

Explanatory Memorandum

1	Distribution Overview continued

Question

What are the risks specific to an investment in SCA Property Group?

What are the risks specific to an investment in real estate?

1.6 SCA Property Group Financial Information

What is the value of SCA Property Group’s Portfolio?

What is the expected value of the net tangible assets (NTA) per Stapled Unit?

Further

Answer Information

The risks specific to an investment in SCA Property Group Section include: 11.2

concentration risk as the Woolworths Group will be SCA Property Group’s largest tenant;

exposure to specialty tenants;

objectives, forecasts and forward-looking statements in this Explanatory Memorandum may not be achieved or eventuate;

SCA Property Group’s income from the Rental Guarantee will cease upon the expiry of the Rental Guarantee;

the completion of the Development Portfolio may be delayed or not occur;

SCA Property Group will be a standalone entity with no previous trading history;

approval from the New Zealand Overseas Investment Office in relation to the transfer of the New Zealand Properties is not obtained;

a potential reduction in the number of properties transferred to SCA Property Group if there are difficulties transferring title to each property before the Implementation Date; and

a potential increase in stamp duty if certain relief applications are refused.

These risks, and other risks, are discussed in more detail in Section 11.

The risks specific to an investment in real estate include: Section

– fluctuations in property value; 11.1

fluctuations in rental income;

lack of property liquidity;

capital expenditure requirements; and

competition.

The Portfolio has been independently valued at $1,406 million as Section 7 of 1 December 2012 (assuming completion of the Development

Portfolio).

If the Offer proceeds, the NTA per Stapled Unit is estimated to be Section 8

$1.58.

If the Offer does not proceed, the NTA per Stapled Unit is

estimated to be $3.74. In this case, Woolworths would not receive the proceeds of the Offer from SCA Property Group and therefore would not receive the benefit from reducing its borrowings by the amount of the Offer.

Question

What are SCA Property Group’s expected distributable earnings per Stapled Unit?

What will be the Gearing level of SCA Property Group? What impact will the Offer have on SCA Property Group’s Gearing?

1.7 SCA Property Group Distributions

Will SCA Property Group make distributions?

How often and when will distributions be paid?

Further

Answer Information

Assuming the Offer proceeds, forecast Distributable Earnings per Section

Stapled Unit are: 8.3.2

6.5 cents for the shortened financial year ending 30 June 2013; and

11.8 cents for the first full financial year ending 30 June 2014.

The forecast Distributable Earnings represent a forecast annualised Distributable Earnings yield, depending on the Final Price achieved under the Offer of:

between 7.9% and 9.4% for the shortened financial year ending 30 June 2013; and

between 7.9% and 9.4% for the first full financial year ending 30 June 2014.

The Distributable Earnings forecasts set out above are reconciled to the net profit after tax to Stapled Unitholders set out in the

Financial Information, which is based on assumptions and

accounting policies set out in Section 8 and subject to the risks set out in Section 11. There is no guarantee that the Distributable

Earnings forecasts set out above will be achieved.

SCA Property Group’s Gearing at the Implementation Date is Section

expected to be 27%. Following completion of all properties in the 8.3.4

Development Portfolio, Gearing is expected to be 34%.

The Offer will not impact SCA Property Group’s Gearing.

The SCA Property Group RE Limited Board has stated that Section states that it intends to distribute approximately 85% to 95% of 6.8.4

Distributable Earnings each year.

Assuming the Offer proceeds, SCA Property Group has forecast distributions of:

5.6 cents per Stapled Unit for the shortened financial year ending 30 June 2013; and

10.4 cents per Stapled Unit for the first full financial year ending 30 June 2014.

These distributions represent forecast annualised distribution yields depending on the Final Price achieved under the Offer of:

between 6.8% and 8.1% for the shortened financial year ending 30 June 2013; and

between 6.9% and 8.3% for the first full financial year ending 30 June 2014.

Woolworths Shareholders should note that the policies of SCA Property Group and statements as to its strategy are subject to change by SCA Proeprty Group RE Limited and Woolworths will have no control over decisions of SCA Property Group RE Limited.

The SCA Property Group RE Limited Board expects distributions Section will be paid on a six monthly basis at the end of February and 6.8.4 at the end of August (subject to the availability of sufficient

Distributable Earnings).

The first distribution for the period from Implementation Date to

30 June 2013 is expected to be paid in August 2013.

Explanatory Memorandum

1 Distribution Overview continued

Question	Answer	Further Information
What portion of the distributions will be tax deferred for Australian tax purposes?	The SCA Property Group RE Limited Board estimates that approximately 45% to 50% of the proposed distribution for the shortened financial year ending 30 June 2013 and 35% to 40% of the proposed distribution for the financial year ending 30 June 2014 will be tax deferred. This may vary in the future depending on the age and composition of the Portfolio.	Section 6.8.4
1.8 SCA Property Group Directors and Key Executives		
What will be the composition of the SCA Property Group RE Limited Board?	The SCA Property Group RE Limited Board comprises seven directors, including five independent directors.	Section 6.10
Who are the directors of the SCA Property Group RE Limited Board?	The non-executive directors of the SCA Property Group RE Limited Board are: **Philip Marcus Clark AM, Independent Chairman** – Mr Clark was formerly Managing Partner of the law firm Minter Ellison from 1995 to 2005. Prior to joining Minter Ellison, Mr Clark was a Director and Head of Corporate with ABN AMRO Australia, and prior to that he was the Managing Partner of the law firm Mallesons Stephen Jaques for 16 years. – Mr Clark has significant prior board experience in the listed REIT sector, having been a Director and Chair of the Audit Committee of ING Management Limited, the Responsible Entity of a number of listed REITs managed by ING Real Estate. – Mr Clark is a member of the JP Morgan Advisory Council, a Director of Ingenia Communities Group and chairs a number of government and private company boards. – Mr Clark was made a Member of the Order of Australia in June 2007 for service to the legal profession and business. **James Hodgkinson, Independent Non-executive Director** – Mr Hodgkinson is a Senior Investment Banker with real estate specialisation, most recently, as an Executive Director of Macquarie Group. – Mr Hodgkinson has extensive experience as Principal in the establishment, strategy and growth of a number of both listed and unlisted investment vehicles and operating businesses in Australia, Asia and North America. – Mr Hodgkinson was also Chief Executive Officer of Macquarie Industrial Trust for six years prior to that trust's merger with Goodman Industrial Trust. He is a director of Goodman Japan Limited, and from February 2003 until September 2011 was a Director of the Goodman Group and a member of its Audit Committee.	Section 6.10

18

Question	Answer	Further Information
Who are the directors of the SCA Property Group RE Limited Board? (continued)	**Dr Ian Pollard, Independent Non-executive Director** – Dr Pollard has been a company director for over 30 years. He is currently Chairman of RGA Australia and a director of Milton Corporation and the Wentworth Group of Concerned Scientists. – Dr Pollard's previous listed company directorships include retailers Just Group (Chairman) and OPSM Group, as well as Corporate Express Australia (Chairman), GIO Australia and DCA Group. – An actuary and Rhodes Scholar, Dr Pollard is the author of a number of books, including three on Corporate Finance. **Philip Redmond, Independent Non-executive Director** – Mr Redmond has over 30 years of experience in the real estate industry including over five years with AMP's real estate team and over 12 years with the investment bank UBS from 1993 to 2005. – Mr Redmond has prior board experience in the listed REIT sector, having been a director on a number of listed REITs managed by ING Management Limited and Galileo Funds Management Limited. **Belinda Robson, Independent Non-executive Director** – Ms Robson is an experienced real estate executive, having worked with Lend Lease for over 20 years in a range of roles including most recently as the Fund Manager of the Australian Prime Property Fund Retail. – Ms Robson's previous roles with Lend Lease included Head of Operations, Australian Prime Fund Series, and Portfolio Manager, Australian Prime Property Fund Retail. The executive directors of the SCA Property Group RE Limited Board are: – Anthony Mellowes, Chief Executive Officer (Interim) (see details below); and – Kerry Shambly, Chief Financial Officer (see details below).	Section 6.10

Explanatory Memorandum 19

1 Distribution Overview continued

Question	Answer	Further Information
Who are the key executives of SCA Property Group?	The role of Chief Executive Officer of SCA Property Group will be filled in an interim capacity by an experienced Woolworths executive under transitional services arrangements for a period of up to 12 months. Woolworths understands that, following implementation of the Proposed Transaction, the SCA Property Group RE Limited Board will undertake an extensive search to fill the role of Chief Executive Officer. Anthony Mellowes will be acting as Chief Executive Officer in an interim capacity and will be able to participate in this process at his own election. The key executives of SCA Property Group are: **Anthony Mellowes, Chief Executive Officer** – Mr Mellowes is an experienced property executive currently acting as Head of Asset Management and Group Property Operations for Woolworths. Mr Mellowes has been employed by Woolworths since 2002 and has held a number of senior property related roles within Woolworths. Prior to Woolworths, Mr Mellowes worked for Lend Lease Group and Westfield Limited. **Kerry Shambly, Chief Financial Officer** – Ms Shambly is an experienced finance executive who is currently employed as Manager – Capital Transactions Group at Woolworths. Ms Shambly has been employed by Woolworths since 2002 and has also held the role of General Manager Finance – Property. Prior to Woolworths, Ms Shambly worked for Lend Lease Group and Hoyts Cinema Group. **Mark Lamb, General Counsel and Company Secretary** – Mr Lamb is an experienced transactional lawyer with over 20 years experience in the private sector as a partner of Corrs Chambers Westgarth (and subsequently Herbert Geer) and in the listed sector as General Counsel of ING Real Estate. – Mr Lamb has extensive experience in retail shopping centre developments, acquisitions, sales and major leasing transactions having acted for various REITS and public companies during his career.	Section 6.10

20

Question	Answer	Further Information
1.9 Tax Implications		
Will I have to pay additional tax in Australia if I receive Stapled Units under the Distribution?	To the extent that the Distribution is a dividend for Australian income tax purposes, the Distribution will represent assessable income. The tax payable on that income will differ for each Woolworths Distribution Participant, and may be offset in whole or part by the franking credits attached to the dividend component. Any Woolworths dividend associated with the Distribution (for Australian taxation purposes) will be fully franked.	Section 13
What are the tax implications of the Proposed Transaction?	The Proposed Transaction will have taxation implications for Woolworths Shareholders and investors participating in the Offer. These implications will differ depending on the individual circumstances of each Woolworths Shareholder and each investor who participates in the Offer.	Section 13 and the PDS
1.10 Directors' Recommendation		
What is the recommendation of Woolworths Directors in relation to the Proposed Transaction?	For the reasons set out in this Explanatory Memorandum, the Woolworths Directors believe that the benefits of the Proposed Transaction outweigh its disadvantages and risks. In the Woolworths Directors' opinion, the Proposed Transaction is in the best interests of Woolworths Shareholders and the Woolworths Directors recommend that Woolworths Shareholders vote in favour of the Capital Reduction Resolution proposed for consideration at the Annual General Meeting.	Section 4.5

Further information

If you have further enquiries regarding the Proposed Transaction, please contact the Distribution Information Line on 1300 318 976 (toll free within Australia) or +61 3 9415 4881 (outside Australia) between 9am and 5.30pm (Sydney time) Monday to Friday (excluding public holidays).

Explanatory Memorandum 21

2 Key Dates

Event	Date
Woolworths Retail Shareholder Offer, Broker Firm Offer and General Public Offer open	Monday, 15 October 2012
Woolworths Retail Shareholder Offer, Broker Firm Offer and General Public Offer close	Tuesday, 20 November 2012
Meeting Proxy Forms, and online proxy appointments, to be lodged with Woolworths Registry	By 11.30am (Sydney time) Tuesday, 20 November 2012
Voting Record Date	7pm (Sydney time) Tuesday, 20 November 2012
Annual General Meeting of Woolworths Shareholders	11am (Adelaide time) Thursday, 22 November 2012 (or as soon after that time as the Extraordinary General Meeting of Woolworths, scheduled to commence at 8.30am (Adelaide time) on that day, has concluded or been adjourned)
Institutional Offer opens	Thursday, 22 November 2012
Institutional Offer closes	Friday, 23 November 2012
Woolworths Shares commence trading on ASX without an entitlement to the Distribution	Monday, 26 November 2012
SCA Property Group commences trading on ASX on a conditional and deferred settlement basis	Monday, 26 November 2012
Distribution Record Date	7pm (Sydney time) Friday, 30 November 2012
Implementation Date – Distribution of Stapled Units to Woolworths Distribution Participants – Allotment of Stapled Units under the Offer	Tuesday, 11 December 2012
Unconditional and deferred settlement trading of Stapled Units commences on ASX	Wednesday, 12 December 2012
Dispatch of holding statements for Stapled Units	By Tuesday, 18 December 2012
Stapled Units commence trading on ASX on a normal settlement basis	Wednesday, 19 December 2012

Please note that all dates and times are indicative only and subject to change. Woolworths reserves the right to amend these dates and times. If the Offer does not proceed, all trades in the Stapled Units before the date of termination of the Offer will be cancelled. A new period of conditional and deferred settlement trading will commence and the Implementation Date will be extended following consultation with ASX (see Section 4.9).

Any changes to the dates and times outlined above will be announced to ASX if and when they occur and announced on Woolworth's website (www.woolworthslimited.com.au).

The description of the Stapled Units in this Explanatory Memorandum is not an offer to sell, or a solicitation of an offer to buy, any Stapled Units in the Offer.

22

3	What You Need to Do

Carefully read this Explanatory Memorandum

Important information relating to the Capital

Reduction Resolution is contained in this Explanatory Memorandum. You should read this document in full before making any decision on how to vote on the Capital Reduction Resolution.

There are answers to some questions you may have in Section 1. If you have further questions, you can call the Distribution Information Line on 1300 318 976 (toll free within Australia) or +61 3 9415 4881 (outside Australia) between 9am and 5.30pm (Sydney time) Monday to Friday (excluding public holidays). If you have any doubt as to what action you should take, please contact your ?nancial, legal, investment, taxation or other professional adviser(s).

Vote at the Meeting Entitlement to vote

Woolworths Shareholders registered on the

Woolworths Register as at the Voting Record Date will be eligible to vote on the Capital Reduction Resolution at the Annual General Meeting in person, by proxy, by attorney, or, in the case of a corporation, by corporate representative.

Further information on the procedure for voting at the Annual General Meeting can be found in the Important Notices Section of this Explanatory Memorandum. The vote on the Capital Reduction Resolution will be conducted by way of a poll. You have one vote for each Woolworths Share you hold.

How to vote in person

Woolworths Shareholders wishing to vote in person must do so by attending the Annual General Meeting scheduled to be held on Thursday, 22 November 2012 at the Adelaide Convention Centre, North Terrace, Adelaide, South Australia, commencing at 11am or as soon after that time as the Extraordinary General Meeting of Woolworths, scheduled to commence at

8.30am (Adelaide time) on that day, has concluded or been adjourned.

Those Woolworths Shareholders voting in person should bring their personalised Meeting Proxy Forms with them to facilitate admission to the Annual General Meeting.

How to vote by proxy

A Woolworths Shareholder who is entitled to attend and vote at the Annual General Meeting is entitled to appoint not more than two proxies. A proxy need not be a Woolworths Shareholder, and may be either an individual or a corporation. Where a Woolworths Shareholder appoints a corporation as its proxy, that corporation will need to ensure that it follows the procedures set out below to appoint an individual as its corporate representative to exercise its powers at the Annual General Meeting.

One Meeting Proxy Form accompanies this Explanatory Memorandum. If you wish to appoint a proxy to attend and vote, you will need to complete the Meeting Proxy Form. Your proxy will have one vote for each Woolworths Share that you appoint them to represent. If you are entitled to two or more votes at the Annual General Meeting, you may appoint two proxies and each proxy must be appointed to represent a speci?ed proportion of your voting rights. If no proportions or numbers are speci?ed, each proxy may exercise half of the Woolworths Shareholder’s votes. If you wish to appoint a second proxy, please contact the Woolworths Registry on 1300 318 976 (within Australia) or +61 3 9415 4881 (outside Australia) for the relevant form.

A Woolworths Shareholder can direct their proxy to vote for or against, or to abstain from voting on, a resolution by marking the appropriate box opposite that item in the proxy form or selecting the appropriate option for that item online (as outlined below). Woolworths Shareholders are encouraged to direct their proxies how to vote on each resolution. Where a proxy holds two or more appointments which provide different directions how to vote on a resolution, the proxy must not vote in that capacity on a show of hands on that resolution. Accordingly, any direction to such a proxy on how to vote on that resolution will not be effective on a show of hands. Similarly, if a proxy is also a Woolworths Shareholder, then any direction to the proxy may not be effective on a show of hands. Any directions provided to a proxy will be effective if a poll is held, subject to the other provisions of this Section.

A proxy need not vote in that capacity on a show of hands on any resolution nor (unless the proxy is the Chairman of the Annual General Meeting and is directed how to vote) on a poll. However, if the proxy’s appointment directs the proxy how to vote on a resolution, and the proxy decides to vote in that capacity on that resolution, the proxy must vote the way directed (subject to the other provisions of this Section).

If an appointed proxy does not attend the Annual General Meeting, then the Chairman of the Annual General Meeting will be taken to have been appointed as the proxy of the relevant Woolworths Shareholder in respect of the Annual General Meeting. In addition, if a proxy attends the Annual General Meeting and the proxy’s appointment directs how to vote on a resolution, but the proxy does not vote on that resolution on a poll, then the Chairman of the Annual General Meeting will be taken to have been appointed as the proxy of the relevant Woolworths Shareholder in respect of the poll on that resolution.

If the Chairman of the Annual General Meeting is appointed, or taken to be appointed, as a proxy but the appointment does not direct how to vote on a resolution, then the Chairman intends to exercise the relevant Woolworths Shareholder’s votes in favour of the relevant resolution (subject to the other provisions of this Section).

Explanatory Memorandum 23

3	What You Need to Do continued

To be effective, your Meeting Proxy Form must be sent to the Woolworths Registry either by mail (using the reply paid envelope included with this Explanatory Memorandum), at www.investorvote.com.au, or, by facsimile to 1800 783 447 (within Australia) or +61 3 9473 2555 (outside Australia), so that it is registered by no later than 11.30am (Sydney time) on Tuesday, 20 November 2012.

The Meeting Proxy Form must be signed by the Woolworths Shareholder or the Woolworths Shareholder’s attorney. Proxies given by corporations must be executed in accordance with the Corporations Act.

If an attorney signs a Meeting Proxy Form on your behalf, a copy of the authority under which the Meeting Proxy Form was signed must be received by Woolworths or the Woolworths Registry at the same time as the Meeting Proxy Form (unless you have already provided a copy of the authority to Woolworths). If you complete and return the Meeting Proxy Form, you may still attend the Annual General Meeting in person, revoke the proxy and vote at the Annual General Meeting.

A proxy may be either an individual or a corporation. If you appoint a corporation as your proxy, the corporation will need to ensure that it follows the procedures set out below to appoint an individual as its corporate representative to exercise its power at the Annual General Meeting.

A Woolworths Shareholder can also appoint a proxy online by visiting the website www.investorvote.com.au and following the instructions provided. To use this online facility, the Woolworths Shareholder will need their six digit control number, their Shareholder Reference Number (SRN) or Holder Identi?cation Number (HIN) and their postcode, as shown on the Meeting Proxy Form accompanying this Explanatory Memorandum. The Woolworths Shareholder will be taken to have signed the proxy form if they lodge it in accordance with the instructions on the website.

Note that a proxy cannot be appointed online by a person acting on behalf of a Woolworths Shareholder under a power of attorney or similar authority. The online proxy facility may also not be suitable for some Woolworths Shareholders who wish to split their votes on an item of business or appoint two proxies with different voting directions. Woolworths Shareholders should read the instructions for the online proxy facility carefully before making a proxy appointment using the facility.

In the case of certain intermediaries (such as custodians, nominees, non-broker participants and some ?nancial advisers) who participate in the Intermediary Online system of the Woolworths Registry, proxy appointments can also be submitted online by visiting the webpage www.intermediaryonline.com and following the instructions provided.

To be effective, online proxy appointments must be made through the relevant webpage above by no later than 11.30am (Sydney time) on Tuesday,

20 November 2012. Proxy appointments will not be able to be made online after that time.

How to vote by attorney

A Woolworths Shareholder entitled to attend and vote at the Annual General Meeting is entitled to appoint an attorney to attend and vote at the Annual General Meeting on the Woolworths Shareholder’s behalf. An attorney need not be a Woolworths Shareholder. The power of attorney appointing the attorney must be duly signed and specify the name of each of the Woolworths Shareholder, Woolworths and the attorney, and also specify the meetings at which the appointment may be used. The appointment may be a standing one.

To be effective, the power of attorney must also be returned in the same manner, and by the same time, as outlined above for proxy forms.

Persons attending the Annual General Meeting as an attorney must bring the original power of attorney, unless Woolworths or the Woolworths Registry has already noted it.

How to vote by corporate representative

A Woolworths Shareholder, or a proxy of a Woolworths Shareholder, that is a corporation and entitled to attend and vote at the Annual General Meeting may appoint an individual to act as its corporate representative.

Evidence of the appointment of a corporate representative must be in accordance with section 250D of the Corporations Act and be lodged with Woolworths or the Woolworths Registry before the Annual General Meeting or at the registration desk on the day of the Annual General Meeting.

If the appointment of a corporate representative is signed under power of attorney, the power of attorney under which the appointment is signed must accompany the appointment unless the power of attorney has previously been noted by Woolworths or the Woolworths Registry.

Participate in the Distribution

If you wish to participate in the Distribution, you will need to ensure that you continue to be the registered holder of your Woolworths Shares as at the Distribution Record Date, 7pm (Sydney time) on Friday, 30 November 2012.

Otherwise, you do not need to do anything to participate in the Distribution.

The ?rst day you can trade the Stapled Units that you will receive through the Distribution (on a conditional and deferred settlement basis) is anticipated to be Monday, 26 November 2012. On this day, the Distribution Record Date will not yet have occurred, and you will not have received your holding statement which sets out the number of Stapled Units you hold. If you trade your Stapled Units on ASX in this period, you do so at your own risk.

Holding statements are expected to be dispatched on Tuesday, 18 December 2012, and you should receive your holding statement in the subsequent days.

4	Details of the Distribution

4.1. Overview

Woolworths is proposing to create SCA Property Group and distribute the Stapled Units in SCA Property Group to holders of Woolworths Shares as at the Distribution Record Date.

SCA Property Group will comprise two trusts, SCA Property Management Trust and SCA Property Retail Trust, whose units will be stapled together. SCA Property Group RE Limited, the responsible entity of each of these two trusts, has applied for SCA Property Group to be listed, and have the Stapled Units quoted, on ASX. It is proposed that SCA Property Group will acquire a portfolio of 69 neighbourhood and subregional shopping centres and freestanding retail assets located across Australia and New Zealand that are currently owned by the Woolworths Group. The proposal will be effected via a distribution of Stapled Units to Woolworths Distribution Participants. Each Woolworths Distribution Participant will receive Stapled Units on the basis of one Stapled Unit for every ?ve Woolworths Shares held by them as at the Distribution Record Date. The Distribution will be made to Woolworths Distribution Participants by way of a capital reduction under Part 2J.1 of the Corporations Act. Woolworths Distribution Participants will not be required to pay for their Stapled Units received via the Distribution.

In conjunction with the Distribution, SCA Property Group RE Limited proposes to undertake an Offer of new Stapled Units to Woolworths Shareholders and new investors. The Offer will seek to raise up to $506 million, and the proceeds of the Offer will be used to partially fund the cash component of the consideration that Woolworths will provide to SCA Property Group so that it can acquire the Properties. The Distribution and the Offer are conditional on approval of the Capital Reduction Resolution at the Annual General Meeting to be held on 22 November 2012 and on the other Conditions Precedent. If the Capital Reduction Resolution is approved and the other Conditions Precedent are satis?ed or (if applicable) waived, (the most material of which is that title to a suf?cient number of Australian properties in the Completed Portfolio is successfully registered in the name of SCA Property Group1 the Distribution is expected to be implemented on or about 11 December 2012, and the Stapled Units are expected to commence trading on a conditional and deferred settlement basis on or about Monday,

26 November 2012 on ASX under the ticker ‘SCP’ and on a normal settlement basis on or about Wednesday,

19 December 2012 under the ticker ‘SCP’.

4.2. Background and rationale

To enable the continued roll out of its store network during and after the global ?nancial crisis, the Woolworths Group acquired and developed retail centres using its own funds, which has resulted in the Woolworths Group owning a signi?cant portfolio of completed retail centres.

As evidenced historically through a series of previous asset disposal initiatives, the Woolworths Group is generally not a long term holder of property assets. Where possible, the Woolworths Group considers it more appropriate to lease its retail premises and focus its capital allocation towards continued growth of its core retail business.

Woolworths has explored a range of alternatives aimed at reducing the amount of property held on its balance sheet and increasing its Return on Funds Employed. The Proposed Transaction has been identi?ed as the preferred initiative to realise these objectives.

The Proposed Transaction will also deliver to Woolworths Distribution Participants an interest in a new REIT, SCA Property Group, owning a quality portfolio of shopping centres backed by long term leases with members of the Woolworths Group as anchor tenants of the premises.

SCA Property Group will be listed on ASX. Woolworths Distribution Participants will have the choice to retain exposure to the Portfolio via an investment in SCA Property Group or to dispose of their Stapled Units.

4.3. Proposed transaction bene?ts Provides Woolworths Distribution

Participants with one Stapled Unit for every ?ve Woolworths Shares

Assuming the Offer proceeds, the collective value of the Stapled Units that will be distributed to Woolworths Distribution Participants is valued at approximately $0.32 per Woolworths Share based on SCA Property Group’s post-Offer NTA and independent valuations.

A reduction in Woolworths Group’s property, plant and equipment

Woolworths’ business strategy and capital allocation is focused on growing earnings from its core retail business. The Woolworths Group is therefore generally not a long term owner of property assets, and, where possible, the Woolworths Group enters into long term leases over its premises rather than holding property assets on its balance sheet. The Proposed Transaction would reduce the amount of property assets held on Woolworths’ balance sheet by transferring the Properties into a more appropriate vehicle and thereby reducing the Woolworths Group’s property, plant and equipment.

1	See Section 14.1.2 for a summary of the Conditions Precedent.

Explanatory Memorandum 25

4	Details of the Distribution continued

Increase in Woolworths’ Return on Funds Employed

Transferring the Portfolio off Woolworths’ balance sheet and reducing the capital invested by Woolworths in property will result in an increase in Woolworths’ Return on Funds Employed.

Enables Woolworths Shareholders to retain partial ownership in the Portfolio through an investment in SCA Property Group

The Proposed Transaction will deliver to Woolworths Distribution Participants an interest in a new REIT owning a quality portfolio of neighbourhood and sub-regional shopping centres and freestanding retail assets underpinned by long term leases with members of the Woolworths Group as anchor tenants of the premises.

Increases investor choice

Investors will have greater investment choice with the ability to manage their investment by business strategy and investment mandate. Woolworths and SCA Property Group will be different businesses and will have different risk and return pro?les.

Facilitates more tailored capital management initiatives that better match the separate entities of Woolworths and SCA Property Group

The establishment of SCA Property Group will provide ?exibility to tailor the capital structure, distribution policy and strategy of SCA Property Group to appropriately re?ect its ?nancial, operational and strategic objectives. This is expected to result in SCA Property Group having a signi?cantly higher distribution yield compared to Woolworths.

Woolworths expects to receive cash of at least $850 million if the Offer proceeds

If the Offer proceeds and if the transfer of Properties occurs (including those in the Development Portfolio once completed), Woolworths will receive cash of at least $850 million reflecting the proceeds of the Offer1 and the amount drawn under the Debt Facility, to partially fund the acquisition of the Completed Portfolio and the Development Portfolio net of transaction costs.

4.4. Proposed transaction disadvantages Divestment of the Portfolio to an unrelated party reduces Woolworths’ ability to in?uence asset management decisions relating to the Portfolio

While the Portfolio is currently owned by the Woolworths Group, any decision regarding the management of the individual properties is solely within Woolworths’ influence. Following completion of the Proposed Transaction, the Woolworths Group will only be a tenant of SCA Property Group and therefore will have materially less in?uence over the management of the Properties.

The Woolworths Group will be subject to long term leasehold obligations to SCA Property Group

The nature of the Proposed Transaction requires the Woolworths Group to enter into long term lease obligations for the majority of its tenancies within the Portfolio. The lease agreements require the Woolworths Group to pay rent and other charges, and to incur costs complying with other obligations over the terms of the leases. If the Proposed Transaction did not occur, the Woolworths Group would retain ownership of the Portfolio and would have no obligation to pay rent to an unrelated party.

Transaction costs of the Proposed Transaction

The total transaction costs associated with the Proposed Transaction are estimated to be approximately

$63.9 million (pre-GST). Of this amount, approximately

$18.5 million (pre-GST)2 of these costs will be incurred whether or not the Proposed Transaction proceeds. For further information regarding these transaction costs, see Section 4.12.

Additional corporate and operating costs

The combined corporate and operating costs of the Woolworths Group and SCA Property Group will be higher than the Woolworths Group’s corporate and operating costs before the Proposed Transaction, as SCA Property Group will incur its own corporate and operating costs as an independent entity.

4.5. Directors’ recommendation

For the reasons set out in this Explanatory

Memorandum, the Woolworths Directors believe that the bene?ts of the Proposed Transaction outweigh its disadvantages and risks. In the Woolworths Directors’ opinion, the Proposed Transaction is in the best interests of Woolworths Shareholders. The Woolworths Directors recommend that Woolworths Shareholders vote in favour of the Capital Reduction Resolution at the Annual General Meeting.

4.6. Capital reduction

The Capital Reduction Resolution seeks the approval of Woolworths Shareholders under section 256C of the Corporations Act to the proposed equal capital reduction in Woolworths’ share capital under section 256B of the Corporations Act, by an aggregate amount equal to the Capital Reduction Amount. It is proposed that the Capital Reduction will be effected and satis?ed by the pro-rata in-specie distribution of Stapled Units by Woolworths to Woolworths Distribution Participants. If the Capital Reduction Resolution is approved and provided all of the other Conditions Precedent are satis?ed or (if applicable) waived, the issued share capital of Woolworths will be reduced on the Implementation Date by the Capital Reduction Amount.

As at the date of this Explanatory Memorandum, Woolworths has estimated the Capital Reduction Amount to be approximately $0.3 billion (assuming $465 million is raised under the Offer and a Final Price of $1.38 per Stapled Unit (which is the mid point of

1 This assumes that the Final Price will be $1.26 per Stapled Unit, the bottom end of the range of $1.26 to $1.50 per Stapled Unit.

2 This does not include stamp duty which may be payable if properties in South Australia or Queensland have been transferred to SCA Property Group and the Proposed Transaction subsequently does not proceed.

the Offer Price range of $1.26 to $1.50 per Stapled Unit)). This equates to $0.24 per Woolworths Share, based on the number of Woolworths Shares as at the date of this Explanatory Memorandum. If the Offer does not proceed, the estimated Capital Reduction Amount will be approximately $0.5 billion which equates to $0.43 per Woolworths Share assuming a VWAP that approximates a 12.5% discount to NTA per Stapled Unit. The Capital Reduction Amount will vary depending on the VWAP.

Under section 256B of the Corporations Act, Woolworths may only reduce its share capital if the reduction:

(a)	is fair and reasonable to Woolworths Shareholders

as a whole;

(b)	does not materially prejudice Woolworths’ ability to

pay its creditors; and

(c)	is approved by Woolworths Shareholders under

section 256C of the Corporations Act.

The Woolworths Directors are of the view that the proposed Capital Reduction is fair and reasonable to Woolworths Shareholders for the reasons set out in this Explanatory Memorandum and that the Capital Reduction will not prejudice Woolworths’ ability to pay its creditors.

4.7. Shareholder approvals required for the Proposed Transaction Capital Reduction Resolution

The Capital Reduction Resolution will be considered by Woolworths Shareholders at the Annual General Meeting. In accordance with section 256C of the Corporations Act, the Capital Reduction Resolution must be approved by a simple majority of votes cast by or on behalf of Woolworths Shareholders on the resolution in order to be passed.

The Distribution is conditional on the Capital Reduction Resolution being passed by Woolworths Shareholders, and on the other Conditions Precedent being satis?ed or (if applicable) waived. Therefore, Woolworths will not undertake the Distribution unless the Capital Reduction Resolution is passed by Woolworths Shareholders.

The form of the Capital Reduction Resolution is set out in the Notice of Annual General Meeting.

Voting on the Capital Reduction Resolution

See Section 3 in relation to how to vote on the Capital Reduction Resolution.

If the Capital Reduction Resolution is approved by the required majority of Woolworths Shareholders, and the other Conditions Precedent are satis?ed or (if applicable) waived, then the Distribution will be implemented and binding upon all Woolworths Shareholders, regardless of how (or if) they vote on the Capital Reduction Resolution.

4.8. Implementation

In order to implement the Proposed Transaction, the following key steps will take place:

(a)	Establishment of SCA Property Group

To the extent this has not already occurred, Woolworths will establish the relevant trusts and companies involved in the Proposed Transaction to form SCA Property Group. The Debt Facility will be established.

SCA Property Group will obtain any necessary licences and approvals required prior to commencing operations (including an Australian Financial Services Licence).

(b)	Acquisition of the Portfolio

Prior to the Annual General Meeting, the following agreements will be entered into:

– Conditional sale agreements pursuant to which SCA Property Group will acquire the Properties in the Completed Portfolio, as well as the land and WIP of the Properties in the Development Portfolio(apart from any New Zealand properties), from the Woolworths Group. Completion of the sale of the Australian Properties will be conditional on the Capital Reduction Resolution being approved. Completion of the sale of the New Zealand Properties will be conditional on obtaining the consent of the OIO and the Distribution occurring.Each New Zealand property in the Development Portfolio will not be acquired until the relevant property is completed, with such property then acquired on the basis of the independent valuations that have been undertaken which value the properties at 1 December 2012 on a completed basis.

– Members of the Woolworths Group will enter into the Leases or Agreements to Lease, with the Woolworths Group as anchor tenant of each of the Properties in the Portfolio.

– SCA Property Group will enter into a DMA with theWoolworths Group in relation to the completion of each of the properties in the Development Portfolio.

– Members of the Woolworths Group will enter into two TSAs with SCA Property Group (one in relationto the Australian Properties and one in relation to the New Zealand Properties) under which the Woolworths Group will provide services to assist SCA Property Group to establish the relevant internal functions to allow it to perform these tasksef?ciently on a standalone basis.

On the day after the Annual General Meeting, and assuming the Capital Reduction Resolution is approved at the Annual General Meeting, completion of the sale of the Australian Properties will occur. The settlement of the New Zealand Properties will not occur until after the consent of the OIO is obtained, the Distribution occurs and any other relevant conditions are satis?ed or (if applicable) waived.

Explanatory Memorandum

4	Details of the Distribution continued
(c)	Woolworths Shareholder Approval

The Capital Reduction Resolution will be considered at the Annual General Meeting.

(d)	Capital Reduction, Listing and Distribution

If the Capital Reduction Resolution is approved and the other Conditions Precedent are satis?ed or (if applicable) waived, it is expected that the Stapled Units will commence trading on ASX on a conditional and deferred settlement basis on Monday,

26 November 2012.

If the Capital Reduction Resolution is approved, the Australian Properties will be transferred from the Woolworths Group to SCA Property Group on the day after the Annual General Meeting. The transfer of the New Zealand Properties from the Woolworths Group to SCA Property Group will not occur until after the consent of the OIO is obtained, the Distribution occurs and any other relevant conditions are satis?ed or (if applicable) waived. In consideration for the transfer of the Properties:

SCA Property Group will issue Stapled Units to Woolworths, which will in turn be distributed on the Implementation Date to Woolworths Distribution Participants in the form of an in- specie distribution of one Stapled Unit for every ?ve Woolworths Shares held by Woolworths Distribution Participants as at the Distribution Record Date; and

Woolworths will receive cash consideration of:

if the Offer proceeds, approximately between $715 million and $796 million depending on the Final Price (and therefore the amount raised under the Offer); or

if the Offer does not proceed, approximately $301 million,

which it will apply to reduce borrowings.

If the Offer does not proceed, the Capital Reduction Amount will increase accordingly, and this would result in a higher NTA per Stapled Unit and reduction in the proceeds available to Woolworths to be used to reduce borrowings.

Holding statements are expected to be dispatched to Woolworths Distribution Participants by Tuesday,

18 December 2012 con?rming their holding of Stapled Units.

The Stapled Units are expected to commence trading on ASX on a normal settlement basis on Wednesday, 19 December 2012.

(e)	Development Portfolio Completion

Upon completion of the development of each of the Properties in the Development Portfolio, SCA Property Group will make payments to the Woolworths Group under the relevant DMA which, in total, are expected to be approximately $134 million.

4.9. Proposed transaction risks

Delays or unexpected costs establishing SCA Property Group

SCA Property Group will need to be established as a separately listed entity. SCA Property Group is currently supported by the Woolworths Group’s corporate services infrastructure, including group accounting, treasury, taxation, superannuation, legal, insurance, administration, information management, certain group purchasing services and general human resources. As part of the implementation of the Proposed Transaction, SCA Property Group will replace these support services with internal capability, third party contracts and transitional services agreements as appropriate.

Possible adverse Australian stamp duty and taxation consequences

SCA Property Group has sought a stamp duty exemption on the transfer of all properties in the Development Portfolio located in New South wales, Victoria and Western Australia. Exemptions in relation to the transfer of these properties in the Completed Portfolio in Western Australia and Victoria have been received. To the extent that an exemption is not obtained in New South Wales, or a condition of an exemption is not satis?ed, then SCA Property Group may incur signi?cant unexpected costs. These are estimated to be in the order of up to $24 million for New South Wales, up to $17 million for Victoria and up to $8 million in Western Australia.

The material Australian income taxation consequences of the Distribution are set out in Section 13.1. Various of those anticipated outcomes are expected to be con?rmed in the class ruling that has been sought from the ATO in respect of the Distribution. The ATO has issued a draft class ruling described in Section 13.1. If that ruling was ultimately not issued, or materially altered, by the ATO, the taxation consequences of the Distribution described in this Explanatory Memorandum could be incorrect. In this regard, the Woolworths Group has no reason to believe that the ATO will seek to retract from the position set out in the draft class ruling described in Section 13.1.

Withdrawal of Australian properties from the Portfolio if the transfer of title to such properties is not registered in time

Upon the Capital Reduction Resolution being approved, completion of the transfer of the Australian Properties will occur and registration of the transfer of title to any of the Australian properties in the Portfolio will commence. Failure to register the transfer of title of the Australian Properties by the Implementation Date may result in a breach of Division 6B of the Tax Act. SCA Property Group RE Limited has obtained a private binding ruling in respect of the application of Division 6B of the Tax Act to the Distribution and is seeking further con?rmation from the ATO in relation to the need to register title prior to the Implementation Date. If the advice from the ATO is that registration is required prior to the Implementation Date or the ATO advice is not received prior to the Implementation Date, unregistered properties will be withdrawn from the Portfolio acquired by SCA Property Group. In this case the amount payable to Woolworths in relation to purchasing the Portfolio reduces by an equivalent amount.

This reduction would result in SCA Property Group’s borrowings being reduced by the total value of the withdrawn properties. If the collective value of the withdrawn Australian Properties is in excess of $350 million or, if OIO consent to the transfer of the New Zealand Properties is not received by the Implementation Date, $240 million, the Proposed Transaction may be cancelled.

Delay or withdrawal of the New Zealand Properties if the consent of the OIO is delayed or declined

It is intended to settle the transfer of the New Zealand Properties in the Completed Portfolio after the Distribution occurs and any other conditions are satisfied or (if applicable) waived. Any delay in obtaining the consent of the OIO will result in a delay in the transfer of the New Zealand Properties in the Completed Portfolio to SCA Property Group. If the OIO declines its consent to the New Zealand component of the Distribution, the New Zealand Properties will be withdrawn from the Portfolio being acquired by SCA Property Group. A delay in the transfer of the New Zealand Properties in the Completed Portfolio to SCA Property Group, or a withdrawal of those properties from the Portfolio being acquired by SCA Property Group will result in a lower rental income for SCA Property Group than forecast. Further, if the consent of the OIO is not received, and the registration of title of a sufficient number of Australian Properties cannot be achieved, by the Implementation Date, this may result in the Proposed Transaction being cancelled. (see previous page).

No guarantee as to market price of Woolworths Shares and the Stapled Units

The Woolworths Directors consider that the Proposed Transaction will create long term value for Woolworths Shareholders; however, it is not possible to predict the market value of Woolworths Shares or the Stapled Units following the Distribution.

There can be no assurance that the Stapled Units will trade on ASX subsequent to listing at any particular price. Following the Distribution, some Woolworths Shareholders may adjust their holdings in SCA Property Group or Woolworths. There is a risk that the combined market value of SCA Property Group and Woolworths after the Distribution will be less than the market value of Woolworths immediately before the Distribution.

SCA Property Group’s ability to access capital markets

SCA Property Group will have no operating history as a separately listed entity. As such, there can be no guarantee that SCA Property Group will be able to access and raise capital, either at all or on reasonable terms.

If the Offer does not proceed, Woolworths will not receive the proceeds of the Offer

If the Offer does not proceed, the cash Woolworths will receive on the Implementation Date will reduce to approximately $301 million, which would reduce the ability of Woolworths to reduce its borrowings. In addition, the Distribution to Woolworths Distribution Participants would increase to offset the reduced proceeds from the Offer.

If the Offer does not proceed, all trades in Stapled Units during the conditional and deferred settlement period will be cancelled and the timetable extended

If the Offer is withdrawn after the commencement of conditional and deferred settlement trading, ASX has indicated that it will cancel any trades of the Stapled Units which occur from the commencement of conditional and deferred settlement trading in the Stapled Units and the time at which it is determined that the Offer will be withdrawn. If the Offer is withdrawn and such trades in the Stapled Units are cancelled, the timetable for implementation of the Proposed Transaction will be extended by approximately one week to allow for a further period of trading in the Stapled Units to enable the Capital Reduction Amount to be determined.

Other risks

Please refer to Section 11 for a list of the risks specific to investment in property, the risks specific to investment in SCA Property Group and other general risks relating to the Proposed Transaction.

4.10. What if the Proposed Transaction does not proceed

If the Proposed Transaction does not proceed, then:

Woolworths will continue to operate as it is in its current form and will explore alternative options to reduce the amount of property held on its balance sheet;

the Capital Reduction and the Distribution will not occur;

SCA Property Group RE Limited will withdraw its application to list SCA Property Group on ASX and no Stapled Units in SCA Property Group will be distributed to Woolworths Shareholders;

the Offer will not proceed;

Woolworths will not receive any capital in relation to the Proposed Transaction;

Woolworths will not realise the benefits of the Proposed Transaction identified in this Section;

the risks and disadvantages of the Proposed Transaction identified in this Section will not arise; and

the total amount of the transaction costs referred to in Section 4.12 will be incurred by the Woolworths Group.

Explanatory Memorandum

4	Details of the Distribution continued

4.11. Alternatives considered

The Woolworths Board has explored a range of alternatives before deciding to recommend the Proposed Transaction. The major alternatives that were available for consideration by the Woolworths Board were:

undertaking no transaction and maintaining Woolworths’ current property ownership position;

selling individual properties; and

selling the entire Portfolio.

The Woolworths Board assessed the Proposed Transaction and other alternatives with the objectives of reducing the amount of property held on Woolworths’ balance sheet, increasing Woolworths’ Return on Funds Employed, and maximising value to Woolworths Shareholders.

After careful consideration, the Woolworths Board believes that the Proposed Transaction best meets the Woolworths Group’s objectives and delivers on the Woolworths Board’s strategy, and, therefore, is in the best interests of Woolworths Shareholders.

4.12. Transaction costs

The total expenses of the Proposed Transaction payable by Woolworths Group and SCA Property Group are estimated at approximately $63.9 million (pre-GST) of which approximately $23.1 million relates to stamp duty. It also includes equity capital raising costs, advisory, legal, accounting, listing and other administrative fees, as well as printing, advertising and other expenses. If the Proposed Transaction is implemented, SCA Property Group will pay for approximately $59.4 million (pre-GST) of this amount and Woolworths will pay for approximately $4.5 million. If the Proposed Transaction does not proceed, the total amount of approximately $18.5 million (pre-GST)1 will be incurred by the Woolworths Group.

4.13. Fractional entitlements

Where fractions arise in calculating the number of Stapled Units to be received by a Woolworths Distribution Participant, the number of Stapled Units which that Woolworths Distribution Participant is entitled to receive under the Distribution will be rounded down to the nearest whole number of Stapled Units.

The rounding down of fractional entitlements also applies to Woolworths Shareholders. As a result, any Woolworths Shareholders who hold four Woolworths Shares or less as at the Distribution Record Date will have their fractional entitlement rounded down to zero and they will not receive a Stapled Unit.

1 This does not include stamp duty which may be payable if properties in South Australia or Queensland have been transferred to SCA Property Group and the Proposed Transaction subsequently does not proceed.

Implications of the Proposed Transaction for Woolworths

5.1. Overview

The implications for Woolworths of the Proposed Transaction are minimal given the relatively small size of the Proposed Transaction when compared to Woolworths’ total business.

The forecast financial implications of the Proposed Transaction for Woolworths for the first full financial year after the Proposed Transaction takes place are anticipated to be:

if the Offer proceeds (and irrespective of the Final Price):

less than 1% decrease in reported earnings per share attributable primarily to:

rental expense payable to SCA Property Group and loss of net operating income associated with properties no longer owned by Woolworths;

lower depreciation expense associated with properties no longer owned by Woolworths; and

reduced financing costs as a result of the repayment of borrowings with the proceeds from the Proposed Transaction;

an improvement in the Return on Funds Employed attributable primarily to the removal of property assets from the balance sheet; or

if the Offer does not proceed:

less than 1.5% decrease in reported earnings per share attributable to the same factors noted above, except that if the Offer does not proceed there is a lower reduction in borrowings and financing costs; and

an improvement in the Return on Funds Employed.

The Proposed Transaction will give rise to a forecast one-off loss of approximately $30 million for Woolworths which will relate primarily to the Rental Guarantee provided by the Woolworths Group to SCA Property Group.

The forecast financial implications of the Proposed Transaction for Woolworths’ balance sheet as at the Implementation Date is that property, plant and equipment will decrease by approximately $1.27 billion, and: if the Offer proceeds1, the Woolworths Group’s:

borrowings will decrease by approximately $0.71 billion; and

net assets will decrease by approximately $0.59 billion; or

if the Offer does not proceed, the Woolworths Group’s:

borrowings will decrease by approximately $0.30 billion; and

net assets will decrease by approximately $1.0 billion.

Woolworths will not be a Stapled Unitholder in SCA Property Group and will have no ongoing involvement apart from as described in this Explanatory Memorandum.2

5.2. Ongoing relationship between SCA

Property Group and Woolworths

See Section 6.4 for a description of the ongoing relationship between SCA Property Group and Woolworths following implementation of the Proposed Transaction.

1 This assumes that the Final Price will be $1.26 per Stapled Unit, the bottom end of the range of $1.26 to $1.50 per Stapled Unit.

2 The Woolworths Custodian may hold a number of Stapled Units in connection with the operation of the Share Plans (see Section 5.3). Although the Woolworths Custodian will be the legal owner of any such Stapled Units, neither the Woolworths Custodian nor any other member of the Woolworths Group will have any beneficial interest in those Stapled Units.

Explanatory Memorandum

Implications of the Proposed Transaction for Woolworths continued

5.3. Implications for Woolworths Share Plans

5.3.1. Woolworths Share Plans

Woolworths Custodian Pty Ltd (ABN 93 002 940 445) (the Woolworths Custodian) is a wholly owned subsidiary of Woolworths that holds a number of Woolworths Shares in connection with the operation of the following Woolworths employee share plans (the Share Plans) – the Long Term Incentive Plan (LTIP), the 1999 Employee Share Plan (ESP), the 2008 Employee Share Purchase Plan (ESPP), the Non-Executive Director Share Plan (NEDSP) and the Executive Management Share Plan (EMSP). The Woolworths Custodian has been appointed as the trustee of trusts established for the purposes of the Share Plans and holds Woolworths Shares in its capacity as trustee of those trusts.

As the Capital Reduction is an equal capital reduction under section 256B(2) of the Corporations Act, the Woolworths Shares held by the Woolworths Custodian as at the Distribution Record Date will participate in the Distribution and the Woolworths Custodian will have Stapled Units transferred to it in respect of those Woolworths Shares. The manner in which those Stapled Units are dealt with by the Woolworths Custodian is described below:

The Woolworths Shares held by the Woolworths Custodian in connection with the LTIP are not held by the Woolworths Custodian for any specific employees (but, rather, are held by the Woolworths Custodian in anticipation of the exercise of performance rights that have not yet vested).

Accordingly, any Stapled Units distributed to the Woolworths Custodian in respect of Woolworths Shares held by the Woolworths Custodian in connection with the LTIP will form part of the assets of the underlying trust.

The Woolworths Shares held by the Woolworths Custodian in connection with the ESP are held by the Woolworths Custodian specifically on trust for the relevant participants in the ESP. Any Stapled Units distributed to the Woolworths Custodian in respect of Woolworths Shares held by the Woolworths Custodian in connection with the ESP may be sold by the Woolworths Custodian and the net proceeds of that sale used to repay the loan amounts owed by the relevant participants in respect of those Woolworths Shares. If there is an amount remaining once the loans have been satisfied, the relevant participants will be entitled to be paid that amount.

The Woolworths Shares held by the Woolworths Custodian in connection with the ESPP, the NEDSP and the EMSP are held by the Woolworths Custodian specifically on trust for the relevant participants in the ESPP, the NEDSP and the EMSP.

Any Stapled Units distributed to the Woolworths Custodian in respect of Woolworths Shares held by the Woolworths Custodian in connection with the ESPP, the NEDSP and the EMSP will be distributed to the relevant participants in the ESPP, the NEDSP and the EMSP in accordance with the terms of those plans. The Woolworths Custodian will use its discretion to determine the most practical means for distributing the Stapled Units to those participants.

5.3.2. Adjustment to exercise price of Options

There are a number of outstanding options that have been granted to Woolworths employees under the LTIP, which deliver a right to acquire a Woolworths Share at a later date (Options). The Listing Rules require Woolworths to reduce the exercise price of the Options in connection with the Capital Reduction. In the circumstances of the Capital Reduction, the ASX Listing Rules do not clearly specify how the reduction in the exercise price of the Options should be calculated. Woolworths has obtained confirmation from ASX that the reduction in the exercise price amount should refiect the volume weighted average price of the Stapled Units over a specified period after the listing of SCA Property Group (namely, the SCA Property Group VWAP).

Woolworths will notify ASX and holders of Options of the amended exercise price once it is available.

6 Overview of SCA Property Group

This Section assumes that the Proposed Transaction is implemented as contemplated by this Explanatory Memorandum. However, such implementation is conditional on a number of things outlined in this Explanatory Memorandum, including the Capital Reduction Resolution being passed by the requisite majority of Woolworths Shareholders. This Section, and other Sections of this Explanatory Memorandum, include "forward-looking statements" in relation to the possible future earnings, financial position and performance of SCA Property Group. You should note that such statements are based on statements made by the SCA Property Group RE Limited Board and the SCA Property Group RE Limited Directors, including in the PDS. Please refer to the paragraph headed "Forward-Looking Statements" on page 4 of the Important Notices Section of this Explanatory Memorandum in relation to such statements.

Woolworths Shareholders should note that the policies of SCA Property Group and statements as to its strategy are subject to change by the SCA Property Group RE Limited Board and Woolworths will have no control over decisions of the SCA Property Group RE Limited Board.

6.1. Overview of SCA Property Group

SCA Property Group will own a portfolio of 69 shopping centres located throughout Australia (55) and New Zealand (14) with an independent valuation as at 1 December 2012 of $1,406 million.[1]

The Portfolio consists of 56 completed and operating properties (the Completed Portfolio) and 13 properties under construction or re-development to be completed by the Woolworths Group (the Development Portfolio).

SCA Property Group is internally managed. This structure is designed to enable a clear alignment of SCA Property Group management interests to those of Stapled Unitholders.

The SCA Property Group RE Limited Board has stated that SCA Property Group will predominantly be focused on convenience retailing through its ownership and management of a quality portfolio of sub-regional and neighbourhood shopping centres and freestanding retail assets. This is consistent with the nature of the Portfolio being acquired by SCA Property Group from the Woolworths Group.

Over time this asset class has proven to be resilient due to its exposure principally to non-discretionary rental tenants. Convenience-based assets have a strong weighting to food sales through grocery-based anchors such as supermarkets. The long term leases in many neighbourhood and sub-regional shopping centres have supported the relative stability of the underlying cash flows of the Properties.

The charts below show the consistent growth in Australian historical food sales and the outperformance of non-discretionary sales over discretionary sales during the two and half year period to June 2012.

Australian Historical food sales (A$m)[2]



Sales (A$ million)
10,000
8,000
6,000
4,000
2,000
0
Jan 90
Oct 93
Jul 97
Apr 01
Dec 04
Sep 08
Jul 12

Australian Non-discretionary sales outperformance[2,3]



112
108
104
100
96
92
Jan 10
May 10
Sep 10
Jan 11
Jun 11
Oct 11
Feb 12
Jun 12
Discretionary Sales
Non-discretionary Sales

SCA Property Group has stated that its strategy will be to provide investors with exposure to the underlying characteristics of the asset class by investing in shopping centres predominantly anchored by non-discretionary retailers with long term leases to tenants such as the Woolworths Group.

1 Represents the value of properties in the Portfolio assuming the 13 properties in the Development Portfolio are completed.
2 Source: Australian Bureau of Statistics.
3 Non-discretionary sales include food, cafes and takeaway outlets and other retailing; discretionary sales include apparel, household goods and department store sales (based on ABS categorisation). Rebased to 100 as at January 2010.

Explanatory Memorandum 33

6	Overview of SCA Property Group continued

SCA Property Group is expected to offer Stapled Unitholders:

a geographically diverse portfolio of sub-regional and neighbourhood shopping centres and freestanding retail assets in Australia and New Zealand;

a tenancy mix with a bias toward tenants that trade in the more defensive non-discretionary segment of the retail market;

long term leases to quality retail tenants (primarily the Woolworths Group) providing a secure income stream to support expected regular distributions to investors;

modern retail assets with an average age of 2.11 years which is expected to minimise SCA Property Group’s near term capital expenditure obligations; and

an attractive distribution yield.

6.1.1. A geographically diverse portfolio of sub-regional and neighbourhood shopping centres and freestanding retail assets

The Portfolio is geographically diversified across the five Australian mainland states and New Zealand. The largest states by population, New South Wales, Victoria and Queensland, account for over 65% of the Portfolio.

Geographic diversification by value2

11% WA

28% NSW

12% NZ

12% SA

16% QLD

21% VIC

Neighbourhood properties (comprising 52% of the total Portfolio value) focused on convenience retailing, in general, are smaller shopping centres that include a Woolworths Group anchor supermarket and a relatively small number of specialties.

Sub-regional centres (comprising 30% of the total Portfolio value) are larger properties that offer a broader retailing experience, typically with a supermarket, discount department store and a larger number of specialties.

Freestanding retail assets (comprising 18% of the total Portfolio value) are either a standalone Woolworths supermarket, Countdown supermarket, BIG W, Masters Home Improvement or a Dan Murphy’s. These assets are smaller assets that consist of a long term lease backed solely by the Woolworths Group.

Portfolio split by asset class3

18% Freestanding

30% Sub-regional

52% Neighbourhood Centre

Further details on the Portfolio are provided in Section 7 of this Explanatory Memorandum.

1 Relates to the Completed Portfolio, based on completion date or re-development date where assets have had a major re- development undertaken.

2	Based on total portfolio value on a fully completed basis.
3	Based on total portfolio value on a fully completed basis.

6.1.2. A tenancy mix with a bias towards tenants that trade in the more defensive non-discretionary segment of the retail market

The Portfolio has a large weighting to non-discretionary retail spending with income from Woolworths supermarket leases representing 51% of the Portfolio’s Fully Leased Gross Income during the Forecast Period.

A non-discretionary based anchor tenant is likely to attract non-discretionary based specialty stores that look to gain access to the foot traffic generated by the anchor tenant.

Food retail and food catering account for 27% of gross specialty rental income derived over the first 12 month period (excluding income under the Rental Guarantee).

6.1.3. Long term leases to quality retail tenants providing a secure income stream to support regular distributions to Stapled Unitholders

SCA Property Group’s earnings will be underpinned by long term leases backed by the strength of the Woolworths Group stores as anchor tenant at each property in the Portfolio.

All Woolworths supermarket, BIG W and Countdown supermarket leases are based on an initial 15 to 23 year lease term plus options, with a WALE for the Woolworths Group leases of 19.8 years.

The scale, market position and credit quality of the Woolworths Group as major anchor tenant is expected to provide SCA Property Group with financial stability and certainty of income.

6.1.4. Modern retail assets with an average age of 2.1 years are expected to minimise SCA Property Group’s near term capital expenditure obligation

The Completed Portfolio has an average age of 2.11 years. A benefit of the assets being relatively recently completed is that the near term capital expenditure obligation is expected to be less than for older assets. The Development Portfolio is expected to be completed by the end of June 2014.

6.1.5. An attractive distribution yield

It is expected that SCA Property Group will offer investors a forecast distribution yield for the 12 months ending 30 June 2014 of between 6.9% to

8.3%, depending on the Final Price.

The distribution yield offered by SCA Property Group is considered to be defensive given:

6.2. Investment objectives

SCA Property Group has stated that its objectives are to provide investors with:

a secure income stream that supports regular income distributions to investors;

a diversified shopping centre portfolio with a bias towards tenants that trade in the more defensive non-discretionary segment of the retail market;

a portfolio of shopping centres anchored by quality tenants (primarily the Woolworths Group) with long term leases; and

a capital structure, distribution policy and hedging policy that is expected to be appropriate to the characteristics of the underlying real estate portfolio.

SCA Property Group has stated that it intends to acquire additional shopping centres in the future that satisfy its intended objectives which would provide further diversification and enhance the performance of the portfolio for investors.

SCA Property Group will also have the ability to sell any asset in its portfolio should the SCA Property Group RE Limited Board and management decide it appropriate.

As SCA Property Group will operate independently of Woolworths on completion of the Proposed Transaction, it will have the ability to invest in non-Woolworths anchored centres that satisfy its investment objectives. This may provide a further level of diversification for the Portfolio over time.

SCA Property Group will also have the ability to undertake development opportunities where appropriate, which it has stated that it intends to do in an incremental and measured way.

The Woolworths Group has pre-emptive rights to acquire some assets if SCA Property Group subsequently sells those assets (refer to Sections 14.7 and 14.9).

a large weighting to non-discretionary retail spending, with income from Woolworths Group supermarket leases representing 51% of the Portfolio’s Fully Leased Gross Income; and

a long WALE of 15.8 years weighted by GLA as of 1 December 2012.

1 Relates to the Completed Portfolio based on completion date or re-development date where the assets have had a major re-development undertaken.

Explanatory Memorandum

6 Overview of SCA Property Group continued

6.3. Description of tenants

Woolworths Group businesses will occupy approximately 75% of the total Portfolio GLA and contribute over 60% of the Portfolio's Fully Leased Gross Income. For a summary of the key terms of the leases the Woolworths Group will enter into with SCA Property Group, see Sections 14.7 and 14.9.

The following is an overview of the Portfolio's specialty tenants.

Specialty Tenants

The specialty tenants in the Portfolio generally comprise smaller retail stores offering a range of products and services, including food, pharmacy, apparel, leisure and homewares. Specialty tenants in the Portfolio include companies such as Reject Shop, Best & Less, Priceline, McDonald's, Subway, Terry White Chemists and Bakers Delight.

The majority of specialty tenancies are occupied under a common form of lease, with typical lease terms ranging from three to five years. These leases generally provide for the payment of base rental and include provisions for annual reviews, which typically comprise either CPI based increases, fixed percentage increases or market reviews.

The graphs below illustrate the specialty tenant diversification by type, and the split between local and national specialty tenants, estimated as at 1 December 2012 for the Completed Portfolio assets:

Diversification of specialty tenants by type[1]


4.5% Mini Major
5.0% Non-retail
5.7% Leisure
9.5% Food Retail
11.4% Apparel
16.0% Retail Services
5.7% Other
24.6% General Retail
17.6% Food Catering

Split of specialty tenants between local and national[2]


48.2% Local
51.8% National

For a summary of the typical key lease terms with Specialty tenants, see Section 14.8.

6.4. Relationship with Woolworths Group

The Woolworths Group and SCA Property Group will maintain an ongoing relationship with regards to:

- **Leases:** The Woolworths Group will be the major anchor tenant in all the properties in the Portfolio. In total, Woolworths Group businesses represent approximately 75% of the Portfolio GLA and are expected to contribute over 60% of the Portfolio's Fully Leased Gross Income. The leases to be executed with respect to each of the Properties will be on arm's length terms and generally comparable to other Woolworths Group leases executed in the current market with other landlords throughout Australia and New Zealand.

1 Estimated by Woolworths in accordance with generally accepted industry classification, based on the Portfolio's Fully Leased Gross Income.

2 Split between local and national tenants as defined and estimated by Woolworths, based on the Portfolio's Fully Leased Gross Income.

36

Development management: The Woolworths Group, with Woolworths as guarantor, will act as the developer of all of the properties under construction in the Development Portfolio. The development of each such property will be governed by a DMA between SCA Property Group and a member of the Woolworths Group. Payments due to the Woolworths Group at completion of each of the properties in the Development Portfolio have been calculated based on the independent valuation of the properties on a completed basis.SCA Property Group will therefore not be exposed to any development pricing risk.

For each of the Australian Properties in the Development Portfolio, Woolworths Group will provide SCA Property Group with a Site Access Fee from and including the Implementation Date to the date that the Final Payment is made under the relevant DMA. The annual Site Access Fee will be equal to the valuer’s determined Capitalisation Rate multiplied by the Initial Payment1 and will be paid on a monthly basis.

Transitional services: The Woolworths Group will provide technical management and other administrative services to SCA Property Group for a period of 12 months after the Implementation Date under the TSAs.

The TSAs seek to allow SCA Property Group time to establish the relevant internal functions to allow it to perform these tasks efficiently on a standalone basis.

Rental Guarantee: The Woolworths Group has agreed to provide a rental guarantee to cover vacant tenancies as at the Implementation Date for a period of two years after and including the Implementation Date for all properties in the Completed Portfolio, and total rent for all specialty tenancies for each property in the Development Portfolio for a period of two years after completion of development of that property.

Further information with regard to these agreements and arrangements is set out in Section 14.

Following implementation of the Distribution, Woolworths will not be a Stapled Unitholder in SCA Property Group2 and will have no ongoing involvement apart from that described above and the appointment of Anthony Mellowes as Chief Executive of SCA Property Group (on an interim basis).1

6.5. Structure of SCA Property Group

SCA Property Group comprises SCA Property Management Trust and SCA Property Retail Trust and their controlled entities. The units of SCA Property Management Trust and SCA Property Retail Trust are stapled and are proposed to be traded on ASX.

SCA Property Group RE Limited is the responsible entity of SCA Property Group. SCA Property Group RE Limited holds an Australian Financial Services License in accordance with the Corporations Act.

SCA Property Retail Trust will operate as the property owning trust of SCA Property Group, holding the Portfolio interests. SCA Property Retail Trust is intended to be treated as a trust for Australian tax purposes. SCA Property Management Trust will earn non-rental income and conduct activities that are not compatible with being treated as a trust for Australian tax purposes. SCA Property Management Trust is intended to be treated like a company for Australian tax purposes.

The simplified ownership structure and property interests of SCA Property Group following implementation of the Proposed Transaction are shown below:

1 With respect to a property in the Development Portfolio, the Initial Payment is an amount equal to the lesser of the estimated value of the land, and the WIP at the Implementation Date and the projected future value of the property on a completed basis as determined by the independent valuation as at 1 December 2012 less the cost to complete the development or re-development of the property.

2 The Woolworths Custodian may hold a number of Stapled Units in connection with the operation of the Share Plans (see Section 5.3). Although the Woolworths Custodian will be the legal owner of any such Stapled Units, neither the Woolworths Custodian nor any other member of the Woolworths Group will have any beneficial interest in those Stapled Untits.

Explanatory Memorandum

6	Overview of SCA Property Group continued

Simplified ownership structure and property interests

SCA Stapled Property Units Group

Stapling Deed/Provisions

Property SCA Property SCA Management Trust Retail Trust

Real Australian Estate Assets

Hold Co

Operating Co

SCPRE

RealNZ Estate Assets

Property SCA NZ Retail Trust

Key

= Trust

= Company

= Assets

6.6. Implementation of the Proposed Transaction

In order to implement the Proposed Transaction, the following steps will be undertaken:

Establishment of SCA Property Group and acquisition of Portfolio

Woolworths has established the relevant trusts and will establish the relevant companies involved in the Proposed Transaction to form the SCA Property Group;

the Debt Facility will be established; and

SCA Property Group and the Woolworths Group will enter into the following agreements prior to the Annual General Meeting, with completion of such agreements conditional on the Capital Reduction Resolution being approved and the other Conditions Precedent being satisfied or (if applicable) waived.

In Australia:

the current owner of each Property will enter into either a Lease in respect of a Property in the Completed Portfolio, or an Agreement to Lease in respect of a Property in the Development Portfolio, with Woolworths or a Woolworths Group member as anchor tenant. At Lane Cove and Mittagong, Leases will only be entered into after the Property is transferred to SCA Property Group, and Woolworths and SCA Property Group will be the parties to that Lease;

SCA Property Group will enter into a Sale Contract with the relevant Woolworths Group member in respect of each Property in the Completed Portfolio and the Development Portfolio, to purchase the properties in the Completed Portfolio for $955 million and the land and WIP of properties in the Development Portfolio for $198 million; the purchase price of each of the properties in the Completed Portfolio is based on the independent valuation as of 1 December 20121, and the purchase price for the land and WIP of each Development Portfolio property has been calculated based on the independent valuation upon completion of the property and the payments under the relevant DMA;

SCA Property Group will enter into a DMA with a member of the Woolworths Group, with Woolworths as guarantor, for completion of each of the properties in the Development Portfolio; and

1 Independent valuations are subject to a number of assumptions, and may not be an accurate representation of the purchase price a buyer would pay. Independent valuations are set at a point in time, and are subject to change materially.

See “Independent Valuations” in the Important Notices Section.

SCA Property Group will enter into the TSAs with Woolworths under which the Woolworths Group will provide services to assist SCA Property Group establish itself.

Immediately following (and conditional upon) the approval of the Capital Reduction Resolution:

SCA Property Retail Trust will acquire the Completed Portfolio from the relevant Woolworths Group; and

SCA Property Retail Trust will acquire the land and construction WIP of the properties in the Development Portfolio from the Woolworths Group.

In New Zealand:

SCA Property NZ Retail Trust will enter into Sale Contracts with a member of the Woolworths Group in respect of the New Zealand properties in the Completed Portfolio, with provision for SCA Property NZ Retail Trust and a member of the Woolworths Group to enter into a Lease as the anchor tenant of each of the New Zealand properties in the Completed Portfolio for NZ$149 million; – a member of the Woolworths Group will enter into a DMA for construction of the supermarket or centre, and sale and lease back of each of the New Zealand properties in the Development Portfolio for NZ$69 million; – the purchase price of the New Zealand properties in the Completed Portfolio and the Development Portfolio is based on the independent valuation on a completed basis as at 1 December 2012;

– SCA Property NZ Retail Trust and a member of the Woolworths Group will enter into the Lease for each of the New Zealand Completed Portfolio properties and Development Portfolio properties simultaneously on SCA Property NZ Retail Trust’s acquisition of each New Zealand property; and

– SCA Property NZ Retail Trust will enter into a TSA with a member of the Woolworths Group under which the Woolworths Group will provide services to assist SCA Property Group to establish itself in New Zealand.

Woolworths Shareholder Approval

– The Capital Reduction Resolution will be considered at the Woolworths Annual General Meeting;

– If the Capital Reduction Resolution is not approved by the requisite majority of Woolworths Shareholders, the Proposed Transaction and the Offer will not proceed; and

– Woolworths has the discretion to terminate the Proposed Transaction prior to approval of the Capital Reduction Resolution (see Section 14.1.4).

Distribution

– If the Capital Reduction Resolution is approved, and the other Conditions Precedent are satis?ed or (if applicable) waived, Woolworths will distribute Stapled Units in SCA Property Group to Woolworths Shareholders through a capital reduction under Part 2J.1 of the Corporations Act.

The Offer

– The Offer will be made and Stapled Units subsequently issued to successful Applicants under the Offer on the Allotment Date.

Development Portfolio Completion

– Upon completion of each of the properties in the Development Portfolio, SCA Property Retail Trust (or SCA Property NZ Retail Trust in the case of New Zealand) will make a payment to the Woolworths Group under the relevant DMA for the property.

– For the Australian properties in the

Development Portfolio, the development price payable by SCA Property Retail Trust for the property to the Woolworths Group under each DMA will be an amount equal to the greater of the projected end value of the completed property less the value of land and estimated WIP as at the Implementation Date and the estimated cost to complete the development as at the Implementation Date. The total payable in respect of each Australian property in the Development Portfolio will not exceed the end value of the completed property based on the independent valuations disclosed in this Explanatory Memorandum.

– For the New Zealand properties in the Development Portfolio, the development price payable by SCA Property NZ Retail Trust to the Woolworths Group under each DMA will be an amount equal to the end value of the completed property based on the independent valuations disclosed in this Explanatory Memorandum.

– See Sections 14.10 (Development Management Agreements – Australia) and 14.11 (Development Management Agreements – New Zealand) for additional information. SCA Property Retail Trust will use cash on hand and borrowings under the Debt Facility to fund its obligations under each of the DMAs upon completion.

6.7. Financing arrangements

Woolworths, on behalf of SCA Property Retail Trust, has obtained commitment letters from three major Australian commercial banks. There is a separate commitment letter from each Bank. Under those commitment letters there are offers for ?nance to SCA Property Retail Trust for unsecured revolving debt facilities of $550 million in total, which will be provided by each of the Banks under separate bilateral loan agreements.

The Debt Facility will be guaranteed by SCA Property Management Trust and other members of SCA Property Group, if required. SCA Property Retail Trust can draw down selectively on the facilities provided by one or more Banks and SCA Property Retail Trust is able to repay each borrowing selectively, until maturity. This will provide SCA Property Retail Trust the ?exibility of having three separate facilities for a total combined funding of $550 million, which it can use selectively and independently to manage its ?nancing requirements.

Explanatory Memorandum

6 Overview of SCA Property Group continued

The Debt Facility may be drawn by SCA Property Retail Trust:

- to fund the acquisition of the Properties and payment of associated transaction costs;
- to fund amounts payable under the DMAs and payment of associated transaction costs; and
- for general corporate and working capital purposes, including payment of property operating expenses and holding costs.

Subject to its terms, the Debt Facility is able to be drawn on at any time during its availability period, and may be drawn upon multiple times.

Once conditions precedent are satisfied, the Debt Facility is able to be drawn to refinance part of the acquisition of the Properties and payment of associated transaction costs of the Proposed Transaction. After the first drawing, the undrawn Debt Facility is available to be drawn down for the other purposes mentioned above.

The weighted average tenure of the Debt Facility is expected to be over four years.

See Section 14.14 for a summary of the Debt Facility.

6.8. SCA Property Group Policies

The following is based on statements and forecasts made by SCA Property Group in relation to its policies on capital management, hedging, valuations and distributions.

Woolworths Shareholders should note that the policies of SCA Property Group and statements as to its strategy are subject to change by the SCA Property Group RE Limited Board and Woolworths will have no control over decisions of the SCA Property Group RE Limited Board.

6.8.1 Capital Management Policy

SCA Property Group intends to adopt the following approach to capital management:

- maintain a target Gearing range of between 25% and 40% over the medium term;
- maintain sufficient head room relative to key loan covenants (including gearing ratios and interest coverage);
- consider spreading the loan refinancing risk by seeking different loan maturity dates and different loan counterparties; and
- monitor and implement an appropriate hedging strategy to manage SCA Property Group's interest rate and foreign exchange rate risks.

This policy will continue to be reviewed in the context of any future indebtedness and the prevailing market conditions. The SCA Property Group RE Limited Directors will continue to monitor the appropriateness of this policy to ensure that it meets the ongoing objectives of SCA Property Group and is in the best interest of Stapled Unitholders.

The SCA Property Group RE Limited Directors expect SCA Property Group will have sufficient working capital from its operations and facilities to meet its operational requirements and business needs during the Forecast Period.

The above forecasts of SCA Property Group reflect the commitment letters from the three Banks with facility tenure of between three to five years and a weighted average tenure of over four years. On drawing of the loans, the Gearing of SCA Property Group is forecast by SCA Property Group to be 27% increasing to 34% on a pro-forma basis on the Allotment Date, assuming completion of the acquisition of the Development Properties.

6.8.2 Hedging Policy

6.8.2.1. Interest Rate Exposure

SCA Property Group intends to implement an interest rate hedging policy to reduce the volatility of future Distributable Earnings due to movements in interest rates. It will manage this exposure by:

- targeting a range for fixed interest rate exposure of between 50% and 100% of drawn borrowings;
- the use of derivative contracts and/or other agreements to fix interest payment obligations; and
- considering reducing the reset risk by seeking different maturity dates for the fixed rate agreements.

This policy will continue to be reviewed in the context of any future indebtedness and the prevailing market conditions. The SCA Property Group RE Limited Directors will continue to monitor the appropriateness of this policy to ensure that it meets the ongoing objectives of SCA Property Group and is in the best interest of Stapled Unitholders.

The forecasts in the Financial Information assume that interest rate swap agreements will be entered into on the following basis:

- to fix for three years the interest rate on 90% of the initial amount drawn for three years;
- to fix for five years the interest rate on 90% of the initial amount drawn for five years;
- on completion of the acquisition of the Development Portfolio, approximately 50% of debt drawn to fund the DMA payments will be fixed for three years; and
- the "all in" rate is 5.3% for three years and 6.1% for five years.

On this basis, interest rates would be fixed for approximately 82% of the drawn facilities.

The remainder of the SCA Property Group's borrowings are assumed to be floating rate facilities, reflecting the above forecast assumptions in relation to interest rates.

6.8.2.2. Foreign Currency Exposure

Approximately 12% of the Portfolio by value will be located in New Zealand on completion of the Development Portfolio.[1] As a consequence, SCA

1 Based on the independent valuations as at the date of expected completion set out in "Summary of Valuations", the value of these properties is approximately A$174 million or NZ$218 million. Independent valuations are subject to a number of assumptions, and may not be an accurate representation of the purchase price a buyer would pay. Independent valuations are set at a point in time, and are subject to change materially. See "Independent Valuations" in the Important Notices.

40

Property Group will be exposed to movements in the AUD/NZD exchange rate in relation to the settlement of the New Zealand Properties and SCA Property Group’s income account and capital accounts.

6.8.2.3. Settlement Foreign Exchange Exposure

Settlement of the NZ Properties in the Portfolio is subject to approval of the Capital Reduction Resolution by the Woolworths Shareholders and the consent of the OIO. The New Zealand Properties in the Completed Portfolio (valued at approximately NZ$149 million in total)1 will settle ?ve working days after the Implementation Date or the date on which the consent of OIO is issued, whichever is the later. The New Zealand Properties in the Development Portfolio (valued at NZ$69.1 million in total)2 will be settled as they are completed, which is expected to occur progressively up to 30 June 2013 (subject to obtaining OIO consent).

The forecasts in the Financial Information assume the acquisition of the New Zealand Properties in the Completed Portfolio will occur on the Implementation Date, and the settlement of the New Zealand Properties in the Development Portfolio will occur on various dates during the ?rst half of calendar year 2013. An AUD/NZD exchange rate of A$1.00 = NZ$1.25 has been assumed throughout the entire Forecast Period to 30 June 2014.

The forecasts in the Financial Information assume the acquisition of each New Zealand Property for the agreed New Zealand Dollar amount and partly funded with New Zealand Dollar debt drawn to 60% of the property’s value at the time of its settlement. SCA Property Group will therefore be exposed to movements in the AUD/NZD exchange rate up to the date of settlement and post settlement up to 40% on the unmatched portion. Therefore, any change in the exchange rate from the rate assumed may impact SCA Property Group’s forecast Gearing and NTA post settlement.

6.8.2.4. Income and Capital Hedging

SCA Property Group will develop and implement an appropriate hedging policy to mitigate some of SCA Property Group’s exposure to foreign exchange movements on its income and capital accounts, however this policy is unlikely to eliminate fully exposure to this risk.

Capital Foreign Exchange Exposure

From completion of the purchase of the New Zealand Properties, any change in foreign currency exchange rates will impact SCA Property Group’s NTA and Gearing level.

SCA Property Group intends to manage the exposure of the NTA and Gearing of SCA Property Group to movements in foreign currency exchange rates by implementing a strategy to hedge a portion of this exposure by:

seeking to match a portion of the foreign currency denominated asset with a liability (a loan) denominated in the same currency to create a natural hedge; and/or using derivative contracts or other agreements where considered appropriate.

The extent to which the foreign assets will be hedged may vary over time, subject to:

the aggregate asset exposure that SCA Property Group has to a foreign currency;

the portion of SCA Property Group’s NTA exposed to the foreign currency;

the cost (including taxation) or bene?t of implementing the foreign currency hedge; and

general strategic considerations with regard to the Portfolio.

The forecasts in the Financial Information assume that SCA Property Group will manage its AUD/NZD asset exposure by borrowing in New Zealand Dollars the equivalent of 60% of the value of the New Zealand Properties in the Portfolio (creating a natural hedge by matching a portion of the NZD exposure with a NZD denominated liability). The interest on the NZD borrowing will be deducted from the New Zealand Properties operating income (in NZD).

Income Foreign Exchange Exposure

Income from the New Zealand Properties will be denominated in New Zealand dollars and any change in the AUD/NZD exchange rate will affect the contribution of the New Zealand Properties to the Distributable Earnings of SCA Property Group. SCA Property Group intends to enter into arrangements to reduce its foreign income exposure to movements in foreign currency exchange rates by implementing the following strategy:

seeking to match a portion of the foreign currency denominated income with expenses (including interest expenses) denominated in the same currency to create a natural hedge; and/or using derivative contracts or other agreements where considered appropriate.

The extent to which the foreign income will be hedged may vary over time, subject to:

the net income exposure that SCA Property Group has to a foreign currency;

the cost (including taxation) or bene?t of implementing the foreign currency hedge; and

general strategic considerations with regard to the Portfolio.

The SCA Property Group RE Limited Directors will continue to monitor the appropriateness of this policy to ensure that it meets the ongoing objectives of SCA Property Group and is in the best interests of Stapled Unitholders.

1	Based on the independent valuations as at 1 December 2012 set out in “Summary of Valuations”.
2	Based on the independent valuations as at the date of expected completion set out in “Summary of Valuations”.

Explanatory Memorandum

6	Overview of SCA Property Group continued

The forecasts in the Financial Information assume that post the purchase of the New Zealand Properties, SCA Property Group will manage its AUD/NZD income exposure by off-setting the interest on the NZD borrowing (to the extent of the NZD borrowings) against the New Zealand Properties’ operating income (in NZD).

Further discussion of this exposure and SCA Property Group’s sensitivity to movements in foreign exchange rates are set out in Sections 8.5 and 11.2.9.

6.8.3 Valuation Policy

The fair value of the Properties will be reviewed by the SCA Property Group RE Limited Directors at each reporting date. The SCA Property Group RE Limited Directors’ assessment of fair value will be periodically confirmed by engaging an independent expert valuer to assess the fair value of individual properties:

at least every three years on a rotating basis in accordance with relevant industry standards; and

if there is reason to believe that the fair value of a property has materially changed from its book value (e.g. as a result of changes in market conditions, leasing activity in relation to the property or capital expenditure).

The Properties may therefore be independently valued more frequently in volatile markets.

The valuer’s assessment for each Property will include:

the fair market value of the Property, assuming knowledgeable, willing parties in an arm’s length transaction; and

the use of an appropriate valuation methodology, such as the capitalisation of adjusted net market income or a discounted future cash fiow approach, and include an assessment of market conditions and property values generally.

6.8.4 Distribution Policy

SCA Property Group’s distribution policy will be formulated with regard to a range of factors including:

general business and financial conditions;

the certainty of the Properties’ cash flow having regard to vacancy rates in the Portfolio, the average lease duration and the timing of significant lease expiries;

medium term capital expenditure requirements of the Portfolio;

taxation considerations;

working capital requirements; and

other factors that the SCA Property Group RE Limited Directors considers relevant.

SCA Property Group intends to pay a distribution to Stapled Unitholders every six months (subject to the availability of sufficient Distributable Earnings), with an interim distribution which will be paid at the end of February each year and a final distribution will be paid at the end of August in each year.

SCA Property Group’s current intention is to adopt a policy to payout between 85% and 95% of Distributable Earnings each year to Stapled Unitholders.

The SCA Property Group RE Limited Directors will continue to monitor the appropriateness of this policy to ensure that it meets the ongoing objectives of SCA Property Group and is in the best interest of investors. The first distribution payment relating to the shortened financial year ending 30 June 2013 is expected to be paid in August 2013.

SCA Property Group has made the following forecasts in relation to distributions:

Assuming the Offer proceeds, the forecast distribution payments are:

5.6 cents per Stapled Unit for the shortened financial year ending 30 June 2013; and

10.4 cents per Stapled Unit for the first full financial year ending 30 June 2014.

The forecast payout ratio is:

86% of Distributable Earnings for the shortened financial year ending 30 June 2013; and

88% of Distributable Earnings for the first full financial year ending 30 June 2014.

The forecast tax deferred component of the distributions is expected to be:

for the shortened financial year ending

30 June 2013, approximately 45% to 50% of the distribution; and

for the first full financial year ending 30 June 2014, approximately 35% to 40% of the distribution.

6.9. Small Stapled Unitholders

It is expected that the Distribution will result in a large number of holdings of Stapled Units with a value of $500 or less (that is, less than a marketable parcel under the Listing Rules). The Woolworths Directors understand that, in order to reduce the costs and administration associated with servicing large numbers of Stapled Unitholders with small holdings, SCA Property Group may, after the Implementation Date, establish a sale facility for the Stapled Units held by Small Stapled Unitholders. The sale facility would be conducted in accordance with the Trust Constitutions and the Listing Rules.

If SCA Property Group decides to proceed with the sale facility, full details would be sent to Small Stapled Unitholders after implementation of the Proposed Transaction. It is expected that under any sale facility, the Stapled Units held by relevant Small Stapled Unitholders would be aggregated and sold on ASX by a licensed broker engaged by SCA Property Group. Small Stapled Unitholders would receive the proceeds of sale of their Stapled Units, determined by the VWAP for all Stapled Units sold on ASX as part of the sale facility. SCA Property Group or the purchaser of the Stapled Units would meet the costs of the sale of the Stapled Units. Unless Small Stapled Unitholders elected in writing to retain the Stapled Units received under the Distribution, their Stapled Units would be sold under the sale facility and the proceeds of sale remitted to the Small Stapled Unitholders.

6.10. Board and management

The SCA Property Group RE Limited board and management currently comprise the following members who together possess a broad range of relevant skills and experience. The Chairman and Non-Executive Directors have no prior connection to the Woolworths Group.

The role of Chief Executive Officer of SCA Property Group will be filled in an interim capacity by an experienced Woolworths executive under transitional services arrangements for a period of up to 12 months. Woolworths understands that, after implementation of the Proposed Transaction, the SCA Property Group RE Limited Board will undertake an extensive executive search to fill the role of Chief Executive Officer. Anthony Mellowes will be acting as the Chief Executive Officer in an interim capacity and will be able to participate in this process at his own election.



Philip Marcus Clark AM

Chairman

Mr Clark was formerly Managing Partner of law firm Minter Ellison from 1995 to 2005. Prior to joining Minter Ellison, Mr Clark was a Director and Head of Corporate with ABN AMRO Australia, and prior to that he was Managing Partner of law firm Mallesons Stephen Jaques for 16 years.

Mr Clark is a member of the JP Morgan Advisory Council and serves on a number of government and private company boards. These include his position as Director of Ingenia Communities Group, Chairman of M & K Lawyers Holdings Limited, Chairman of AdventBalance Lawyers Pty Ltd, Chair of Aurora Projects Pty Ltd, Chair of the Education Investment Fund Advisory Board and Chair of Tasmanian Infrastructure Advisory Council. Mr Clark is also a Director of St James Ethics Centre, serves on the Advisory Council of Europe Australia Business Council and is a Director of several not-for-profit foundations.

Mr Clark has significant prior board experience in the listed REIT sector, having been Director and Chair of the Audit Committee of ING Management Limited, the responsible entity of several Australian listed REITs managed by ING Real Estate.

Mr Clark was made a Member of the Order of Australia in June 2007 for service to the legal profession and business.



James Hodgkinson

Non-Executive Director

Mr Hodgkinson is a Senior Investment Banker with real estate specialisation, most recently as an Executive Director of Macquarie Group.

Mr Hodgkinson has extensive experience as Principal in the establishment, strategy and growth of a number of both listed and unlisted investment vehicles and operating businesses in Australia, Asia and North America. Mr Hodgkinson was also Chief Executive Officer of Macquarie Industrial Trust for six years prior to that trust's merger with Goodman Industrial Trust. He is a Director of Goodman Japan Limited, and from February 2003 until September 2011 was a Director of the Goodman Group and a member of its Audit Committee.

Mr Hodgkinson is an alumni member of the Advisory Committee of the Macquarie Foundation and is active in the "not for profit" sector. He has initiated and assisted in the fund raising initiatives and strategic support of a number of community based organisations, including as a Founding Governor of the Cerebral Palsy Foundation and as Founder and Chairman of the Cerebral Palsy Alliance of NSW's 20/Twenty Challenge.

Mr Hodgkinson has a Bachelor of Economics Degree, is a Certified Practising Accountant and is a Fellow of the Australian Property Institute.

Explanatory Memorandum 43

6	Overview of SCA Property Group continued

[Graphic Appears Here]

Ian Pollard

Non-Executive Director

Dr Pollard has been a company director for over 30 years. He is currently Chairman of RGA Australia and a director of Milton Corporation and the Wentworth Group of Concerned Scientists.

Dr Pollard’s previous listed company directorships include retailers Just Group (Chairman) and OPSM Group, as well as Corporate Express Australia (Chairman), GIO Australia and DCA Group.

Dr Pollard was previously Managing Director of Development Capital of Australia (later DCA Group, which he founded in 1984) and Managing Director of investment bank Development Finance Corporation Limited.

An actuary and Rhodes Scholar, Dr Pollard is the author of a number of books, including three on Corporate Finance.

[Graphic Appears Here]

Philip Redmond

Non-Executive Director

Mr Redmond has over 30 years of experience in the real estate industry including over five years with AMP’s real estate team and over 12 years with the investment bank UBS from 1993 to 2005.

At UBS, Mr Redmond held the position of Managing Director, Head of Real Estate Australasia and played a significant role in establishing the bank’s real estate business in Australasia and the development of the listed property trust sector in Australia. Between 2006 and 2010, Mr Redmond was a non-executive director of the responsible entity of several Australian listed REIT’s managed by ING Management Limited and he continues to hold a non-executive directorship with Galileo Funds Management Limited, the responsible entity for Galileo Japan Trust.

Mr Redmond holds a Bachelor of Applied Science (Valuation), a Master of Business Administration from the Australian Graduate School of Management, and is a Member of the Australian Institute of Company Directors.

[Graphic Appears Here]

Belinda Robson

Non-Executive Director

Mrs Robson is an experienced real estate executive, having worked with Lend Lease for over 20 years in a range of roles including most recently as the Fund Manager of the Australian Prime Property Fund Retail.

At Australian Prime Property Fund Retail, Mrs Robson was responsible for portfolio management and the development and implementation of the fund strategy, as well as reporting to the Fund Board and its Investor Advisory Board.

Mrs Robson’s previous roles with Lend Lease included Head of Operations, Australian Prime Fund Series, and Portfolio Manager, Australian Prime Property Fund Retail. Mrs Robson holds a Bachelor of Commerce (Honours) from the University of New South Wales.

[Graphic Appears Here]

Anthony Mellowes

Chief Executive Of?cer (Interim)

Mr Mellowes is an experienced property executive currently acting as Head of Asset Management and Group Property Operations for Woolworths. Mr Mellowes has been employed by Woolworths since 2002 and has held a number of senior property related roles within Woolworths.

Prior to joining Woolworths, Mr Mellowes was Asset Development Manager for Lend Lease Real Estate Investments and Development Finance Manager for Lend Lease Developments. Prior to Lend Lease, Mr Mellowes worked in portfolio management for West?eld Limited, and commenced his career at Ferrier Hodgson & Co.

Mr Mellowes holds a Bachelor of Financial Administration and has completed the Macquarie Graduate School of Management’s Strategic Management Program.

Kerry Shambly

Chief Financial Of?cer

Ms Shambly is an experienced ?nance executive who is currently employed as Manager – Capital Transactions Group at Woolworths, and will be employed by SCA Property Group from the Implementation Date. Ms Shambly has been employed by Woolworths since 2002 and has also held the role of General Manager Finance

– Property.

Prior to joining Woolworths, Ms Shambly held a number of senior roles at Lend Lease, including Investment Manager – Private Equity and Infrastructure, Chief Financial Officer – Private Equity and Infrastructure, and Group Taxation Manager. Ms Shambly also previously worked in Corporate Finance and Treasury roles at Hoyts Cinema Group. Ms Shambly commenced her career as an accountant at Ernst & Young. Ms Shambly is a Chartered Accountant and holds a Bachelor of Commerce, and has completed the Macquarie Graduate School of Management’s Strategic Management Program and the Chief Executive Women’s (CEW) Leaders Program.

[Graphic Appears Here]

[Graphic Appears Here]

Mark Lamb

General Counsel and Company Secretary

Mr Lamb is an experienced transactional lawyer with over 20 years’ experience in the private sector as a partner of Corrs Chambers Westgarth (and subsequently Herbert Geer) and in the listed sector as General Counsel of ING Real Estate.

Mr Lamb has extensive experience in retail shopping centre developments, acquisitions, sales and major leasing transactions, having acted for various REITs and public companies during his career.

6.11. Directors’ interests

Woolworths Shares

Director (direct and indirect holdings) Implied Stapled Units

P Clark – –

J Hodgkinson – –

I Pollard – –

P Redmond 5,500 1,100

B Robson – –

A Mellowes 15,195 3,039

K Shambly1 388 77

1 In addition to the 388 Woolworths Shares currently held, Ms Shambly holds 12,083 options over Woolworths Shares (exercisable on a one-for-one basis) which are exercisable before the Distribution Record Date. If Ms Shambly elects to exercise all of these options prior to the Distribution Record Date, she will have an aggregate holding of 12,471 Woolworths Shares which would entitle her to 2,494 Stapled Units under the Distributrion.

Explanatory Memorandum

6	Overview of SCA Property Group continued

6.12. Corporate Governance

SCA Property Group’s corporate governance framework will incorporate the ASX Corporate Governance Principles and Recommendations (ASX Guidelines). The SCA Property Group RE Limited Board will adopt policies recommended by the ASX Guidelines, including policies that ensure that SCA Property Group meets all applicable disclosure standards in accordance with the Listing Rules. Details of the corporate governance framework will be included on SCA Property Group’s website and a corporate governance statement will be included in its annual report. Woolworths Shareholders should note that the policies of SCA Property Group are subject to change by the SCA Property Group RE Limited Board and Woolworths will have no control over decisions of the SCA Property Group RE Limited Board.

SCA Property Group has appointed seven Board members; an independent chairman, four independent non-executive Directors, a Chief Executive Of?cer and a Chief Financial Of?cer. The SCA Property Group RE Limited Board will conduct an annual meeting for Stapled Unitholders. Stapled Unitholders will be entitled to nominate and elect members of the SCA Property Group RE Limited Board having regard to the SCA Property Group RE Limited Board composition and membership criteria adopted by the SCA Property Group RE Limited Board.

The key elements of SCA Property Group’s governance framework are summarised below.

6.12.1. Board Roles and Responsibilities

The SCA Property Group RE Limited Board has a statutory responsibility to Stapled Unitholders regarding the business objectives, affairs and activities of SCA Property Group. Under its charter, all directors on the SCA Property Group RE Limited Board will act in the best interests of Stapled Unitholders at all times, seek to maintain and increase Stapled Unitholder value, whilst ensuring that SCA Property Group’s overall activities are properly managed in accordance with best practice and applicable laws. The key roles and responsibilities of the SCA Property Group RE Limited Board will include:

developing, reviewing and monitoring SCA Property Group’s strategic direction, strategies, policies and financial objectives;

overseeing the effective management and control of SCA Property Group, including the composition, performance and remuneration of the SCA

Property Group RE Limited Board and executive team;

overseeing the effectiveness of risk management and compliance within the organisation;

ensuring adequate processes and controls are adopted to ensure the integrity of ?nancial accounting, ?nancial records and reporting;

considering the social, ethical and environmental impacts of SCA Property Group’s activities and operations, and monitoring compliance with social responsibilities and practices;

approving all material transactions and capital expenditure, and monitoring capital management; and

ensuring compliance with SCA Property Group’s licensing requirements, corporate governance policies and other regulatory requirements.

6.12.2. Duties of the SCA Property Group RE Limited Board

All directors of the SCA Property Group RE Limited Board are required to act in the best interests of Stapled Unitholders.

6.12.3. Constitutions and Compliance Plan

The constitutions of SCA Property Retail Trust and SCA Property Management Trust set out the respective rights and obligations of SCA Property Group RE Limited and the Stapled Unitholders. In order to ensure compliance with the Trust Constitutions and the Corporations Act, SCA Property Group RE Limited has adopted compliance plans in respect of each of SCA Property Retail Trust and SCA Property Management Trust that identify measures that SCA Property Group RE Limited will apply in operating SCA Property Group.

6.12.4. Continuous Disclosure and Stapled Unitholder Communication Policies

The SCA Property Group RE Limited Board has adopted a Continuous Disclosure Policy pursuant to which it undertakes to provide Stapled Unitholders with relevant information about SCA Property Group and to comply with the Listing Rules and SCA Property Group’s continuous disclosure obligations to the market generally. The SCA Property Group RE Limited Board has formed a Disclosure Committee which is responsible for:

deciding what information should be disclosed to the market;

approving proposed announcements; and

monitoring effectiveness of the Continuous Disclosure Policy.

The SCA Property Group RE Limited Board has also adopted a Unitholder Communication Policy, which acknowledges that information about SCA Property Group should be provided to Stapled Unitholders and other interested stakeholders in a timely and ef?cient manner, using a range of forums and publications.

6.12.5. Diversity

The SCA Property Group RE Limited Board has acknowledged that diversity is essential to its continued growth and success and has noted its commitment to fostering and sustaining an inclusive workplace.

6.12.6. Board Committees

SCA Property Group has stated that the SCA Property Group RE Limited Board has established three formally constituted committees responsible for reviewing and authorising policies and strategies within each committee’s respective terms of reference. The committees will examine proposals and provide advice to the full SCA Property Group RE Limited Board with regard to the effectiveness of their respective programs, but will not act on behalf of the SCA Property Group RE Limited Board without a specific mandate to do so. The key roles and responsibilities of the three committees have been outlined by the SCA Property Group RE Limited Board to include:

Audit, Risk Management and Compliance Committee. The Audit, Risk Management and Compliance Committee (ARMCC) will provide advice and assistance to the SCA

Property Group RE Limited Board in fulfilling its corporate governance responsibilities. Key duties and responsibilities will include:

overseeing the effectiveness of the appointment, performance and independence of the external audit;

overseeing the internal controls and audit process in relation to the preparation of financial reports and regulatory compliance;

overseeing the risk management process including the identification and management of risks that may have a material impact on SCA

Property Group’s performance;

reviewing the accuracy and reliability of management and financial reports and reporting to the SCA Property Group RE Limited Board on interim and annual reports and financial statements;

overseeing the adequacy and effectiveness of SCA Property Group’s accounting and financial policies and risk management systems, and ensuring compliance with regulatory and statutory requirements; and

ensuring that the external auditor has regular direct access to the ARMCC, and meeting with external auditors at least once a year (and more regularly if appropriate) to discuss and review external audit arrangements without management being present.

The ARMCC will comprise only non-executive directors, with a majority being independent directors. The Chairperson of the ARMCC will be appointed by the SCA Property Group RE Limited Board and will not also be the chairperson of the SCA Property Group RE Limited Board. The chairperson will report to the SCA Property Group RE Limited Board on key issues considered by the ARMCC after each meeting.

The SCA Property Group RE Limited Board may decide to establish an independent Compliance Committee with one executive and two external members who are Independent of the Board.

People Policy Committee. The People Policy Committee will assist the SCA Property Group RE Limited Board in reviewing the effectiveness, integrity and legal compliance of SCA Property Group’s human resources and remuneration programs. Key duties and responsibilities will include:

protecting employee health and safety;

undertaking appropriate performance management, development activities and succession planning;

evaluating the performance of the SCA Property Group RE Limited Board, its committees, and its directors;

reviewing SCA Property Group’s remuneration and human resources structure, policies and strategies;

providing effective remuneration policies (including short term and long term incentive plans) having regard to the creation of value for Stapled Unitholders and the external remuneration market;

complying with legal and regulatory requirements and principles of good governance in relation to human resources and remuneration matters; and

reviewing the remuneration reporting in all financial statements of SCA Property Group.

The People Policy Committee will comprise at least three independent non-executive directors. The chairperson of the People Policy Committee will be appointed by the SCA Property Group RE Limited Board, and will be an independent non- executive director. The chairperson will report committee outcomes to the SCA Property Group RE Limited Board after each meeting.

Nominations committee. The Nominations committee will assist the SCA Property Group RE Limited Board in recommending board composition and evaluating board performance.

Key duties and responsibilities will include:

assessing competencies, experience and attributes of board candidates and making recommendations for appointment and re-election of directors;

assisting the SCA Property Group RE Limited Board in evaluating the performance of the board, its committees and individual directors;

assisting the SCA Property Group RE Limited Board in developing plans for enhancing director competencies; and

undertaking an extensive search to fill the role of Chief Executive Officer.

Explanatory Memorandum

6 Overview of SCA Property Group continued

The Nominations Committee will comprise at least three non-executive directors, with a majority being independent non-executive directors. The chairperson of the Nominations Committee will be appointed by the SCA Property Group RE Limited Board and will be an independent non-executive director. The chairperson will report on key issues considered at committee meetings to the SCA Property Group RE Limited Board after each meeting.

6.12.7. Code of Conduct

SCA Property Group has stated that the SCA Property Group RE Limited Board will establish a code of conduct which will apply to all employees and sets out the standards in accordance with which they are expected to act. The policy will be aimed at the maintenance of standards of honesty, integrity and fair dealing by all employees in the performance of their duties and responsibilities.

6.13. Reporting

SCA Property Group will operate on a June financial year end basis for accounting and financial reporting purposes.

Formal financial reporting will be provided to Stapled Unitholders at 31 December (interim) and 30 June (full-year) each year commencing 30 June 2013. These reports will detail (among other things) the following:

- an income statement, balance sheet and statement of cash flows for the period;
- the net asset position of SCA Property Group as at the end of the period;
- the amount and tax treatment of distributions for the period;
- significant activities undertaken over the period; and
- portfolio updates (including valuations of the Properties).

In addition to the investor reports, an annual report will be provided by SCA Property Group in accordance with the Corporations Act. The financial statements contained in the annual report will be audited and the financial statements in the half year accounts subject to review by the auditors.

SCA Property Group has applied for relief from ASIC to have its first financial report relate to the period from the Implementation Date to 30 June 2013.

6.14. Auditor

SCA Property Group has stated that the auditor of SCA Property Group will be Deloitte Touche Tohmatsu.

6.15. Register

SCA Property Group has stated that the Stapled Unit register will be maintained in New South Wales by Computershare.

6.16. Custodian

The Trust Company (Australia) Limited has been appointed by SCA Property Group RE Limited as custodian to hold any assets of SCA Property Group from time to time for the account of SCA Property Group RE Limited as responsible entity of SCA Property Group.

A New Zealand subsidiary of The Trust Company (Australia) Limited will be appointed as custodian to hold the New Zealand assets of SCA Property Group for the account of SCA Property Group RE Limited as responsible entity of SCA Property Group, and for the New Zealand Trustee.

48

7 SCA Property Group Property Portfolio

7.1. Portfolio overview

The Portfolio comprises in total 69 neighbourhood, sub-regional and freestanding retail shopping centre assets situated across Australia (55) and New Zealand (14). The Portfolio consists predominantly of 56 operating properties, as well as 13 properties currently under construction by the Woolworths Group:

Completed Portfolio – 56 operating properties independently valued at $1,074 million as of 1 December 2012:
- 46 Australian properties valued at $955 million; and
- 10 New Zealand properties valued at $119 million.

Development Portfolio – 13 properties under construction independently valued on completion at $332 million:
- 9 Australian properties valued on completion at $277 million; and
- 4 New Zealand assets valued on completion at $55 million.

The SCA Property Group Property Book includes further details in relation to the Portfolio and can be accessed at www.scapropertyoffer.com.au.

7.1.1. Key Portfolio Statistics

	Completed Portfolio	Development Portfolio	Total
Centres	56	13	69
GLA (square metres)[1]	331,577	85,366	416,943
Woolworths Group leases as % of GLA	75%	76%	75%
Fully Leased Gross Income (A$m)[2]	114	32	146
Woolworths Group leases as % of Fully Leased Gross Income	61%	65%	61%
Portfolio Occupancy at Opening (By GLA)[3]	95%	–	95%
Value (A$m)[4]	1,074	332	1,406
Portfolio Capitalisation Rate[5]	8.1%	7.9%	8.1%
WALE (Years)[6]	15.8	–	15.8

1 Gross Lettable Area. See "Glossary" for the definition of GLA.
2 See "Glossary" for the definition of Fully Leased Gross Income.
3 Expected occupancy as at 1 December 2012 for Completed Portfolio and on completion for Development Portfolio.
4 Based on independent valuations. See "Summary of Valuations" section for a description of the independent valuations.
5 See "Glossary" for the definition of Capitalisation Rate.
6 Weighted Average Lease Expiry as of 1 December 2012, weighted by GLA. See "Glossary" for the definition of WALE.

Explanatory Memorandum 49

7	SCA Property Group Property Portfolio continued

Geographic exposure by GLA

11% WA 26% NSW

14% NZ

14% SA

20% VIC 15% QLD

Total GLA: 416,943 sqm

Geographic exposure by NOI

11% WA 29% NSW

12% NZ

12% SA

20% VIC 16% QLD

NOI1: A$113.3m

Portfolio split by asset class2

18% Freestanding 52% Neighbourhood Centre

30% Sub-Regional

Total Value3: A$1,406m

Tenant diversification4

38.8% Specialties

50.7% Woolworths

1.8% Dan Murphy’s

8.7% BIG W

Gross Income5: A$146.4m

1 Represents Fully Leased Net Operating Income. See “Glossary” for the definition of Fully Leased Net Operating Income.

2 See Section 6.1.1 for a description of the types of asset classes.

3 Value on a fully completed basis based on independent valuations. See “Independent valuations” for a description of the independent valuations.

4 See Section 6.3 for a description of tenant types.

5 Represents Fully Leased Gross Income. See “Glossary” for the definition of Fully Leased Gross Income.

7.1.2. Location of Portfolio Properties



Sub-regional
Neighbourhood
Freestanding
Mission Beach
Mackay
Central Highlands (Emerald)
Gladstone
BRISBANE
– Brookwater Village
– Collingwood Park
– Coorparoo
Chancellor Park
Woodford
Carrara
Mullumbimby
Inverell
Macksville
Goonellabah
Lismore
Katoomba
Leura
West Dubbo
Orange North
Mildura
Griffith North
Mittagong
Cardiff
Morisset
Swansea
Blakes Crossing
Walkerville
Murray Bridge
Culburra Beach
Moama
Ulladulla
Albury
Bright
Merimbula
Maffra
Mt Gambier
Warrnambool
Cowes
SYDNEY
– Berala
– Burwood
– Cabarita
– Fairfield Heights
– Greystanes
– Lane Cove
MELBOURNE
– Emerald Park
– Epping North
– Highett
– Lilydale
– Pakenham
Kwinana
Treendale
Busselton
Margaret River
Kerikeri
Warkworth
Stoddard Road
Takanini
St James
Bridge Street
Kelvin Grove
Tawa
Nelson South
Newtown
Rangiora East
Rolleston
Hornby
Dunedin South

Total number of properties: 69[1]

1 Represents 56 properties in the Completed Portfolio and 13 properties in the Development Portfolio. The properties in the Development Portfolio are currently in development, see "7.1.3. Portfolio summary statistics" for expected completion dates.

Explanatory Memorandum 51

7 SCA Property Group Property Portfolio continued

7.1.3. Portfolio Summary Statistics

The following table outlines the key portfolio statistics:

	State	Property Type[1]	Completion date[2]	Total GLA (sqm)[3]	Woolworths Group as % of Total GLA	Occupancy (% by GLA)[4]	Woolworths Group % of Gross Income Over Forecast Period[5]	Number of Specialty Stores[6]	WALE (years, by GLA)[7]
Completed Portfolio									
Berala	NSW	Neighbourhood Centre	Aug-12	4,340	85%	100%	75%	5	18.4
Burwood DM	NSW	Freestanding	Nov-09	1,400	100%	100%	100%	0	15.0
Cardiff	NSW	Neighbourhood Centre	May-10	5,853	76%	89%	60%	13	17.7
Culburra Beach	NSW	Freestanding	Apr-11	1,698	97%	97%	97%	1	21.0
Goonellabah	NSW	Neighbourhood Centre	Aug-12	5,511	71%	95%	59%	9	16.1
Griffith North	NSW	Freestanding	Apr-11	2,672	100%	100%	100%	0	14.9
Inverell Big W	NSW	Freestanding	Jun-10	7,690	98%	98%	97%	1	14.9
Katoomba DM	NSW	Freestanding	Dec-11	1,420	100%	100%	100%	0	14.9
Lane Cove	NSW	Neighbourhood Centre	Nov-09	6,721	51%	100%	42%	16	16.2
Leura	NSW	Neighbourhood Centre	Apr-11	2,547	80%	100%	68%	5	17.4
Lismore	NSW	Neighbourhood Centre	Dec-85	6,923	59%	85%	50%	19	14.0
Macksville	NSW	Neighbourhood Centre	Mar-10	3,623	88%	95%	83%	5	19.6
Merimbula	NSW	Neighbourhood Centre	Oct-10	5,133	65%	90%	69%	10	15.8
Mittagong Village	NSW	Neighbourhood Centre	Dec-07	2,235	71%	97%	73%	6	14.9
Moama Marketplace	NSW	Neighbourhood Centre	Aug-07	4,519	80%	97%	79%	4	18.8
Morisset	NSW	Neighbourhood Centre	Nov-10	4,141	79%	93%	73%	9	12.5
Mullumbimby	NSW	Freestanding	Jun-11	2,373	100%	100%	100%	0	15.3
North Orange	NSW	Neighbourhood Centre	Dec-11	4,974	73%	99%	61%	13	18.3
Swansea	NSW	Neighbourhood Centre	Oct-09	3,750	93%	96%	88%	4	20.7
Ulladulla	NSW	Neighbourhood Centre	May-12	5,321	78%	99%	63%	10	18.9
West Dubbo	NSW	Neighbourhood Centre	Dec-10	4,208	71%	90%	58%	12	15.3
Dunedin South	NZ	Freestanding	Jun-12	4,071	100%	100%	100%	0	15.0
Hornby	NZ	Freestanding	Nov-10	4,317	100%	100%	100%	0	15.0
Kelvin Grove	NZ	Neighbourhood Centre	Jun-12	3,611	89%	98%	85%	5	18.3
Kerikeri	NZ	Freestanding	Dec-11	3,887	100%	100%	100%	0	20.0
Nelson South	NZ	Freestanding	Jun-08	2,659	100%	100%	100%	0	20.0
Rangiora East	NZ	Freestanding	Jan-12	3,786	100%	100%	100%	0	20.0
Rolleston	NZ	Freestanding	Nov-11	4,251	100%	100%	100%	0	20.0
St James	NZ	Neighbourhood Centre	Jun-06	4,505	78%	99%	74%	6	16.4
Takanini	NZ	Neighbourhood Centre	Dec-10	7,585	55%	94%	54%	11	12.9
Warkworth	NZ	Neighbourhood Centre	Sep-12	3,831	89%	89%	91%	5	17.9
Carrara	QLD	Neighbourhood Centre	Sep-11	3,718	91%	100%	80%	5	14.5
Central Highlands	QLD	Sub-Regional	Mar-12	18,855	66%	100%	46%	23	16.1
Chancellor Park Marketplace	QLD	Neighbourhood Centre	Oct-01	5,203	67%	96%	60%	15	16.4
Collingwood Park	QLD	Neighbourhood Centre	Nov-09	4,761	79%	100%	59%	9	17.9
Coorparoo	QLD	Neighbourhood Centre	May-12	4,645	82%	92%	65%	9	17.8
Gladstone	QLD	Neighbourhood Centre	Apr-12	4,794	72%	100%	61%	9	16.1
Mackay	QLD	Neighbourhood Centre	Jun-12	4,013	83%	98%	67%	6	17.5
Mission Beach	QLD	Neighbourhood Centre	Jun-08	4,099	80%	89%	69%	10	12.3
Woodford	QLD	Neighbourhood Centre	Apr-10	3,671	78%	88%	64%	9	12.2
Blakes Crossing	SA	Neighbourhood Centre	Jul-11	5,557	77%	92%	60%	14	12.8
Mt Gambier	SA	Sub-Regional	Aug-12	27,093	84%	97%	61%	31	19.5

52

Woolworths Group Fully Leased Gross Income ($m)[8]	Specialty Fully Leased Gross Income ($m)[8]	Fully Leased Gross Income ($m)[8]	Fully Leased Net Operating Income ($m)[9]	Independent Valuers Cap Rate[10]	Independent Valuation ($m)	Major lease tenure		
						Woolworths	BIG W	Dan Murphy's
1.35	0.45	1.80	1.52	8.00%	18.7	21yrs+ 4x10yrs	–	–
0.70	0.00	0.70	0.55	7.25%	7.3	–	–	15yrs+ 4x10yrs
1.15	0.75	1.90	1.37	8.25%	16.0	23yrs+ 4x10yrs	–	–
0.50	0.01	0.51	0.48	8.75%	5.3	22yrs+ 4x10yrs	–	–
1.04	0.72	1.75	1.37	8.50%	16.0	20yrs+ 4x10yrs	–	–
0.70	0.00	0.70	0.62	7.50%	7.8	15yrs+ 4x10yrs	–	–
1.60	0.05	1.65	1.58	10.00%	15.5	–	15yrs+ 4x10yrs	–
0.50	0.00	0.50	0.46	7.50%	5.8	–	–	15yrs+ 4x10yrs
1.70	2.36	4.06	2.83	7.25%	38.3	23yrs+ 4x10yrs	–	–
0.87	0.40	1.28	1.05	8.25%	12.5	22yrs+ 4x10yrs	–	–
1.50	1.48	2.98	2.04	8.75%	23.6	23yrs+ 4x10yrs	–	–
0.80	0.17	0.97	0.80	8.50%	9.2	22yrs+ 4x10yrs	–	–
1.06	0.48	1.54	1.19	8.75%	13.5	22yrs+ 4x10yrs	–	–
0.60	0.22	0.82	0.64	8.00%	7.8	–	–	20yrs+ 4x10yrs
1.06	0.28	1.34	0.93	8.50%	11.0	22yrs+ 4x10yrs	–	–
1.31	0.48	1.80	1.27	8.75%	14.0	15yrs+ 4x10yrs	–	–
0.80	0.00	0.80	0.70	7.50%	9.0	15yrs+ 4x10yrs	–	–
1.50	0.93	2.43	1.87	8.00%	24.3	23yrs+ 4x10yrs	–	–
1.00	0.14	1.14	0.96	8.50%	10.7	22yrs+ 4x10yrs	–	–
1.10	0.65	1.75	1.30	8.50%	14.8	23yrs+ 4x10yrs	–	–
0.90	0.66	1.56	1.10	8.75%	12.0	20yrs+ 4x10yrs	–	–
1.07	0.00	1.07	0.99	8.25%	12.0	20yrs+ 8x5yrs	–	–
1.10	0.00	1.10	0.99	8.25%	12.0	20yrs+ 8x5yrs	–	–
0.67	0.12	0.79	0.67	8.00%	8.6	20yrs+2x5yrs + 1x4yrs & 364 days	–	–
1.03	0.00	1.03	0.96	8.125%	11.5	20yrs+ 8x5yrs	–	–
0.69	0.00	0.69	0.63	8.00%	7.7	20yrs+ 8x5yrs	–	–
0.86	0.00	0.86	0.78	8.125%	9.7	20yrs+ 8x5yrs	–	–
0.95	0.00	0.95	0.87	8.25%	10.4	20yrs+ 8x5yrs	–	–
0.66	0.24	0.90	0.74	7.87%	9.6	20yrs+2x5yrs + 1x4yrs & 364 days	–	–
1.23	1.03	2.26	1.94	8.00%	24.4	20yrs+2x5yrs + 1x4yrs & 364 days	–	–
1.12	0.12	1.24	1.04	8.00%	13.3	20yrs+2x5yrs + 1x4yrs & 364 days	–	–
1.19	0.30	1.49	1.21	8.25%	14.7	16yrs+ 4x10yrs	–	–
2.77	3.28	6.04	4.64	7.75%	58.5	21yrs+ 4x10yrs	21yrs+ 4x10yrs	–
1.67	1.12	2.79	2.24	8.50%	25.6	23yrs+ 4x10yrs	–	–
0.88	0.61	1.49	1.03	9.00%	11.5	22yrs+ 4x10yrs	–	–
1.34	0.72	2.06	1.66	7.75%	21.2	21yrs+ 4x10yrs	–	–
1.34	0.87	2.20	1.96	8.00%	24.0	20yrs+ 4x10yrs	–	–
1.26	0.62	1.87	1.56	8.00%	20.5	20yrs+ 4x10yrs	–	–
0.80	0.36	1.16	0.86	9.50%	9.2	15yrs+ 4x10yrs	–	–
0.70	0.38	1.08	0.82	9.50%	8.6	15yrs+ 4x10yrs	–	–
1.28	0.85	2.12	1.68	8.50%	19.9	16yrs+ 4x10yrs	–	–
4.37	2.85	7.22	5.26	7.94%	67.5	23yrs+ 4x10yrs	23yrs+ 4x10yrs	–

Explanatory Memorandum 53

7 SCA Property Group Property Portfolio continued

	State	Property Type[1]	Completion date[2]	Total GLA (sqm)[3]	Woolworths Group as % of Total GLA	Occupancy (% by GLA)[4]	Woolworths Group % of Gross Income Over Forecast Period[5]	Number of Specialty Stores[6]	WALE (years, by GLA)[7]
Completed Portfolio									
Murray Bridge	SA	Sub-Regional	Nov-11	18,306	58%	98%	38%	45	11.8
Albury	VIC	Neighbourhood Centre	Dec-11	4,965	69%	99%	57%	10	17.0
Bright	VIC	Neighbourhood Centre	Apr-10	3,257	89%	89%	86%	4	19.4
Cowes	VIC	Neighbourhood Centre	Nov-11	5,030	74%	90%	66%	10	17.7
DM Warrnambool	VIC	Freestanding	Dec-10	1,440	100%	100%	100%	0	15.7
Emerald Park (Vic)	VIC	Freestanding	Oct-11	2,915	100%	100%	100%	0	22.0
Epping North	VIC	Neighbourhood Centre	Sep-11	5,376	66%	91%	54%	14	16.0
Maffra	VIC	Freestanding	Dec-10	2,323	100%	100%	100%	0	15.1
Mildura	VIC	Freestanding	May-12	9,160	99%	100%	97%	1	19.8
Pakenham	VIC	Sub-Regional	Dec-11	17,668	69%	100%	44%	35	12.3
Warrnambool	VIC	Neighbourhood Centre	Sep-11	4,534	83%	95%	75%	5	13.6
Busselton	WA	Neighbourhood Centre	Sep-12	5,223	88%	96%	82%	6	19.1
Kwinana Marketplace	WA	Sub-Regional	Dec-12	28,139	47%	83%	29%	82	11.9
Treendale	WA	Neighbourhood Centre	Feb-12	7,280	48%	73%	39%	17	9.2
Sub Total Completed Portfolio				**331,577**	**75%**	**95%**	**61%**	**537**	**15.8**
Development Portfolio									
Cabarita	NSW	Neighbourhood Centre	May-13	3,421	78%		68%	12	–
Fairfield Heights	NSW	Freestanding	Dec-12	3,802	91%		86%	2	–
Greystanes	NSW	Neighbourhood Centre	Jun-14	5,559	54%		–	27	–
Katoomba Marketplace	NSW	Freestanding	Dec-13	9,387	100%		100%	0	–
Bridge Street	NZ	Freestanding	Apr-13	4,293	100%		100%	0	–
Newtown	NZ	Neighbourhood Centre	Dec-12	4,868	92%		86%	6	–
Stoddard Road	NZ	Freestanding	Feb-13	4,200	100%		100%	0	–
Tawa	NZ	Freestanding	Feb-13	4,200	100%		100%	0	–
Brookwater Village	QLD	Neighbourhood Centre	Feb-13	6,713	64%		48%	12	–
Walkerville	SA	Neighbourhood Centre	Apr-13	5,344	79%		65%	12	–
Highett	VIC	Neighbourhood Centre	May-13	5,808	75%		59%	13	–
Lilydale Marketplace	VIC	Sub-Regional	Aug-13	21,997	58%		39%	60	–
Margaret River	WA	Neighbourhood Centre	Apr-13	5,774	66%		59%	14	–
Sub Total Development Portfolio				**85,366**	**76%**		**65%**	**158**	–
Total				**416,943**	**75%**		**61%**	**695**	**15.8**

1 See Section 6.1.1 for a description of SCA Property Group's property types.

2 Date of completion or re-development of properties in the Completed Portfolio and date of expected completion for properties in the Development Portfolio. There can be no guarantee that completion will occur on the contemplated timetable for properties in the Development Portfolio.

3 GLA for operational properties in the Completed Portfolio and expected GLA for properties in the Development Portfolio. See "Glossary" for the definition of GLA.

4 Represents expected occupancy rates for the Completed Portfolio as at 1 December 2012.

5 Represents Woolworths Group contribution to the Portfolio's Fully Leased Gross Income from the Implementation Date to 30 June 2014.

6 Excludes ATMs and Kiosks. Kiosks relate to short term temporary tenancies.

7 Weighted Average Lease Expiry as of 1 December 2012. See "Glossary" for the definition of WALE.

54

Woolworths Group Fully Leased Gross Income ($m)[8]	Specialty Fully Leased Gross Income ($m)[8]	Fully Leased Gross Income ($m)[8]	Fully Leased Net Operating Income ($m)[9]	Independent Valuers Cap Rate[10]	Independent Valuation ($m)	Major lease tenure: Woolworths	BIG W	Dan Murphy's
2.80	4.44	7.24	4.79	8.25%	58.0	16yrs+ 4x10yrs	16yrs+ 4x10yrs	–
1.18	0.87	2.04	1.53	8.25%	18.5	22yrs+ 4x10yrs	–	–
0.70	0.11	0.81	0.66	7.50%	9.0	22yrs+ 4x10yrs	–	–
1.20	0.61	1.81	1.39	8.25%	16.8	23yrs+ 4x10yrs	–	–
0.43	0.00	0.43	0.38	6.75%	5.7	–	–	16yrs+ 4x10yrs
0.85	0.00	0.85	0.77	6.75%	11.5	22yrs+ 4x10yrs	–	–
1.17	1.01	2.18	1.59	7.75%	20.5	22yrs+ 4x10yrs	–	–
0.70	0.00	0.70	0.66	7.00%	9.3	15yrs+ 4x10yrs	–	–
2.03	0.06	2.09	1.83	8.00%	23.0	–	20yrs+ 4x10yrs	20yrs+ 4x10yrs
3.05	3.74	6.79	4.98	7.50%	68.0	15yrs+ 4x10yrs	15yrs+ 4x10yrs	–
0.93	0.31	1.23	0.92	8.25%	11.1	16yrs+ 4x10yrs	–	–
1.60	0.35	1.95	1.50	8.50%	18.2	21yrs+ 4x10yrs	–	–
3.10	7.64	10.74	7.08	8.25%	87.0	21yrs+ 4x10yrs	21yrs+ 4x10yrs	–
1.13	1.76	2.89	1.98	8.25%	24.4	15yrs+ 4x10yrs	–	–
69.6	**44.6**	**114.2**	**87.2**	**8.1%**	**1,074**			
1.12	0.53	1.66	1.30	9.00%	14.9	20yrs+ 4x10yrs	–	–
1.15	0.19	1.34	1.28	7.50%	16.0	21yrs+ 4x10yrs	–	–
1.43	2.27	3.69	3.04	8.00%	38.2	21rs+ 4x10yrs	–	–
3.10	0.00	3.10	2.89	7.50%	38.5	21yrs+ 4x10yrs	21yrs+ 4x10yrs	–
1.07	0.00	1.07	0.90	7.75%	11.7	20yrs+ 8x5yrs	–	–
1.36	0.22	1.58	1.17	7.50%	16.5	20yrs+2x5yrs + 1x4yrs & 364 days	–	–
1.27	0.00	1.27	1.18	7.75%	15.3	15yrs+ 8x5yrs	–	–
1.00	0.00	1.00	0.94	7.75%	11.7	20yrs+ 8x5yrs	–	–
1.15	1.22	2.37	1.93	8.50%	24.8	20yrs+ 4x10yrs	–	–
1.35	0.73	2.08	1.47	7.75%	19.5	21yrs+ 4x10yrs	–	–
1.50	1.03	2.53	1.82	7.75%	24.0	21yrs+ 4x10yrs	–	–
3.21	5.04	8.25	6.45	7.75%	80.5	23yrs+ 4x10yrs	23yrs+ 4x10yrs	–
1.35	0.93	2.28	1.76	8.25%	20.7	21yrs+ 4x10yrs	–	–
20	**12**	**32**	**26**	**7.9%**	**332**			
89.6	**56.8**	**146.4**	**113.3**	**8.1%**	**1,406**			

8 Represents Fully Leased Gross Income. See "Glossary" for the definition of Fully Leased Gross Income.
9 Represents Fully Leased Net Operating Income. See "Glossary" for the definition of Fully Leased Net Operating Income.
10 Capitalisation Rate. See "Glossary" for the definition of Capitalisation Rate.

Explanatory Memorandum 55

7 SCA Property Group Property Portfolio continued

7.1.4. Portfolio Diversification by property type and tenant

The Portfolio consists of 42 neighbourhood, 6 sub-regional, and 21 freestanding properties. Neighbourhood properties contribute the largest share of the Portfolio's Fully Leased Gross Income and GLA.

All properties within the Portfolio will be anchored by long term leases to Woolworths Group businesses, including Woolworths Supermarkets, Countdown Supermarkets, BIG W and Dan Murphy's with several sites having additional Woolworths retail stores such as BWS and Petrol. In total, Woolworths Group businesses will occupy approximately 75% of the total Portfolio GLA and contribute over 60% of the Portfolio's Fully Leased Gross Income.

The following table provides an overview of the Portfolio diversification by property type and tenant.

For a description of property types, see Section 6.1.1.

Portfolio diversification

Name	Number of Stores	GLA (sqm)	% of GLA	Fully Leased Gross Income ($m)[1]	% of Fully Leased Gross Income
Neighbourhood Centre					
Woolworths/Countdown	41	147,493	35%	47.6	32.5%
BIG W	–	–	–	–	–
Dan Murphy's	1	1,588	0%	0.6	0.4%
Specialty	415	53,860	13%	29.5	20.1%
Sub Total	457	202,941	49%	77.7	53.1%
Sub-regional					
Woolworths/Countdown[2]	7	36,768	9%	9.8	6.7%
BIG W	6	47,002	11%	9.5	6.5%
Dan Murphy's	–	–	–	–	–
Specialty	247	48,288	12%	27.0	18.4%
Sub Total	260	132,058	32%	46.3	31.6%
Freestanding					
Woolworths/Countdown	16	54,532	13%	16.8	11.5%
BIG W	3	21,147	5%	3.2	2.2%
Dan Murphy's	4	5,656	1%	2.1	1.4%
Specialty	4	609	0%	0.3	0.2%
Sub Total	27	81,944	20%	22.4	15.3%
Total Portfolio					
Woolworths/Countdown	64	238,793	57%	74.3	50.7%
BIG W	9	68,149	16%	12.7	8.7%
Dan Murphy's	5	7,244	2%	2.7	1.8%
Specialty	666	102,757	25%	56.8	38.8%
Total	**744**	**416,943**	**100%**	**146.4**	**100.0%**

1 See "Glossary" for the definition of Fully Leased Gross Income. There can be no guarantee that completion will occur on the contemplated timetable for properties in the Development Portfolio.

2 Includes Masters Home Improvement centre co-located with Mt Gambier Woolworths.

56

The 10 largest properties within the Portfolio by Fully Leased Net Operating Income and their respective contributions to the Portfolio's GLA and Fully Leased Net Operating Income are as follows:

Top 10 Largest Properties[1]

Property	State	Property Type	GLA (sqm)	% of Portfolio GLA	Forecast Fully Leased NOI (A$m)[2]	% of Portfolio NOI
Kwinana Marketplace	WA	Sub-regional	28,139	6.7%	7.08	6.2%
Lilydale Marketplace	VIC	Sub-regional	21,997	5.3%	6.45	5.7%
Mt Gambier	SA	Sub-regional	27,093	6.5%	5.26	4.6%
Pakenham	VIC	Sub-regional	17,668	4.2%	4.98	4.4%
Murray Bridge	SA	Sub-regional	18,306	4.4%	4.79	4.2%
Central Highlands	QLD	Sub-regional	18,855	4.5%	4.64	4.1%
Greystanes	NSW	Neighbourhood Centre	5,559	1.3%	3.04	2.7%
Katoomba Marketplace	NSW	Freestanding	9,387	2.3%	2.89	2.5%
Lane Cove	NSW	Neighbourhood Centre	6,721	1.6%	2.83	2.5%
Chancellor Park Marketplace	QLD	Neighbourhood Centre	5,203	1.2%	2.24	2.0%
Total			**158,928**	**38.0%**	**44.2**	**39.0%**

1 Data calculated as at 1 December 2012 for assets within the Completed Portfolio and as at estimated completion date for assets under construction within the Development Portfolio.
2 Represents Fully Leased Net Operating Income.

7.1.5. Specialty Stores

The specialty tenants in the Portfolio comprise smaller retail stores offering a range of products and services including food, pharmacy, apparel, leisure and homewares. Specialty tenants in the Portfolio include companies such as Reject Shop, Best & Less, Priceline, McDonald's, Subway, Terry White Chemists and Bakers Delight.

The majority of specialty tenancies are occupied under a common form of lease, with typical lease terms ranging from three to five years. All leases provide for the payment of base rental and include provisions for annual reviews, which typically comprise either CPI based increases, fixed percentage increases (typically between 4% and 5%) or market reviews.

Explanatory Memorandum 57

7 SCA Property Group Property Portfolio continued

The graphs below illustrate the specialty tenant diversi?cation by type, and the split between local specialty tenants (local small business) and national specialty tenants (businesses with a national presence), estimated as at 1 December 2012 for the Completed Portfolio assets:

Diversification of specialty tenants by type1

4.5% Mini Major 5.7% Other 5.0% Non-retail 5.7% Leisure 24.6% General Retail 9.5% Food Retail

11.4% Apparel 16.0% Retail Services 17.6% Food Catering Split of specialty tenants between Local and National2 51.8% National 48.2% Local

1 Estimated by Woolworths in accordance with generally accepted industry classification, based on the Portfolio’s Fully Leased Gross Income.

2 Split between local and national tenants as defined and estimated by Woolworths, based on the Portfolio’s Fully Leased Gross Income.

7.1.6. Lease Expiry Pro?le

The Completed Portfolio’s WALE as at 1 December 2012 is expected to be 15.8 years (excluding vacant tenancies).

See “Glossary” for an explanation of how WALE is calculated.

The following graph summarises the lease expiry pro?le of the Portfolio.

Lease expiry by calendar year as a % of Fully Leased Gross Income1 % of Fully Leased Base Income

90 74.9% 80 70 60 50 40 30 20

10 0.5% 2.3% 2.5% 3.8% 5.5% 3.5% 4.8% 1.6% 0.7%

0 2013 2014 2015 2016 2017 2018 2019 2020 2021 >beyond 2022

7.1.7. Title to Properties

SCA Property Group has con?rmed that it will hold a freehold interest in each of the Properties (with the exception of Lane Cove, and parts of Berala, Katoomba Marketplace and Bridge Street Hamilton which will be held by SCA Property Group as lessee under ground leases), subject to existing and potential leases and the Rental Guarantee.

1 Fully Leased Gross Income excluding income attributable to tenancies that are currently not leased and are subject to the Rental Guarantee as described in Section 6.4.

7.1.8. Management of the Properties

SCA Property Group has confirmed that it will appoint an experienced third party property management company to manage each of the Properties on arm's length market based terms.

7.2. Development Properties

The following table provides a summary of certain key statistics in relation to the Development Portfolio.

Property	Country	Property Type	Completion Date	Woolworths Group GLA sqm	Specialty Tenant GLA sqm	Total GLA sqm	Specialty Tenant GLA Committed[1]	Initial Payment ($m)	Final Payment ($m)[2]	Independent Valuation ($m)
Brookwater Village	Aus	Neighbourhood Centre	Feb-13	4,300	2,413	6,713	92%	19.4	5.4	24.8
Cabarita	Aus	Neighbourhood Centre	May-13	2,652	769	3,421	0%	8.5	6.4	14.9
Fairfield Heights	Aus	Freestanding	Dec-12	3,460	342	3,802	100%	15.8	0.2	16
Greystanes	Aus	Neighbourhood Centre	Jun-14	3,000	2,559	5,559	100%	21.8	16.4	38.2
Highett	Aus	Neighbourhood Centre	May-13	4,336	1,472	5,808	65%	20.5	3.5	24
Katoomba Marketplace	Aus	Freestanding	Dec-13	9,387	–	9,387	–	22.2	16.3	38.5
Lilydale Marketplace	Aus	Sub-Regional	Aug-13	12,829	9,167	21,997	31%	62.3	18.2	80.5
Margaret River	Aus	Neighbourhood Centre	Apr-13	3,824	1,950	5,774	0%	16.2	4.5	20.7
Walkerville	Aus	Neighbourhood Centre	Apr-13	4,200	1,144	5,344	0%	11.1	8.4	19.5
Bridge Street	NZ	Freestanding	Apr-13	4,293	–	4,293	–	na	11.7	11.7
Newtown	NZ	Neighbourhood Centre	Dec-12	4,480	388	4,868	34%	na	16.5	16.5
Stoddard Road	NZ	Freestanding	Feb-13	4,200	–	4,200	–	na	15.3	15.3
Tawa	NZ	Freestanding	Feb-13	4,200	–	4,200	–	na	11.7	11.7
Total				**65,161**	**20,204**	**85,366**		**197.8**	**134.5**	**332.3**

The Woolworths Group will provide SCA Property Group with a Site Access Fee in relation to each of the Australian properties in the Development Portfolio. The annual Site Access Fee with respect to such a property is equal to the independent valuer's determined capitalisation rate multiplied by the Initial Payment[3] and paid on a monthly basis.

The Final Payment will be equal to the independent valuer's assessment of the value on a completed basis (as at 1 December 2012) less the Initial Payment.

The total amount payable to the Woolworths Group for an Australian property in the Development Portfolio will not exceed the independent valuation of the Property on a completed basis (as at 1 December 2012).

The Woolworths Group will provide a Rental Guarantee to SCA Property Group with respect to each property in the Development Portfolio to cover total rent, tenant incentives and leasing commissions for all specialty tenancies of those properties for a period of two years from completion of development of the relevant property. After this period, the underlying occupancy of the asset will directly impact the earnings of SCA Property Group.

Further information with regard to these agreements and arrangements is set out in Section 14.

7.3. Maintenance Capital expenditure program

SCA Property Group has confirmed that it expects to undertake maintenance capital expenditures on the existing properties within the Portfolio from time to time. The Properties are relatively new, with the average age of properties in the Completed Portfolio being 2.1[4] years (weighted by value) as at 1 December 2012. SCA Property Group has confirmed that it expects that capital expenditures will be $0.6 million for the six months to 30 June 2013 and $1.2 million for the financial year ended 30 June 2014.

1 Indicates executed leases as at 30 September 2012, and assumes leases will remain in place until development completion.
2 New Zealand Development Portfolio Sale Contracts are denominated in New Zealand dollars. The Final Payment amounts included in this table have been converted at 1.25 AUD/NZD.
3 The Initial Payment is an amount equal to the lesser of the estimated value of the land and the WIP at the Implementation Date, and the independent value of the property on a completed basis as at 1 December 2012 less the cost to complete the development or redevelopment of the property.
4 Based on completion date or re-development date where assets have had a major re-development undertaken.

Explanatory Memorandum 59

8 SCA Property Group Financial Information

8.1. Overview

The financial information contained in this Section includes pro forma balance sheets and forecast financial information for SCA Property Group, comprising: – forecast statutory consolidated income statements for the financial period ending 30 June 2013 and the financial year ending 30 June 2014; – forecast consolidated distribution statements for the financial period ending 30 June 2013 and the financial year ending 30 June 2014; – a forecast pro forma consolidated income statement and consolidated distribution statement for the six months ending 30 June 2013; and – pro forma consolidated balance sheets as at the Allotment Date and on a fully invested basis, which assumes the Australian Development Portfolio properties were complete and paid for by SCA Property Group under the DMA and the acquisition of the New Zealand Development Portfolio properties had been completed (the Pro Forma Balance Sheets), collectively the Financial Information. The Financial Information has been prepared to refiect the implementation of the Proposed Transaction, including the transfer of the Portfolios under the Sale Contracts, entry into the DMAs, execution of leases between the Woolworths Group and SCA Property Group, the Distribution and the Offer as described in this Explanatory Memorandum. The Financial Information is for SCA Property Group, comprising SCA Property Management Trust and SCA Property Retail Trust and their respective controlled entities. SCA Property Group will operate on a financial year ending 30 June, and all figures within this Section are for periods ending 30 June unless otherwise noted. Rounding of the figures provided in the Financial Information may result in some discrepancies between the sum of components and the totals outlined within the tables and percentage calculations. Information provided in this Section should be read in conjunction with the sensitivity analysis outlined in Section 8.5, the risk factors outlined in Section 11 and the other information provided in this Explanatory Memorandum. The Financial Information has been reviewed by Deloitte. Deloitte’s Investigating Accountant’s Report is provided in Section 9 of this Explanatory Memorandum. Woolworths Shareholders should note the scope and limitations of the Investigating Accountant’s Report. Woolworths Shareholders should be aware that the Financial Information has not been prepared in accordance with Regulation S-X of the US Securities and Exchange Commission or generally accepted accounting principles in the United States of America. In addition, the rules and regulations related to the preparation of financial information in other jurisdictions may also vary significantly from the requirements applicable in Australia.

8.2. Basis of preparation and presentation of the Financial Information

The Financial Information has been prepared and presented in accordance with the recognition and measurement principles prescribed in the Australian Accounting Standards and other mandatory professional reporting requirements in Australia. Certain significant accounting policies relevant to the Financial Information are disclosed in Section 8.8. The Financial Information is presented in an abbreviated form and does not contain all of the disclosure provided in an annual report prepared in accordance with the Corporations Act.

8.2.1. Preparation of Financial Information

The Financial Information is based on the base case assumptions set out in Section 8.4. The Woolworths Directors believe that the Financial Information has been prepared with due care and attention, and consider the base case assumptions in Section 8.4 to be reasonable at the time of preparing this Explanatory Memorandum. The Financial Information has been prepared on the basis that the Proposed Transaction is completed on

11 December 2012. Woolworths Shareholders should be aware that the timing of actual events and the magnitude of their impact might differ from that assumed in preparing the Financial Information, and that any deviation from the assumptions on which the Financial Information is based may have a material positive or negative effect on SCA Property Group’s actual financial performance or position. Woolworths Shareholders are advised to review the base case assumptions set out in Section 8.4, in conjunction with the sensitivity analysis set out in Section 8.5, the risk factors set out in Section 11 and other information set out in this Explanatory Memorandum. Woolworths Shareholders should also be aware that the Financial Information prepared by the Woolworths Directors in this Explanatory Memorandum assumes that the SCA Property Group RE Limited Board conducts SCA Property Group’s business in accordance with the policies and procedures as described in the PDS. After SCA Property Group is listed, Woolworths will not have any control over the actions that the SCA Property Group RE Limited Directors may take which might impact the forecasts in this Section.

8.2.2. Preparation of Pro Forma Balance Sheets The Pro Forma Balance Sheet at the Allotment Date has been prepared to refiect the Proposed Transaction, assuming: – the acquisition of all properties in the Completed Portfolio for $1,074 million in total; – the acquisition of the land and WIP of the Australian properties in the Development Portfolio for $198 million in total;

- the acquisition of the Properties is settled by the payment of cash of $755 million (based on the mid point of the Offer Price range of $1.38 per Stapled Unit) to Woolworths and the issue of 247 million Stapled Units to Woolworths;
- the drawdown of $358 million in debt, less establishment fees of $2 million;
- the payment of transaction costs of $37 million;
- the raising of $465 million under the Offer through the issue of 337 million Stapled Units at a Final Price of $1.38 per Stapled Unit, being the mid point of the Offer Price range, less equity raising costs of approximately $21 million;
- working capital is retained by SCA Property Group of $5 million; and
- entry into the DMAs.

The Pro Forma Balance Sheet on a fully invested basis has been prepared to reflect the impact on the Pro Forma Balance Sheet at Allotment as if the Australian Development Portfolio properties were complete and paid for by SCA Property Group under the DMAs, and the acquisition of the New Zealand Development Portfolio properties had been completed.

The value of the Properties is based on the independent valuations described in Section 10. Other adjustments have been made to reflect the proposed structure and the entry into transaction agreements.

Some of the adjustments made in preparing the Pro Forma Balance Sheets are based on assumptions relating to matters that are not known at the date of this Explanatory Memorandum. The Pro Forma Balance Sheets are provided for illustrative purposes only and are not represented as being necessarily indicative of SCA Property Group's future financial position.

8.3. Financial information and pro forma balance sheets

8.3.1. Forecast Consolidated Income Statements

The table below details the forecast statutory consolidated income statement from the Allotment Date to 30 June 2013 and for the full year ending 30 June 2014, and the forecast pro forma consolidated income statement for the six months ending 30 June 2013. A reconciliation between the forecast statutory and pro forma income statements for the period ending 30 June 2013 is provided in Section 8.7.

Income Statement

($m)	Statutory Allotment to 30 Jun 13	Pro Forma 6 months to 30 Jun 13	Statutory 12 months to 30 Jun 14
Woolworths gross revenue	42.9	38.8	86.7
Specialty gross revenue	20.3	18.4	45.4
Site Access Fee[1]	6.4	5.5	2.7
Straight-lining of rental income	3.8	3.5	10.8
Rental Income	**73.4**	**66.2**	**145.6**
Other[2]	0.1	0.1	0.9
Total Revenue	**73.5**	**66.3**	**146.5**
Property operating expenses	(15.5)	(14.0)	(32.6)
Corporate costs	(6.6)	(6.0)	(12.8)
Amortisation of leasing commissions	–	–	(0.2)
Transaction costs[3]	(37.3)	–	–
Earnings before interest and tax (EBIT)	**14.1**	**46.3**	**100.9**
Net interest expense	(12.8)	(11.5)	(25.3)
Net income before tax	**1.3**	**34.8**	**75.6**
Tax	(1.3)	(1.2)	(2.3)
Net income after tax[4]	**(0.0)**	**33.6**	**73.3**
Weighted average number of Stapled Units (millions)[5]		584.2	584.2
Earnings per Stapled Unit (cents)		5.8	12.5

Notes:

1 The Site Access Fee represents the amount forecast to be received from the Woolworths Group pursuant to the DMAs.

2 Other income represents the net profit and loss impact of the receipt of cash under the Rental Guarantee and the unwind of the financial asset recorded in the balance sheet in respect of the Rental Guarantee on the Allotment Date.

3 Transaction costs in the income statement reflect stamp duty and advisers' fees totalling $37 million in respect of the transaction.

4 The forecast consolidated income statements assume there will be no underlying movement in the fair value of the Investment Properties, any derivative financial instruments or other financial assets during the forecast period.

5 This assumes that the Offer proceeds.

Explanatory Memorandum 61

8 SCA Property Group Financial Information continued

8.3.2. Forecast Consolidated Distribution Statements

Distributable Earnings represent the SCA Property Group RE Limited Directors' view of the cash available for distribution by SCA Property Group in the Forecast Period, being the net profit after tax adjusted for:

- non cash items (including straight lining of rental income, unwinding of the Rental Guarantee, property revaluations and mark to market adjustments for derivative financial instruments and financial assets);
- transaction costs; and
- an allowance for leasing commissions and incentive payments received under the Rental Guarantee and a structural vacancy assumption.

The table below provides a reconciliation from the forecast net income after tax to operating cash and Distributable Earnings. Subject to any changes that the SCA Property Group RE Limited Board (over which Woolworths has no control) might make to its distribution policy, SCA Property Group has confirmed that it will aim to distribute 85% to 95% of Distributable Earnings each year. As outlined in the table below, and assuming the Offer proceeds, SCA Property Group forecasts a distribution of 5.6 cents per Stapled Unit from allotment to the period ending 30 June 2013 and a distribution of 10.4 cents per Stapled Unit for the financial year ending 30 June 2014.

Forecast Distribution Statement

	Operating Cash			Distributable Earnings		
($m)	Allotment Date to 30 Jun 13	6 months to 30 Jun 13	12 months to 30 Jun 14	Allotment to 30 Jun 13	6 months to 30 Jun 13	12 months to 30 Jun 14
Net income after tax (statutory)	**–**	**33.6**	**73.3**	**–**	**33.6**	**73.3**
Transaction costs[1]	37.3	–	–	37.3	–	–
Cash received from Rental Guarantee						
– vacancy	4.8	4.3	4.1	4.8	4.3	4.1
– rent free incentives	0.7	0.7	5.2	0.7	0.7	5.2
– leasing commissions	–	–	0.6			
Cash payments for leasing commissions net of amortisation	(0.4)	(0.4)	(0.9)			
Straight-lining of rental income	(3.8)	(3.5)	(10.8)	(3.8)	(3.5)	(10.8)
Other non cash items[2]	0.2	0.1	(0.4)	(0.1)	(0.1)	(0.9)
Structural vacancy allowance				(0.7)	(0.6)	(1.5)
Amortisation of rent free incentive provided under Rental Guarantee				–	–	(0.6)
Operating Cash/ Distributable Earnings	**38.8**	**34.8**	**71.1**	**38.2**	**34.4**	**68.8**
Distribution	**(32.8)**	**(29.8)**	**(60.8)**	**(32.8)**	**(29.8)**	**(60.8)**
Capital Expenditure	(0.6)	(0.6)	(1.2)			
Distributable Earnings per Stapled Unit (cents)				6.5	5.9	11.8
Distribution per Stapled Unit (cents)				5.6	5.1	10.4
% of Distributable Earnings				86%	87%	88%
Tax deferred component[3]				46%	46%	39%
Weighted average number of Stapled Units (millions)				584.2	584.2	584.2

Notes:
1 Transaction costs will be paid out of the proceeds raised from the Debt Facility and not operating cash flow.
2 Operating cash adjusts for the accounting treatment of the Rental Guarantee and the reversal of the amortisation of debt; distributable earnings only adjust for the accounting treatment of the Rental Guarantee.
3 Percentage of forecast distribution estimated to be tax deferred.

8.3.3. Sensitivity to Final Price

The table below details the sensitivity of forecast Distributable Earnings yield and forecast Distribution yield to the Final Price achieved under the Offer (and therefore assumes that the Offer proceeds).

The Final Price will be determined at the conclusion of the Institutional Offer. It will be within the Offer Price range of $1.26 to $1.50 per Stapled Unit (inclusive). The Financial Information assumes Final Price of $1.38, being the mid point of the Offer Price range.

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Sensitivity to Final Price

Final Price ($)	1.26	1.34	1.42	1.50
Discount to NTA[1]	20%	15%	10%	5%
NTA[1] per Stapled Unit ($)	1.58	1.58	1.58	1.58
FY14 Distributable Earnings per Stapled Unit (cents)	11.8	11.8	11.8	11.8
FY14 Distributable Earnings Yield per Stapled Unit[2]	**9.4%**	**8.8%**	**8.3%**	**7.9%**
FY14 Distribution per Stapled Unit (cents)	10.4	10.4	10.4	10.4
FY14 Distribution Yield per Stapled Unit[3]	**8.3%**	**7.8%**	**7.3%**	**6.9%**
NTA ($m)	923.6	923.6	923.6	923.6

Notes:
1 NTA based on Allotment Date.
2 Forecast Distributable Earnings per Stapled Unit for the financial year ending 30 June 2014 divided by the Final Price.
3 Forecast Distribution per Stapled Unit for the financial year ending 30 June 2014 divided by the Final Price.

8.3.4. Pro Forma Balance Sheet

The table below details the pro forma consolidated balance sheet as at the Allotment Date and the pro forma consolidated balance sheet on a fully invested basis assuming all properties in the Development Portfolio were completed or acquired as at the Allotment Date.

Pro Forma Balance Sheet

($m)	At Allotment Date	At Allotment Date on a fully invested basis
Assets		
Current Assets		
Cash	5.0	5.0
GST receivable	2.0	2.0
Rental Guarantee[1]	9.3	9.3
Current Assets	**16.3**	**16.3**
Non Current Assets		
Investment property – completed[2]	1,056.3	1,388.6
Investment property under construction	197.8	–
Rental Guarantee	8.5	8.5
Non Current Assets	**1,262.6**	**1,397.1**
Total assets	**1,278.9**	**1,413.4**
Liabilities		
Current liabilities	–	–
Non current liabilities		
Long-term debt[3]	355.3	489.8
Non current liabilities	**355.3**	**489.8**
Total liabilities	355.3	489.8
Net assets	**923.6**	**923.6**
Equity		
Equity	960.9	960.9
Accumulated losses[4]	(37.3)	(37.3)
Total equity	**923.6**	**923.6**
Number of Stapled Units (millions)[5]	584.2	584.2
NTA per Stapled Unit ($)	1.58	1.58
Gearing (Net Debt / Tangible assets including Rental Guarantee	27%	34%

Notes:
1 The Rental Guarantee represents the net present value of the expected cash flows to be received under the rental and incentive guarantees provided by Woolworths Group, and has been subtracted from the independent valuations of the properties.
2 Properties have been accounted for at fair value after excluding the value of the Rental Guarantee. A reconciliation of the independent valuations of the Properties to the amounts recorded as the value of the Properties in the pro forma balance sheet is provided on page 64.
3 The debt balance assumes a drawn amount of $357.5 million of debt net of establishment costs of $2.3 million. The balance increases on a fully invested basis reflecting the additional payments that would have been made if the development properties had been completed and acquired at allotment (see table in Section 8.6).
4 Accumulated losses reflect transaction costs expensed as a result of the Proposed Transaction.
5 This assumes that the Offer proceeds.

Explanatory Memorandum 63

8 SCA Property Group Financial Information continued

Independent Valuations

($m)	At Allotment Date	At Allotment Date on a fully invested basis
Independent valuations – Completed Portfolio	1,074.1	1,074.1
Value of the Development Portfolio at allotment/independent valuation on completion	197.8	332.3
Total value	**1,271.9**	**1,406.4**
Less net present value of Rental Guarantee separately recognised	(17.8)	(17.8)
Value of Properties per pro forma balance sheet	**1,254.1**	**1,388.6**

The net increase in Properties and debt on completion/acquisition of the Development Portfolio reflects the development price of $79 million payable on completion of the Australian properties in the Development Portfolio and the payment of $55 million (NZ$69 million) to acquire the New Zealand properties in the Development Portfolio on completion. Further detail of the commitments under the DMAs is provided in Sections 14.10 and 14.11.

8.4. Base case assumptions

Key assumptions relating to the Financial Information are set out below.

8.4.1. General Assumptions

Key general assumptions include:

- the Proposed Transaction is implemented on 11 December 2012;
- foreign currency exchange rate of A$1.00 = NZ$1.25 during the forecast period;
- CPI of 2.5% per year;
- no material business acquisitions or disposals during the forecast period other than those referred to in this Explanatory Memorandum;
- no material contract disputes or litigation during the forecast period;
- no material change in the competitive operating environment during the forecast period;
- no significant change to the legislative regime and regulatory environment in the jurisdictions that SCA Property Group operates during the forecast period;
- all existing leases are enforceable and are performed in accordance with their terms;
- no material changes to accounting standards, other mandatory professional reporting requirements, the Corporations Act or any other relevant foreign equivalent of the Corporations Act during the forecast period;
- no material changes to Australian and New Zealand income tax legislation during the forecast period; and
- no underlying movement in the fair value of the Properties or other financial assets, including any mark to market movements in relation to the interest rate swaps taken in respect of the debt. The Woolworths Directors do not believe such movements can be reliably estimated.

8.4.2. Specific Assumptions

Rental income

- For the Completed Portfolio properties, rental income has been forecast on a property by property basis based on existing leases and assumptions for future occupancy rates, tenant retention and market rentals. Such market rental is consistent with that adopted in the independent valuation reports. Property income comprises gross rental, including casual mall leasing and expense recoveries.
- For the Development Portfolio properties, rental income has been forecast based on leases signed to date and Woolworths management's estimates of future market rental in respect of assumed tenancies. Such market rental is consistent with that adopted in the independent valuation reports. Property income comprises gross rental, including casual mall leasing and expense recoveries. Property rental is assumed to commence from the date that the relevant property in the Development Portfolio is completed based on the forecast dates set out in the property summary table provided in Section 7.1.3.
- Rental income has been recognised on a straight line basis in accordance with Australian accounting standards.

Reletting and vacancy

- Letting up periods have been forecast on a property by property basis and primarily range between two and 12 months based on the independent valuers assessment and Woolworths management's assessment of the Property and the individual tenancy.
- Retention rates for existing tenants have been forecast on a property by property basis and range between 50% and 90% for specialty tenants based on the independent valuer's assessment and on management's assessment of the Property and the individual tenancy.
- Lease incentives have been assumed on a property by property basis and primarily range between nine to twelve months. In some instances, no lease incentive has been assumed where the independent valuer has made this assessment and Woolworths management agrees with this assessment.

64

- Leasing commissions have been assumed on the let-up of each individual lease. Commissions have been forecast to range from 12% to 15% of first year rental income, depending on the location of each Property. Leasing costs are capitalised as incurred and amortised over the life of the lease.
- For specialty tenants, the majority of leases assume a fixed rental increase of 4.0%, in line with existing lease arrangements. In some cases, specialty leases are assumed to increase annually by CPI, or CPI plus a fixed percentage of typically 1.5%.

Outgoings and expenses

- Outgoings have been forecast by Woolworths management on a property by property basis, having regard to current outgoings for completed properties that are not recoverable from tenants under lease terms or applicable law and base case assumptions in relation to the Development Portfolio properties. Outgoings are consistent with the independent valuation reports and are forecast to increase in line with known increases to statutory rates and taxes, as agreed in existing service contracts, or by CPI.
- Outgoings include maintenance expenditure which has been forecast having regard to independent assessments for each Property.
- The forecast operating expenses of SCA Property Group include estimates of directors' fees, management and other salaries, audit fees, legal fees, valuation fees, share registry fees, insurance and other costs which SCA Property Group is expected to incur. The forecast costs represent Woolworths management's best estimates of the likely costs to be incurred based on a combination of external quotes and external benchmarks.
- Transaction costs include stamp duty, listing fees, underwriting fees and advisers' fees in respect of property due diligence and the issue of the PDS. Costs associated with raising equity of $21 million have been debited to equity, with all other costs, estimated to be $37 million, being expensed through the income statement.

Rental Guarantee and Site Access Fee

- The forecasts assume income will be received and rental incentives payable for tenancies that are vacant at the Allotment Date for the Completed Portfolio and at completion of Properties in the Development Portfolio in accordance with the Rental Guarantee provided by the Woolworths Group. The level of Rental Guarantee assumed to be received reflects the assumptions adopted in respect of tenant retention rates, let-ups and lease incentives. The net present values of the cash flows expected to be received under the Rental Guarantee have been capitalised on SCA Property Group's balance sheet as at the Allotment Date and are offset against the Gross Income over the period in which they are forecast to be received.
- The forecasts assume that income will be received from the Woolworths Group in relation to the DMAs described in Sections 14.10 and 14.11. The amount of income to be received assumes that the properties in the Development Portfolio are completed based on the forecast dates as displayed in the property summary table provided in Section 7.1.3.

Net interest expense

- SCA Property Group's borrowings under the Debt Facility will incur an average interest rate of 5.7% (inclusive of margin and hedging arrangements). It has been assumed that 90% of the initial debt drawn under the Debt Facility will be hedged at a blended fixed interest rate of 3.5%.
- The costs of establishment of the Debt Facility of $2 million have been capitalised against the debt balance at allotment and are amortised over the term of the debt.

Taxation

- SCA Property Group comprises taxable and non-taxable entities. A liability for current and deferred taxation is only recognised in respect of taxable entities subject to income and capital gains tax. Certain incidental non-rental retail earnings of SCA Property Group derived in Australia are subject to Australian income tax.
- SCA Property Group's New Zealand entities are subject to New Zealand tax on their earnings. Distributions paid by SCA Property NZ Retail Trust to SCA Property Group will not be subject to New Zealand withholding tax (or any withholding tax that applies will be relieved by way of a supplementary dividend) to the extent that distributions are paid out of earnings that have been subject to New Zealand tax (and imputation credits arising from New Zealand tax paid are attached). Deferred tax on New Zealand assets and liabilities is measured at the tax rates that are expected to apply if the asset is realised through continued use or the liability settled, based on tax rates (and tax laws) applicable at balance date.
- Both Australia and New Zealand have a goods and services tax regime. The forecasts reflect expected recoveries in respect of transaction costs and ongoing operations which are appropriate to the activities of the entities.

Explanatory Memorandum 65

8 SCA Property Group Financial Information continued

Stamp Duty

- SCA Property Group has sought a stamp duty exemption on the transfer of all Properties in the Development Portfolio located in New South Wales, Victoria and Western Australia. An exemption in relation to the transfer of those properties in the Completed Portfolio in Western Australia and Victoria has been received. To the extent that an exemption is not obtained in New South Wales, or a condition of an exemption is not satisfied, then SCA Property Group may incur significant unexpected costs. These are estimated to be in the order of up to $24 million for New South Wales, up to $17 million for Victoria and up to $8 million for Western Australia.
- The Financial Information assumes that exemptions are received and all conditions in respect of such exemptions have been met. An increase in stamp duty above that included in the Financial Information would increase the debt in SCA Property Group and corresponding interest expense.

Distribution Reinvestment Plan (DRP)

The Financial Information has been prepared on the basis that the DRP will not operate.

8.5. Sensitivity analysis

The Financial Information is based on a number of estimates and assumptions that are subject to business, economic and competitive uncertainties and contingencies, many of which are beyond the control of SCA Property Group, its directors and management. These estimates and assumptions are subject to change.

Set out below is a summary of the sensitivity of forecast Distributable Earnings to certain changes in a number of key variables. The changes in the key variables as set out in the sensitivity analysis are not intended to be indicative of the complete range of variations that may be experienced.

Sensitivity Analysis

	12 months to FY 2014	
	$m	CPU
Distributable Earnings	**68.8**	**11.8**
Incremental impact of change from assumption		
Change in average annual interest rate[1]	+/- 0.46	+/- 0.08
Change in average NZ$ exchange rate[2]	+/- 0.30	+/- 0.05
Change in corporate costs[3]	+/- 0.67	+/- 0.12
Delay in construction of projects scheduled to complete in FY14[4]	-0.16	-0.03
Change in CPI[5]	+/- 0.06	+/- 0.01
Change in outgoings[6]	+/- 1.30	+/- 0.22

1 Assumes a 10 basis point decrease/(increase) to fixed and variable interest rates during FY14.
2 Assumes a two cent increase/(decrease) in the A$/NZ$ exchange rate during FY14.
3 Assumes a five percent decrease/(increase) in corporate costs during FY14.
4 Assumes a one month delay in the construction of Lilydale Marketplace and Katoomba Marketplace, which are scheduled to complete in 2014. As a result of the assumed delay, SCA Property Group would receive additional Site Access Fees, delay drawdown of DMA funding and receive no rental income for the period.
5 Assumes a 25 basis point decrease/(increase) to CPI during FY14.
6 Assumes a five percent decrease/(increase) to total property operating expenses during FY14.

The estimated impact of changes in each of the variables has been calculated in isolation from changes in other variables, to illustrate the likely impact on the financial forecasts. In practice, changes in variables may offset each other or may be cumulative.

8.6. Expected commitments and debt draw downs

If the Proposed Transaction proceeds, SCA Property Group is expected to have a debt facility of $550 million, of which $358 million is expected to be drawn on the Allotment Date. Details of the expected key terms and conditions of the Debt Facility are provided in Sections 6.7 and 14.14. The amount of the Debt Facility to be drawn on the Allotment Date is not affected by the Final Price.

Future payments required to be made to the Woolworths Group in relation to properties in the Development Portfolio under the DMAs are expected to be funded through borrowings under the Debt Facility.

The table that follows illustrates the expected payments under the DMAs for each of the properties in the Development Portfolio, along with the expected month that the payment will be made.

66

Acquisition funding of Properties

Property	Location	Date	DMA payment (A$m)
Opening pro forma debt on Allotment Date (net of establishment costs)			355.3
Newtown	NZ	Dec-12	16.5
Fairfield Heights	NSW	Dec-12	0.2
Tawa	NZ	Feb-13	11.7
Stoddard Road	NZ	Feb-13	15.3
Brookwater Village	QLD	Feb-13	5.4
Bridge Street	NZ	Apr-13	11.7
Margaret River	WA	Apr-13	4.5
Walkerville	SA	Apr-13	8.4
Cabarita	NSW	May-13	6.4
Highett	VIC	May-13	3.5
Lilydale Marketplace	VIC	Aug-13	18.2
Katoomba Marketplace	NSW	Dec-13	16.3
Greystanes	NSW	Jun-14	16.4
Pro forma debt on fully invested basis (net of establishment costs)			**489.8**

8.7. Reconciliation of statutory and prospective financial information

The difference between the forecast statutory consolidated income statement and the forecast pro forma consolidated income statement for the period to 30 June 2013 represents the net loss forecast of $33.6 million to be incurred from the Allotment Date to 31 December 2012 as shown below:

Reconciliation of statutory accounts

($m)

Statutory net loss forecast after tax	**(0.0)**
Add back – transaction costs	37.3
Less – net profit after tax from Allotment Date to 31 December 2012[1]	(3.7)
Pro forma profit after tax	**33.6**

1 Prior to transaction costs.

8.8. Significant accounting policies

The preparation of the Financial Information requires estimates, judgments and assumptions that affect the reported amounts of gross revenues, gross expenses, assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. Revisions to estimates are recognised in the period in which the estimate is revised and in any future period affected. These estimates, judgments and assumptions are determined by the SCA Property Group and are subject to change by the SCA Property Group RE Limited Board. Woolworths will have no control over decisions of the SCA Property Group RE Limited Board.

The significant accounting policies below apply estimates, judgments and assumptions which could materially affect the financial results or financial position reported in future periods.

8.8.1. Property rental revenue

Rental income from a Property leased out under an operating lease is recognised in the income statement on a straight-line basis over the term of the lease.

Lease incentives granted are recognised as an integral part of the total rental income on a straight-line basis. Contingent rents are recorded as income in the periods in which they are earned.

8.8.2. Investment property

An investment property is a property that is held to earn long term rental yields and/or for capital appreciation. An investment property acquired is initially recorded at its cost at the date of acquisition, being the fair value of the consideration provided plus incidental costs directly attributable to the acquisition. Investment properties are not depreciated.

The carrying amount of investment properties includes components relating to lease incentives, leasing costs and receivables on rental income that have been recorded on a straight-line basis. Rental and incentive guarantees provided by the Woolworths Group are not included in the measurement of the fair value of the investment property, rather are recorded as separate assets (refer to Section 8.8.6).

An investment property is subsequently measured at fair value each reporting period, based on the price at which the property could be exchanged between knowledgeable, willing parties in an arm's length transaction. The fair value of investment properties will be determined by SCA Property Group RE Limited Directors, in accordance with *AASB 140 "Investment Property"*. The SCA Property Group RE Limited Directors' assessment of the fair value of each Property will be periodically confirmed by independent valuations on a rolling basis.
In determining fair value, both the capitalisation of net income and the discounted cash flow method are used.

Any gains or losses arising from a change in the fair value of investment property are recognised in the income statement in the period in which they arise.

Explanatory Memorandum 67

8 SCA Property Group Financial Information continued

8.8.3. Investment properties under construction

8.8.3.1. Australian Properties

SCA Property Group will acquire the Australian Properties in the Development Portfolio at the fair value at completion, as determined by an independent valuer on 1 December 2012, less the development price. The development price represents a fixed payment for the completion of the remaining construction relating to the Development Portfolio at the Implementation Date.

8.8.3.2. New Zealand Properties

SCA Property Group will acquire the New Zealand properties in the Development Portfolio on completion for a fixed price based on the independent valuer’s current assessment of the fair value of the completed property on completion at

1 December 2012.

At each reporting date, the investment property under construction will be carried at fair value based on the same criteria noted in Section 8.8.2.

8.8.4. Leasing fees

Leasing fees in relation to the initial leasing of a property after a re-development are capitalised and amortised over the period to which the lease relates. Costs that are directly associated with negotiating and executing the ongoing renewal of tenant lease agreements (including commissions, legal fees and costs of preparing and processing documentation for new leases) are also capitalised and amortised over the lease term in proportion to the rental revenue recognised in each financial year.

8.8.5. Borrowings

Borrowings are recognised initially at fair value less any attributable transaction costs. Subsequent to initial recognition, borrowings are stated at amortised cost, with any difference between cost and redemption value being recognised in the income statement over the period of the borrowings on an effective interest rate basis. Borrowings are classified as current liabilities, unless the entity has an unconditional right to defer settlement of the liability to at least 12 months after the balance sheet date. Borrowing costs are recognised as expenses using the effective interest rate method.

8.8.6. Rental Guarantee

The Rental Guarantee is measured as the present value of expected future cash fiows under the guarantee arrangements between the Woolworths Group and SCA Property Group.

The guarantee payments are recorded in the income statement net of the unwinding of the financial asset over the period of the Rental Guarantee.

8.8.7. Site Access Fee

The Site Access Fee is recorded as other income in the income statement in the period in which it is earned on an accruals basis.

8.8.8. Derivatives

SCA Property Group may enter into derivative financial instruments to hedge its exposure to interest rate risk and currency risk from operational, financing and investment activities.

Derivatives are initially recognised at fair value on the date a derivative contract is entered into and are subsequently remeasured at their fair value. The method of recognising the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged.

The effective portion of changes in the fair value of cash fiow hedges will be recognised directly in equity. The gain or loss relating to any ineffective portion will be recognised immediately in the income statement. Amounts accumulated in equity will be transferred in the income statement in the period when the hedged item will affect profit or loss.

8.8.9. Income taxes

SCA Property Group comprises taxable and non-taxable entities. A liability for current and deferred taxation is only recognised in respect of taxable entities that are subject to income and potential capital gains tax as described below: SCA Property Retail Trust is the property owning trust and is treated as a trust for Australian tax purposes. Under current Australian income tax legislation, SCA Property Group is not liable for Australian income tax, including capital gains tax, provided that Stapled Unitholders are presently entitled to the income of SCA Property Group as determined in accordance with SCA Property Group’s constitution. SCA Property NZ Retail Trust is subject to New Zealand tax on its earnings. Distributions paid by SCA Property NZ Retail Trust to SCA Property Group will not be subject to New Zealand withholding tax (or any withholding tax that applies will be relieved by way of a supplementary dividend) to the extent the distributions are paid out of earnings that have been subject to New Zealand tax (and imputation credits arising from New Zealand tax paid are attached). SCA Property Management Trust is treated as a company for Australian tax purposes.

Deferred tax is provided on all temporary differences at balance date on the difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply when the asset is realised through the continued use or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantially enacted at the balance date.

9 Investigating Accountant’s Report

Deloitte

The Board of Directors

Woolworths Limited I Woolworths Way Bella Vista NSW 2153 Deloitte Corporate Finance Ply Limited ABN 19003883127 Grosvenor Place 225 George Street Sydney NSW 2000 P0 Box N250 Grosvenor Place Sydney NSW 1220 Australia DX: 1O3O7SSE Tel: +61 (0) 2 9322 7000 Fax: *61 (02)93227001 wwwdeloitte.com.au

5 October2012

Dear Directors

REPORT ON FINANCIAL FORECASTS AND THE PRO FORMA BALANCE SHEETS AND FINANCIAL SERVICES GUIDE

Introduction

This report has been prepared at the request of the directors of Woolworths Limited (Woolworths or the Company) for inclusion in an Explanatory Memorandum (the Explanatory Memorandum) to be issued by Woolworths in respect of the establishment of Shopping Centres Australasia Property Group. a new stapled listed vehicle comprising Shopping Centres Australasia Property Retail Trust and Shopping Centres Australasia Property Management Trust (the Trust) and the in-specie distribution of stapled units in the Trust by way of a capital reduction under Part 2J. I of the Corporations Act 2001 (Cth).

Deloitte Corporate Finance Ply Limited has been engaged by the directors of the Company (the Directors) to conduct a limited assurance engagement in relation to:

the forecast statutory consolidated income statement of the Trust for the period from the date of allotment of the stapled units tip to 30 June 2013 and for the year ending 30 June 2014 and the forecast pro forma consolidated income statement for the six months ending 30 June 2013, as set out in Section 8.3.1 of the Explanatory Memorandum

• the forecast consolidated statement of distributions of the Trust for the period from the date of allotment of the stapled units tip to 30 June 2013 and for the year ending 30 June 2014 and the forecast pro forma consolidated statement of distributions for the six months ending 30 June 2013. as set Out in Section 8.3.2 of the Explanatory Memorandum

(collectively the Financial Forecasts) and

• the pro forma balance sheet of the Trust at the date of allotment of the stapled units being 11 December 2012 (the Allotment Date) and on a fully invested basis as set out in Section 834 of the Explanatory Memorandum (the Pro forma Balance Sheets)

(together the Financial Information).

Deloitte Corporate Finance Ply Limited is wholly owned by Deloitte Touche Tohmatsu and holds the appropriate Australian Financial Services licence for the issue of this report. References to the Responsible Entity. Trust and other terminology used in this report have the same meaning as defined in the Glossary.

Directors’ Responsibility for the Financial Information

The Directors are solely responsible for the preparation and presentation of the Financial Information and the information contained within the Explanatory Memorandum, including the assumptions on which they are based.

Deloitte refers to one or more of Deloiltte Touche Tohmatsu Limited, a UK private company limited by guarantee. and its network of member firms, each of which is a legally separate and independent entity Please see deloitte.com/au/about toe a detailed description ci the legal structure of Deloitte Touche Tohmatsu United and its member firms.

Member of Deloitte Touche Tohmatsu Limited

©201 2 Deloitte Touche Tohmatsu

9 Investigating Accountant's Report continued

Deloitte.

Page 2
5 October 2012

Pro forma Balance Sheets

The Pro forma Balance Sheets comprise the pro forma balance sheet of the Trust as at the Allotment Date (assumed to occur on 11 December 2012) and on a fully invested basis.

The Pro forma Balance Sheets have been prepared by the Directors in accordance with the statement of significant accounting policies of the Trust as set out in Section 8.8 of the Explanatory Memorandum and on the assumption that the transactions contemplated in the Explanatory Memorandum as occurring on or around the Allotment Date and on or around the date the Trust is fully invested are completed as contemplated.

Financial Forecasts

The Financial Forecasts have been prepared by the Directors in order to provide existing Woolworths shareholders (the Shareholders) with a guide to the potential financial performance of the Trust for the period from the Allotment Date to 30 June 2013 and for the year ending 30 June 2014. There is a considerable degree of subjective judgement involved in preparing forecasts. The underlying assumptions are also subject to uncertainties and contingencies which are often outside the control of the Trust. The Financial Forecasts have been prepared using assumptions summarised in the Explanatory Memorandum which are based on best estimate assumptions relating to future events that management expect to occur and actions that management expect to take.

As disclosed in Section 8.4.1, the Financial Forecasts assume that there are no revaluations of the investment property and other related financial assets during the forecast period, and no corresponding mark to market adjustments required to be included in the Financial Forecasts, as the Directors do not believe that such revaluations can be reliably estimated.

As disclosed in Section 8.4.1, the Financial Forecasts assume that there are no movements in the market values of derivatives and no corresponding mark to market adjustments required to be included in the Financial Forecasts as the Directors do not believe that they can be reliably estimated.

The sensitivity analysis set out in Section 8.5 of the Explanatory Memorandum demonstrates the impacts on the forecast financial performance of changes in key assumptions. The Financial Forecasts are therefore only indicative of the financial performance which may be achievable. Shareholders should be aware of the material risks and uncertainties relating to an investment in the Trust, which are detailed in the Explanatory Memorandum, and the inherent uncertainty relating to the prospective financial information.

Accordingly Shareholders should have regard to the investment risks and sensitivities set out in Section 11 of the Explanatory Memorandum.

Our Responsibility

Our responsibility is to express a conclusion on the Financial Information based on our procedures. The form of that conclusion on the Financial Information and procedures that we conducted are set out below.

Pro forma Balance Sheets

We conducted our work in accordance with Australian Auditing and Assurance Standards so that we can state whether anything has come to our attention which causes us to believe that the Pro forma Balance Sheets as set out in the Explanatory Memorandum do not present fairly the Pro forma Balance Sheets of the Trust at the Allotment Date and on a fully invested basis on the basis of the pro forma transactions and/or adjustments described in the Explanatory Memorandum and in accordance with the recognition and measurement principles required by Australian Accounting Standards and other mandatory professional reporting requirements in Australia and the accounting policies adopted by the Trust.

70

Deloitte

5 October 2012

Financial Forecasts

We conducted our engagement in accordance with Australian Standard on Assurance Engagement (ASAE) 3tX)t) Assurance Engagements Other than Audits or Reviews of Historical Financial Information” (ASAE 3000). iii order to state whether, based on the procedures performed, anything has come to our attention that causes us to believe that. in all material respects:

a) the Directors’ best estimate assumptions set out in Section 8.4 of the Explanatory Memorandum do not provide reasonable grounds for the preparation of the Financial Forecasts

b) the Financial Forecasts arc not properly prepared on the basis of the Directors’ best estimate assumptions, or presented fairly in accordance with the accounting policies adopted and used by the Trust as disclosed in the Product Disclosure Statement issued by the Trust and in accordance with tile recognition and measurement principles prescribed in Australian Accounting Standards

c) the Financial Forecasts themselves are unreasonable,

Our engagement provides limited assurance as defined in ASAE 3000. Our procedures consisted primarily of enquiry,. comparison, and analytical review procedures we considered necessary including discussions with management and directors of the Responsible Entity for the Trust and of the Company of the factors considered in determining their assumptions. Our procedures included examination, on a test basis. of evidence supporting tile assumptions, amounts and other disclosures in the Financial Forecasts and the evaluation of accounting policies used in the Financial Forecasts.

A limited assurance engagement is substantially le iii scope titan a reasonable assurance engagement conducted iii accordance with ASAE 3000 and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in a reasonable assurance engagement. Accordingly we will not express an opinion providing reasonable assurance.

Limitations of Use

We disclaim any responsibility for ally reliance on this report or on the Financial Information to which it relates for any other purpose than that for which it was prepared.

Inherent Limitations

Prospective financial information, such as the Financial Information, relate to events and actions that have not yet occurred and may not occur, While evidence may be available to support the assumptions on which the Financial Information is based, those assumptions are generally future orientated and therefore speculative in nature. Accordingly. actual financial performance may vary from the prospective financial information presented in the Explanatory Memorandum and such variations may be material. We express no opinion as to whether the Financial Forecasts will be achieved.

Independence

Deloitte Corporate Finance Pty Limited does not have any interest in the outcome of this issue other than the preparation of this report included in Section 9 and participation in tile due diligence procedures for which normal professional lees will be received,

Deloitte Touche Tohmatsu is the auditor of Woolworths Limited and of Shopping Centres Australasia Property Group.

Explanatory Memorandum

9 Investigating Accountant’s Report continued

Deloitte

5 October 2012

Conclusion

Pro forma Balance Sheets

Based on our limited assurance engagement nothing has come to our attention that causes us to believe that the Ep1anatory Memorandum does not present fairly the Pro forma Balance Sheets on the basis of the pro forma transactions and/or adjustments described in the Explanatory Memorandum and in accordance with the recognition and measurement principles required by Australian Accounting Standards and other mandatory professional reporting requirements in Australia and the accounting policies adopted by the Trust.,

Financial Forecasts

Based on our limited assurance engagement. nothing has come to our attention that causes us to believe that, in all material respects:

i) the Directors’ best estimate assumptions. as set out in Section .4 of the Explanatory Memorandum, do not provide reasonable grounds for the preparation of the Financial Forecasts

ii) the Financial Forecasts arc not properly prepared on the basis of the Directors’ best estimate assumptions, or presented fairly in accordance with the accounting policies adopted and used by the Trust as disclosed in the Product Disclosure Statement issued by the Trust and in accordance with the recognition and measurement principles prescribed in Australian Accounting Standards

iii) the Financial Forecasts themselves arc unreasonable.

Yours faithfully

Deloitte Corporate Finance Pty limited

Steve Woosnam

Director

Deloitte

Financial Services Guide

What is a Financial Services Guide?

This Financial Services Guide (FSG) provides important information to assist you in deciding whether to use our services. This FSG includes details of how we are remunerated and deal with complaints.

Where you have engaged us. we act on our behalf we act providing financial services. Where you have not engaged us. we act on behalf of our client when providing these financial services, and are required to give you an FSG because you have received a report or other financial services front us.

What financial services are we licensed to provide?

We are authorized to provide general financial product advice and to arrange for another person to deal in financial products in relation to securities, interests in managed investment schemes and government debentures, stocks or bonds to retail and wholesale clients.

Our general financial product advice

Where we have issued a report. our report contains only general advice. This advice does not take into account your personal objectives. financial situation or needs, You should consider whether our advice is appropriate for you. having regard to your own personal objectives, financial situation or needs.

If our advice is provided to you in connection with the acquisition of a financial product you should read the relevant offer document carefully before making any decision about whether to acquire that product.

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remunerated?

Our fees are usually determined on a fixed fee or tune cost basis and may include reimbursement of any expenses incurred in providing the services. Our fees are agreed with, and paid by. those who engages us. Clients may request particulars of our remuneration within a reasonable time after being given this FSG.

Other than our fees, we. our directors and officers. any related bodies corporate. affiliates or associates and their directors and officers, do not receive any commissions or other benefits.

All employees receive a salary and while eligible for annual salary increases and bonuses based on overall performance they do not receive any commissions orother benefits as a result of the services provided to von. The remuneration paid to our directors reflects their individual contribution to the organization and covers all aspects of performance.

We do not pay commissions or provide other benefits to anyone who refers prospective clients to us.

Associations and relationships

We are ultimately controlled by the Deloitte member firm in Australia (Deloitte Touche Tohmatsu), Please see www.deloitte.com/au/about for a detailed description of the legal structure of Deloitte Touche Tohumatsu.

We and other entities related to Deloitte Touche

Tohmatsu:

• do not have ally formal associations or

relationships with any entities that are issuers of financial products

• may provide professional services to issuers of financial products in the ordinary course of business,

What should you do if you have a complaint?

if you have any concerns regarding our report or service. please contact us. Our complaint handling process is designed to respond to your concerns promptly and equitably. All complaints must be in writing to the address below.

If you are not satisfied with how we respond to your complaint. you may contact the Financial Ombudsman Service (FOS). FOS provides free advice and assistance to consumers to help them resolve complaints relating to the financial services industry. FOS’ contact details are also set out below.

The Complaints Officer

P0 Box N250

Grosvenor Place

Sydney NSW 1220

Complaints:@deloittte.com.au

Fax: +61 2 9255 8434

Financial Omhudsman Service GP() Box 3 Melbourne VIC 3001 info@fos.org.au www.fos.org.au

‘I’d: 1300 780 808 Fax: +61 3 9613 6399

What compensation arrangements do we have?

Deloitte Australia holds professional indemnity insurance that covers the financial services provided by us. This insurance satisfies the compensation requirements of the Corporations Act 20t)l (Cth).

31 July2012

Deloitte Corporate Finance Pty limited. AUN 19003 553 t27.AFSI.241457of1.evet I Grosvenor Place. 225GeorgeSlreet. Sydney NSV2000

Deloitte refers In one or more of Deloitte Touche Tohmatsu limited, a UK private company limited by guarantee, and its network of member firms, each of which is a legally separate and independent entity. Please see www.deloitte.com/au/about for a detailed description of the legal structure of Deloitte Touche Tohmatsu limited and its member firms.

Member of Deloitte Touche Tohmatsu Limited

Explanatory Memorandum

10 Summary Valuation Reports

savills

4 October 2012

Savills Valuations Pty Ltd
ABN 73 151 048 056
E: sfox@savills.com.au
DL: (03) 8686 8029

Level 25, 140 William Street
Melbourne VIC 3000
T: (03) 8686 8000
F: (03) 8686 8088
savills.com.au

Woolworths Limited
1 Woolworths Way
Bella Vista NSW 2153

Ref: 11600 – PDS Letter

Re: Valuation of Woolworths Limited Portfolio

Instructions
We refer to instructions received from Woolworths Limited for Savills Valuations Pty Ltd to prepare valuations on 32 retail properties located in Victoria, Queensland, South Australia, New South Wales and Western Australia. We have prepared a comprehensive valuation report of each property dated 1 December 2012. The valuations were undertaken on the basis of Freehold title, subject to existing tenancies, rental guarantees (to be provided for a two year period by Woolworths Limited) and assuming a Lease is executed and duly binding to the Woolworth Limited business/es at each property. The following is a summary of the valuation reports prepared.

Valuation Date
1 December 2012

Our assessment of Market Value has been conducted at the instructed valuation date of 1 December 2012 on the critical assumption that the market conditions at 1 December 2012 remain identical to those that exist at our date of inspection.

In accordance with our instructions from Woolworths Limited, for those properties where construction had not yet commenced and/or where the property was not forecast to open until after 1 December 2012, we have undertaken an 'As If Complete' valuation as at the anticipated completion date. It is a critical assumption of these 'As If Complete' valuations that the market conditions that exist at the Date of Valuation remain unchanged at the anticipated completion date.

General Assumptions
- The proposed Leases to the Woolworths Limited business/es at each property will be executed and become legally binding document/s;
- A two year rental guarantee and additional incentive allowance will be provided by Woolworths Limited for each vacancy that exists as at our instructed valuation date of 1 December 2012;
- For those properties whereby we have assessed an 'As if Complete' value, we have assumed five year lease terms for all existing tenancies not yet subject to lease and have adopted our assessed gross market rents with annual rental reviews throughout the assumed lease term; and

Liability limited by a scheme approved under Professional Standards Legislation

74

savills

- We have relied upon documents within the online Data Room as provided and managed by Allens, Lawyers. We have undertaken our valuations on the basis that the information supplied to us is fulsome, current and accurate.

Valuation Methodology and Rationale

Our primary method of valuation has been the capitalisation approach, with consideration also having been given to the Discounted Cash Flow and Direct Comparison approaches to value. A summary of these adopted valuation approaches as provided below.

Capitalisation Approach

The capitalisation approach to value involves the assessment of the current annual market rental value of the property. Our assessment of current annual market rental value has been based on an analysis of comparable rental evidence. The current market rental has then been capitalised at a rate derived from establishing a relationship between rental returns and the sale prices of comparable investment properties.

Where a property has existing vacancies, Woolworths Limited will provide a two year rental guarantee at the assessed gross market rent as well as providing for the payment of the required lease incentive.

Discounted Cash Flow Analysis

The discounted cash flow analysis takes into account the ability of the property to generate income over a 10 year period based on certain assumptions. Provision is made for leasing up periods upon the expiry of the various leases throughout the 10 year time horizon. Each year's net operating income during the period is discounted to arrive at the present value of expected future cash flows. The property's anticipated sale value at the end of the period (i.e. its terminal or reversionary value) is also discounted to its present value and added to the discounted income stream to arrive at the total present Market Value of the property.

Direct Comparison Approach

Under the direct comparison approach we have compared the subject property to the analysis of the identified comparable sales evidence on a \$/m² of gross lettable area basis.

Summary of Values

A summary of our adopted valuation parameters and assessed Market Values for each property is provided in the table below.

Property	State	Category	Classification	Adopted Cap Rate	Target IRR	Terminal Yield	\$/m² of GLA	Assessed Market Value
Woolworths Cabarita	NSW	3	Neighbourhood Centre	9.00%	9.75%	9.25%	\$4,355 /m²	\$14,900,000
Woolworths Carrara	QLD	1	Neighbourhood Centre	8.25%	9.00%	8.50%	\$3,955 /m²	\$14,700,000
Chancellor Park Marketplace	QLD	1	Neighbourhood Centre	8.50%	9.25%	8.75%	\$4,926 /m²	\$25,600,000
Woolworths Collingwood Park	QLD	1	Neighbourhood Centre	9.00%	9.75%	9.25%	\$2,415 /m²	\$11,500,000
Woolworths Kirkwood	QLD	1	Neighbourhood Centre	8.00%	9.25%	8.25%	\$5,006 /m²	\$24,000,000
Mission Beach Marketplace	QLD	1	Neighbourhood Centre	9.50%	10.00%	9.75%	\$2,244 /m²	\$9,200,000
Woolworths Brookwater Village	QLD	3	Neighbourhood Centre	8.50%	9.75%	8.75%	\$3,686 /m²	\$24,800,000
Woolworths Coorparoo	QLD	1	Neighbourhood Centre	7.75%	9.00%	8.00%	\$4,580 /m²	\$21,200,000
Woolworths Ooralea	QLD	1	Neighbourhood Centre	8.00%	9.25%	8.25%	\$5,108 /m²	\$20,500,000
Woolworths Woodford	QLD	1	Neighbourhood Centre	9.50%	10.00%	9.75%	\$2,343 /m²	\$8,600,000
Central Highlands Marketplace	QLD	1	Sub-Regional	7.75%	9.25%	8.00%	\$3,103 /m²	\$58,500,000
Woolworths Blakes Crossing	SA	1	Neighbourhood Centre	8.50%	9.50%	8.75%	\$3,594 /m²	\$19,900,000
Woolworths Walkerville	SA	3	Neighbourhood Centre	7.75%	9.00%	8.00%	\$3,649 /m²	\$19,500,000
Mt Gambier Marketplace	SA	2	Sub-Regional	8.00%	9.25%	8.25%	\$2,993 /m²	\$50,000,000
Masters Mt Gambier	SA	2	Home Improvement	7.75%	9.25%	8.00%	\$1,711 /m²	\$17,500,000

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Explanatory Memorandum 75

10 Summary Valuation Reports continued

savills

Property	State	Category	Classification	Adopted Cap Rate	Target IRR	Terminal Yield	$/m² of GLA	Assessed Market Value
Woolworths Treendale	WA	1	Neighbourhood Centre	8.25%	9.25%	8.50%	$3,344 /m²	$24,350,000
Woolworths Busselton	WA	2	Neighbourhood Centre	8.50%	9.00%	8.75%	$3,485 /m²	$18,200,000
Woolworths Margaret River	WA	3	Neighbourhood Centre	8.25%	9.25%	8.50%	$3,567 /m²	$20,700,000
Kwinana Marketplace	WA	4	Sub-Regional	8.25%	9.75%	8.50%	$3,451 /m²	$87,000,000
Mildura	VIC	1	Freestanding	8.00%	8.75%	8.25%	$2,511 /m²	$23,000,000
Moama Marketplace	NSW	1	Neighbourhood Centre	8.50%	9.00%	8.75%	$2,434 /m²	$11,000,000
Woolworths Emerald (VIC)	VIC	1	Freestanding	6.75%	n.a.	n.a.	$3,928 /m²	$11,450,000
Woolworths Maffra	VIC	1	Freestanding	7.00%	n.a.	n.a.	$4,003 /m²	$9,300,000
Woolworths Bright	VIC	1	Neighbourhood Centre	7.50%	n.a.	n.a.	$2,763 /m²	$9,000,000
Woolworths Cowes	VIC	1	Neighbourhood Centre	8.25%	9.25%	8.50%	$3,340 /m²	$16,800,000
Woolworths Epping North	VIC	1	Neighbourhood Centre	7.75%	9.25%	8.00%	$3,813 /m²	$20,500,000
Woolworths Warrnambool	VIC	1	Neighbourhood Centre	8.25%	9.00%	8.50%	$2,449 /m²	$11,100,000
Dan Murphy's Warrnambool	VIC	1	Freestanding	6.75%	n.a.	n.a.	$3,958 /m²	$5,700,000
Woolworths White Box Rise	VIC	1	Neighbourhood Centre	8.25%	9.25%	8.50%	$3,739 /m²	$18,500,000
Woolworths Highett	VIC	3	Neighbourhood Centre	7.75%	9.25%	8.00%	$4,139 /m²	$24,000,000
Pakenham Central Marketplace	VIC	1	Sub-Regional	7.50%	9.25%	7.75%	$3,849 /m²	$68,000,000
Lilydale Marketplace	VIC	4	Sub-Regional	7.75%	9.25%	8.00%	$3,783 /m²	$80,500,000

The valuation methodology and calculations is contained in the full valuation reports prepared on each property.

Liability Disclaimer and Consent
Savills Valuations Pty Ltd has prepared this letter based upon information made available to us at the date of valuation. We consider that this information is accurate and complete, however we have not independently verified all such information. Further liability disclaimers regarding the preparation and reliance of this summary letter and the naming of Savills Valuations Pty Ltd in the Product Disclosure Statement ("PDS") are outlined in the PDS. Savills Valuations Pty Ltd provides consent for the inclusion of this summary letter in the PDS.

Savills Valuations Pty Ltd has prepared this summary for inclusion in the PDS and has only been involved in the preparation of this summary and the valuations referred to therein. Savills Valuations Pty Ltd specifically disclaim liability to any person in the event of any omission from, or false or misleading statements included in this Product Disclosure Statement, other than in respect of the Valuations and this summary.

We confirm that Savills Valuations Pty Ltd do not have any pecuniary interest that would conflict with the proper valuation of the subject properties and the valuations being made independently of Woolworths Limited. Savills Valuations Pty Ltd are not licensed to provide financial services and the information detailed herein (and the full valuation report) is not intended to provide advice on your investment decision.

Yours sincerely



Stuart Fox
Divisional Director
Savills Valuations Pty Ltd

Page 3

76

5	October 2012

Woolworths Limited

1	Woolworths Way BELLA VISTA NSW 2153

Dear Paul,

RE: SUMMARY OF VALUATIONS UNDERTAKEN BY CUSHMAN AND WAKEFIELD FOR WOOLWORTHS LIMITED

Instructions

At the request of Woolworths Limited Cushman and Wakefield hereby provide to you a précis summarising the results of the assessments of the current market value of a defined portfolio of properties owned by Fabcot Pty

Ltd (a subsidiary of Woolworth’s Limited) and Woolworth’s Limited undertaken for financial reporting and asset transfer purposes.

Our instructions were to determine the estimated market sale price of each of the assets for the potential transfer from Fabcot Pty Ltd and Woolworths Limited, or other related entities of Woolworths Limited, into a Listed Real Estate Investment Trust (REIT).

Where assets are yet to be completed we were instructed to provide a valuation of the land assuming it is vacant as at the valuation date, and a value on an “As if Complete” basis.

As per our instructions the properties have been valued at an effective date of 1 December 2012, whilst our inspections of the various properties occurred throughout the months of June, July and August 2012.

According to the Australia and New Zealand Valuation and Property Standards (Version 6) 2008 for property valued at a future date for financial reporting the following applies:

“When a valuation is required for financial reporting purposes at a future date, the valuation shall be recorded as at the date of inspection and the Valuer may make comment on the use of that valuation as at that future date subject to the relevant factors influencing the value and the property being unchanged as at that future date.”

Summary of Valuations undertaken for Woolworths Limited October 2012 Given our site inspections occurred prior to the effective valuation date, we have of necessity assumed that the land, improvements and real estate market conditions remain unchanged between the relevant Dates of Inspection and the Effective Date of Valuation.

As the properties are owner occupied we have adopted the International Valuation Standard Council (IVSC) and Australian Property Institute (API) Valuation Standards that require us to adopt a notional lease which reflects market terms and conditions for the purposes of valuing owner occupied land and/or buildings.

We confirm that our report complies with the parameters of the instructions received subject to the “Critical Assumptions” detailed within this report.

Critical Assumptions & Reliance on Information Provided

The properties valued fall into four (4) different categories;

1. Open and trading premises;

2. Premises under construction that are forecast to be open prior to 1 December 2012;

3. Premises under construction and forecast to be open subsequent to 1 December 2012;

4. Premises that are open but are undergoing or are planned to undergo significant redevelopment.

In broad terms we have been instructed to assume that Woolworths Limited would provide rental guarantees to cover vacant tenancies in completed buildings, and would underwrite the forecast gross market rent for buildings that are yet to be completed, or where major works are being undertaken. In addition, Woolworths Limited would also contribute to fund tenant incentives up to a maximum of 6 months gross rent plus GST.

Where applicable the “As if Complete” valuations assume that the proposed improvements were finished as at the date of valuation to an acceptable standard as detailed and reflect the market conditions as of that time.

The Value As if Complete assessed in these reports reflects the Market Value of the proposed improvements as detailed in the reports on the assumption that all construction had been satisfactorily completed in all respects at the date of the respective reports. The valuation reflects the valuer’s view of the market conditions existing at the date of the report and does not purport to predict the market conditions and the value at the actual completion of the improvements because of time lag. Accordingly, the “As if Complete” valuation should be confirmed by a subsequent inspection by the valuer, initiated and instructed by the instructing party on completion of improvements. We reserve the right to review and if necessary, vary the valuation in the respective reports if there are any changes in relation to the project itself or in property market conditions and prices.

We have relied on third party reports for our assessments provided by consultants active in the fields of environmental, geo-technical, quantity surveying, surveying, demographic, rental arrears, management reporting, inter alia, which are deemed to be true and accurate.

Summary of Valuations undertaken for Woolworths Limited October 2012 Our assessment has addressed the market value of the properties based on existing and proposed leases and other occupational arrangements. Where agreements are yet to be entered into we have assumed that the final versions of such will be consistent with the draft proposals that we have been furnished.

Our valuation calculations include rental growth assumptions throughout a defined cash flow period. These assumptions have been based on prevailing economic conditions and are supported by independent economic commentary and forecasts as at the time of valuation.

Reliance on this Letter

We have prepared this letter to be included in a Product Disclosure Statement (“PDS”). The PDS will provide a summary of our Reports that will outline the key factors that have been considered in arriving at our opinions of value. Please note that this letter does not contain all the necessary data and supporting information that is included in our Reports.

Valuation Rationale

In arriving at our opinion of value we have considered relevant general and economic factors, and in particular have investigated recent sales and leasing transactions of comparable properties that have occurred in the current market climate. We have also made a number of critical assumptions, which collectively are considered to have a material impact upon the valuations.

Investment Approach

In undertaking our valuation we have utilised the investment approach whereby we have taken the estimated gross passing income, and adjusted this where required to market levels. From this we have made allowances for anticipated operating costs, the potential future income from existing vacancies and on-going vacancy allowances, and bad debts provisions to produce an estimated net market income on a fully leased basis. The adopted fully leased net incomes are then capitalised in perpetuity effective from the valuation date at an appropriate investment yield, as detailed in the respective reports.

The adopted yield reflects the nature, location and tenancy profile of the properties together aligned current market investment criteria and sentiment, as evidenced within the sales evidence detailed. Thereafter, various capital adjustments are made to conclude a core capital value.

Summary of Valuations undertaken for Woolworths Limited October 2012

Discount Cash Flow Method

This analysis allows an investor or owner to make an assessment of the long term return that is likely to be derived from a property through the combination of both rental and capital growth over an assumed investment horizon. In undertaking this analysis a wide range of assumptions are made including a target or pre-selected internal rate of return, rental growth, end sale price of the property at the conclusion of the investment horizon, the inclusion of hypothetical costs associated with the initial purchase of the property, and the estimated disposal costs at the end of the ten year investment period.

Having regard to these factors we have carried out a discounted cash flow analysis over a 10 year investment horizon in which we have assumed that the property is sold at the commencement of the eleventh year of the cash flow.

The analysis proceeds on a before tax basis, and while we have not qualified any potential taxation benefits associated with the property, we are of the view that these are an issue which a prospective purchaser would reflect in its consideration. Any prospective purchaser/investor should make his/her own enquiries in this regard, as we are not taxation experts.

The analysis is predicted on the assumption of a cash purchase. No allowance for interest and other funding costs have been made.

We have discounted the income at each year of the cash flow on a midpoint basis which assumes an income of six months in arrears and six months in advance.

We have investigated the current market requirements for an investment return over a 10 year period from retail property. We hold regular discussions with investors active in the market, both as purchasers and owners of shopping centres.

Summary of Values

The values assessed for the individual properties as concluded by Cushman & Wakefield are summarised in the table below.

For full details pertaining to the individual valuations, we refer the parties concerned to consult the calculations of our opinion of value in the respective reports that have been prepared separately for each property analysed.

Summary of Valuations undertaken for Woolworths Limited

October 2012

Property	State	Cap Rate	Discount Rate	Value	Value psm
Dan Murphy's Burwood	NSW	7.25%	7.50%	$7,300,000	$5,214
Big W Inverell	NSW	10.00%	10.00%	$15,500,000	$2,016
Woolworths Mullumbimby	NSW	7.50%	7.75%	$9,000,000	$3,792
Woolworths Cardiff	NSW	8.25%	9.00%	$16,000,000	$2,734
Woolworths Macksville	NSW	8.50%	9.00%	$9,200,000	$2,540
Woolworths Morisset	NSW	8.75%	9.00%	$14,000,000	$3,381
Woolworths Swansea	NSW	8.50%	8.75%	$10,700,000	$2,853
Woolworths Goonellbah	NSW	8.50%	10.00%	$16,000,000	$3,151
Murray Bridge Marketplace	SA	8.25%	9.50%	$58,000,000	$3,228
Woolworths Griffith North	NSW	7.50%	9.00%	$7,750,000	$2,900
Dan Murphy's Katoomba	NSW	7.50%	8.00%	$5,750,000	$4,107
Woolworths Culburra Beach	NSW	8.75%	9.25%	$5,300,000	$3,121
Woolworths Fairfield Heights	NSW	7.50%	8.75%	$16,000,000	$4,208
Katoomba Marketplace	NSW	7.50%	8.00%	$38,500,000	$4,101
Lane Cove Marketsquare	NSW	7.25%	9.50%	$38,300,000	$5,699
Woolworths Leura	NSW	8.25%	9.00%	$12,500,000	$4,908
Lismore Central	NSW	8.75%	9.50%	$23,600,000	$3,408
Mittagong Shopping Village	NSW	8.00%	9.00%	$7,800,000	$3,495
Woolworths North Orange	NSW	8.00%	9.00%	$24,250,000	$4,878
Woolworths Tura Beach	NSW	8.75%	9.00%	$13,500,000	$2,722
Woolworths Delroy Park (West Dubbo)	NSW	8.75%	10.00%	$12,000,000	$2,852
Woolworths Berala	NSW	8.00%	9.00%	$18,700,000	$4,309
Woolworths Ulladulla	NSW	8.50%	9.50%	$14,750,000	$2,772
Woolworths Greystanes	NSW	8.00%	9.50%	$38,200,000	$6,872

Page 5

Explanatory Memorandum 81

Consent

Cushman & Wakefield provides its consent for the inclusion of this summary letter within the Product Disclosure

Statement (“PDS”) for the newly created Listed Real Estate Investment Trust (REIT).

Liability Disclaimers: a) Cushman & Wakefield is not operating under an Australian Financial Services Licence when providing the formal valuation or this letter, and those departments do not constitute financial product advice. Investors should consider obtaining independent advice from their financial advisors before making any decision to invest in any newly created REIT. b) Cushman & Wakefield disclaims any liability to any person in the event of an omission from, or false and misleading statements included in the PDS, other than in respect to this letter and the formal valuations provided. c) The formal valuations and this letter are strictly limited to the matters contained within those documents, and are not to be read as extending, by implication or otherwise, to any other matter in the PDS. Without limitation to the above, no liability is accepted for any loss, harm, cost or damage (including special, consequential or economic harm or loss) suffered as a consequence of fluctuations in the real estate market subsequent to the date of valuation. d) Neither this letter nor the full valuation reports may be reproduced in whole or in part without prior written approval of Cushman & Wakefield. e) Cushman & Wakefield has prepared this letter on the basis of, and is limited to, the financial and other information provided (including market information and third party information) is accurate, reliable and complete, and confirm that we have not tested the information in that respect. f) This summary letter is to be read in conjunction with the formal individual valuation reports and is subject to the assumptions, limitations and disclaimers contained therein. g) We confirm that the valuers do not have a pecuniary interest that would conflict with a proper valuation of the property.

Summary of Valuations undertaken for Woolworths Limited October 2012

Signed for and on behalf of Cushman & Wakefield.

16033/MG

5	October 2012

Woolworths Limited 1 Woolworths Way Bella Vista NSW 2153

AUSTRALIA

DUE DILIGENCE COMMITTEE REPORT

We have been requested to provide the following information in relation to the processes and other aspects of the SCA Property Group portfolio valuation.

1. GENERAL

The valuations have been completed in accordance with the Australia and New Zealand Valuation and Property Standards for the purpose of assessing the market value of the properties as part of a planned transfer and Initial Public Offer. In particular Valuation Guidance Note NZVGN 1 – Valuations for Use in New Zealand Financial Reports and IVS 300 – Valuations for Financial Reporting.

We confirm that these valuations have been prepared to establish market value under International Financial Reporting Standards NZ IAS40—Investment Property which relates to non-operational assets held for future development, investment or surplus to the operations of the entity.

We have adopted the International Financial Reporting Standards definition of “Fair Value” as follows:

“The price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between relevant participants at the measurement date.”

Fair value is generally synonymous with the term market value. Market Value is defined in the International Valuation Standards as:

“The estimated amount for which an asset should exchange, on the date of valuation, between a willing buyer and a willing seller, in an arm’s-length transaction, after proper marketing, and where the parties had each acted knowledgeably, prudently, and without compulsion.”

Colliers International NZ Limited

Licensed under the Real Estate Agents Act 2008

2. COMPLIANCE

We confirm that we have acted independently in making our assessments and at no time did we feel coerced or pressured to increase, decrease or alter our adopted values.

3. CRITICAL ASSUMPTIONS

A summary of the critical assumptions adopted in our valuations are as follows; We assume that the supermarket is fully compliant and consent conditions (if any) imposed should be considered low risk and have a minimal impact given the input in the design and consent process from specialist experts including Traffic Management, Acoustic and Environmental Engineers.

We have relied on engineering, legal, environmental and due diligence reports provided.

Actual operating expenses are in line with budgets provided.

We have been provided with capital expenditure budgets and have assumed that any short term capital requirements are resolved prior to the valuation date, accordingly no specific capital expenditure deductions have been made for these items.

The supermarkets and retail premises are subject to lease terms and conditions, and where applicable rental guarantees, as outlined in the body of the reports.

4. RELIANCE ON THIS LETTER

We have prepared this letter to be included in the Product Disclosure Statement which summarises our reports and outlines key factors that have been considered in arriving at our adopted values. This letter does not contain all of the necessary data and support which are included in our reports.

Colliers International provides consent for the inclusion of this summary letter in the Product Disclosure Statement.

5. PROCESS

The primary method of valuation considered was that of direct capitalisation of passing income. This is considered to be a well proven method of determining value for an investment property where income is receivable for a reasonable term from secure tenants. The properties are subject to 15 or 20 year lease term across the supermarket premises with no market resets during this term, and potentially for as long as 55 years with renewal options. Given this length of secure income from an extremely strong covenant we have placed most reliance on the contract income approach in assessing market value. There have been several sales of supermarkets by Progressive Enterprises Limited (a subsidiary of Woolworths Limited) in recent times which have been used to substantiate this methodology and provide yield evidence.

10 Summary Valuation Reports continued

Colliers INTERNATIONAL

We have made property specific variations to the adopted capitalisation rates for factors such as:

- Urban, suburban or provincial location;
- Potential for other uses;
- Value quantum of property;
- Competition;
- MacroPlan Dimasi Forecast turnover and potential for rental growth;
- Earthquake, insurance and contamination risk.

6. VALUATION SUMMARY

We provide a summary of values and valuation key metrics as follows:

Property Name	Standalone / Shopping Centre	Property Location	Asset Value	Initial Yield	IRR on Adopted Value
54 Kerikeri Road, Kerikeri	Standalone	Kerikeri	$14,400,000	8.25%	8.78%
112 Stoddard Road, Mt Roskill	Standalone	Auckland	$19,200,000	7.72%	9.44%
226 Great South Road, Takanini	Shopping Centre	Auckland	$30,500,000	8.14%	9.08%
20 - 23 Neville Street, Warkworth	Shopping Centre	Auckland	$16,700,000	8.07%	9.26%
Bridge Street, Bridge Mall, Hamilton	Standalone	Hamilton	$14,600,000	7.75%	9.31%
St James Shopping Centre, Rototuna	Shopping Centre	Hamilton	$12,000,000	7.86%	9.84%
Corner Putaitai Street & Main Road, Stoke	Standalone	Nelson	$9,600,000	8.23%	9.60%
Corner Roberts Line & Fernlea Avenue, Kelvin Grove	Shopping Centre	Palmerston North	$10,700,000	7.91%	9.79%
3 Main Road, Tawa	Standalone	Wellington	$14,700,000	7.79%	9.05%
3 John Street, Newtown	Shopping Centre	Wellington	$20,600,000	7.52%	9.06%
17 Chappie Place, Hornby	Standalone	Christchurch	$15,000,000	8.27%	9.57%
40-54 Ivory Street, Rangiora East	Standalone	Christchurch	$12,100,000	8.08%	9.64%
Corner McCauley Street & Rolleston Drive, Rolleston	Standalone	Christchurch	$13,000,000	8.35%	9.43%
323 Andersons Bay Road, Dunedin South	Standalone	Dunedin	$15,000,000	8.27%	9.37%
			$218,100,000		

Please do not hesitate to contact the writers to discuss any aspect of this report

Yours faithfully
COLLIERS INTERNATIONAL NEW ZEALAND LIMITED

M E GRANBERG BCOM, BPROP ANZIV
Registered Valuer
Director | Valuation & Advisory Services

KANE SWEETMAN BA, BPROP, MPINZ, FRICS
Registered Valuer
National Director | Valuation & Advisory Services

3

86

11 Risks

SCA Property Group's business activities will be subject to risks, specific both to its investment in property and its operations, as well as of a general nature. Individually, or in combination, these risks may affect the future operating performance of SCA Property Group and the value of an investment in SCA Property Group.

Prospective investors should note that this Section identifies the Woolworths Directors' current views on the key risks of an investment in SCA Property Group, and is not intended to be exhaustive. Woolworths Shareholders should carefully consider the risk factors identified, in addition to the other information in this Explanatory Memorandum, before deciding whether to vote in favour of the Capital Reduction Resolution. Woolworths Shareholders should ensure they have sufficient awareness of the risks, and have regard to their own investment objectives, financial circumstances and taxation position, before deciding whether to vote in favour of the Capital Reduction Resolution.

If you do not understand any part of this Explanatory Memorandum, or are in doubt as to whether to vote in favour of the Capital Reduction Resolution, it is recommended that you first seek professional guidance from your broker, solicitor, accountant or other qualified professional adviser.

11.1. Risks specific to your investment in property

These risks relate to an investment in real estate.

11.1.1. Property Valuations

Valuations ascribed to each property will be influenced by a number of ongoing factors including:

- supply and demand for retail properties;
- general property market conditions; and
- the ability to attract and implement economically viable rental arrangements.

Property values may fall, and they may fall quickly, if the underlying assumptions on which the property valuations outlined in this Explanatory Memorandum are based differ in the future. As changes in valuations of investment properties are recorded in the income statement, any decreases in value will have a negative impact on the income statement.

In addition, the independent valuations included in this Explanatory Memorandum are the best estimates of the independent valuers and may not reflect the actual price a property would realise if sold. The independent valuations are subject to a number of assumptions which may not be accurate. See Section 10 for more information.

11.1.2. Rental Income

Distributions made by SCA Property Group are largely dependent upon the rents received from its property portfolio and the expenses incurred during operations. Rental income may be adversely affected by a number of factors, including:

- overall macroeconomic conditions;
- local real estate conditions;
- competition from other shopping centres;
- the perceived attractiveness of the shopping centre for prospective tenants and shoppers;
- the financial condition of tenants and their turnover, which affects the rental income received from specialty tenants;
- increases in rental arrears and vacancy periods;
- extensions of incentives offered to attract prospective tenants;
- additional expenses associated with re-leasing the tenancy or enforcement action;
- potential impact of internet sales on turnover or profitability of tenants;
- changes in retail tenancy laws; and
- external factors, including terrorist attacks, significant security incidents, acts of God or a major world event.

11.1.3. Property Liquidity

SCA Property Group may be required to dispose of some of its property assets in response to adverse business conditions. Given the relatively illiquid nature of property investments and the high degree of volatility in the non-residential property market since the onset of the global financial crisis, SCA Property Group may not be able to achieve the disposal of the property asset(s) in a timely manner or at an optimal sale price. This may affect SCA Property Group's net asset value or trading price per Stapled Unit.

A number of properties are subject to a right of refusal to purchase in favour of the Woolworths Group or previous owners which could restrict a sale of the property.

11.1.4. Capital Expenditure

The forecast capital expenditure represents the Woolworths Directors' current best estimate of the associated costs in maintaining the existing property portfolio. Capital expenditure may exceed the current forecasts, which could lead to increased funding costs and potentially lower distributions.

11.1.5. Competition

SCA Property Group will face competition from other property groups active in Australia and New Zealand. Such competition could lead to the following adverse outcomes:

- loss of specialty retail tenants to competitors;
- a reduction in turnover rents;
- an inability to secure new tenants resulting from oversupply of retail space; and
- an inability to secure maximum rents due to increased competition.

Explanatory Memorandum 87

11 Risks continued

11.2. Risks specific to your investment in SCA Property Group

These risks relate specifically to your investment in SCA Property Group:

11.2.1. Concentration Risk

The Woolworths Group will be SCA Property Group's largest tenant, constituting over 60% of SCA Property Group's Fully Leased Gross Income and approximately 75% of SCA Property Group's available GLA as of 11 December 2012. The performance of the SCA Property Group is materially dependent on the leasing arrangements in place with the Woolworths Group. Any material deterioration in the Woolworths Group's retailing operations may result in the Woolworths Group not meeting its lease obligations which could reduce SCA Property Group's income. Additionally, as the anchor tenant to the Portfolio, a deterioration in the Woolworths Group's financial performance or credit standing, or a change in corporate strategy or structure, could have an impact on the value of the Portfolio.

11.2.2. Exposure to specialty tenants

Specialty tenants, representing 39% of SCA Property Group's income, are less secure than Woolworths due to their smaller size, and less diverse operations. Their lease terms are also shorter. As a new portfolio, some specialty tenants may not have an established track record of sales within the individual shopping centres or catchment area. SCA Property Group's rental income could be adversely impacted should a significant number of specialty tenants be unable to meet their lease obligations. In addition, competition from Woolworths could negatively impact the sales of specialty tenants. This competition could impact on the income of SCA Property Group and impact on the ability of specialty tenants to continue operations. In addition, there is no guarantee that specialty tenants will renew their leases or, where they do not, that other specialty tenants will be found.

The potential impact will be partially managed through the Rental Guarantee provided by the Woolworths Group for only a short period of time. Under these arrangements, Woolworths will guarantee the rent for vacant specialty tenancies as at the Implementation Date for a period of two years from and including the Implementation Date for all properties in the Completed Portfolio, and the total rent for all specialty tenancies for properties in the Development Portfolio for a period of two years from completion of development of each centre. The Rental Guarantee for the Completed Portfolio will not apply to tenancies that become vacant after the Implementation Date. Further details on these arrangements can be found in Sections 6.4, 14.3 and 14.5.

Once the Rental Guarantee expires, rental income may decrease if SCA Property Group has been unable to lease vacant specialty tenancies that were subject to the Rental Guarantee.

11.2.3. Financial Information and Forecasts

Since SCA Property Group will be a new standalone entity there are no historical financial statements or other historical financial information for the SCA Property Group presented in this Explanatory Memorandum.

The forward-looking statements, opinions and estimates provided in this Explanatory Memorandum, including the financial forecasts provided, rely on various factors, many of which are outside the control of the SCA Property Group Board or management team, and several assumptions, any of which could be inaccurate or result in material deviations in actual performance from expected results. There can be no guarantee that SCA Property Group will achieve its stated objectives or that any forward looking statements or forecasts will eventuate.

In addition, the financial forecasts reflect income from the Rental Guarantee that means that the cash received by SCA Property Group during the Forecast Period reflects a fully leased portfolio. Upon the expiry of the Rental Guarantee, SCA Property Group's income will only be derived from leased space.

SCA Property Group's financial forecasts may also be negatively impacted by any unexpected increases in non-recoverable property operating expenses.

11.2.4. Development Management Agreement

SCA Property Group is entering into DMAs with the Woolworths Group to develop the properties in the Development Portfolio. SCA Property Group is entirely dependent on the Woolworths Group to develop these properties. If the Woolworths Group defaulted on its obligations under the DMAs, SCA Property Group may not be able to replace the Woolworths Group with another developer with similar experience and/or on terms as advantageous to it and, in the case of New Zealand properties in the Development Portfolio, the transfer of property would not necessarily proceed. Other developers may not have the same level of expertise in the supermarket retail development sector.

Completion of a development may be delayed for a number of reasons, including industrial disputes, inclement weather, permitted variations to the works, changes to legislative requirements, delays in authority inspections or approvals or a builder experiencing financial difficulties. As the development price is fixed, the Woolworths Group bears the risk of increased costs arising from delays. In the case of the Australian Development Portfolio, Woolworths Group is also obliged to continue to pay the Site Access Fee until the development is completed. However, a delay in the completion of development properties would negatively impact the forecast earnings of the Trust.

11.2.5. Development Assets Performance

As the Development Portfolio is under construction there is less certainty around the performance of the centre than for a completed asset. In this regard, the forecast returns from the Development Portfolio are subject to a number of assumptions around leasing, market rents, tenant incentives and leasing commissions. The accuracy of these assumptions may prove to be inaccurate which would impact earnings. Some examples include:

- level of tenant commitment may vary from forecast;
- the level of rentals achieved may vary from forecast; or
- actual valuation on completion may vary from forecast.

88

The level of rental income achieved may not equal or exceed the level of income supported by the Rental Guarantee and therefore rental income could fall below this level after the guarantee period.

11.2.6. New standalone entity with no previous trading history

SCA Property Group will be a new standalone entity with no previous trading history for Stapled Units.

The Woolworths Group will provide management and other administrative services to SCA Property Group for a period of 12 months from the Implementation Date under the TSAs. Following expiry of the TSAs, SCA Property Group will need to perform services previously provided under the TSAs on a standalone basis. There is a risk that SCA Property Group may not have established the relevant internal functions to allow it to perform these tasks efficiently prior to expiry of the TSAs.

As SCA Property Group is a new standalone entity with no previous trading history, corporate costs could be higher than forecast.

SCA Property Group's financial forecasts may also be negatively impacted by any unexpected increases in non-recoverable property operating expenses.

11.2.7. Withdrawal of properties from the Portfolio if the transfer of title to such properties is not registered in time

Failure to register the transfer of title of the Australian Properties by the Implementation Date may result in a breach of Division 6B of the Tax Act. SCA Property Group RE Limited has obtained a private binding ruling in respect of the application of Division 6B of the Tax Act to the Distribution and is seeking further confirmation from the ATO in relation to the need to register title prior to the Implementation Date. If the advice from the ATO is that registration is required prior to the Implementation Date or the ATO advice is not received prior to the Implementation Date, unregistered properties will be withdrawn from the Portfolio acquired by SCA Property Group. In this case the amount payable to Woolworths in relation to purchasing the Portfolio reduces by an equivalent amount. This reduction would result in SCA Property Group's borrowings being reduced by the total value of the withdrawn Australian Properties. If the collective value of the withdrawn properties is in excess of $350 million or, if OIO consent to the transfer of the New Zealand Properties is not received prior to the Implementation Date, $240 million, the Proposed Transaction may be cancelled.

The Lane Cove property in the Completed Portfolio is held under two head leases from Lane Cove Council. The head leases prohibit assignment by Woolworths except where certain conditions are satisfied, including satisfying Council as to the substance of the assignee. If the head leases were assigned without Council approving SCA Property Group as assignee, there would be a breach of the head leases which could result, after notice and lapse of time, in forfeiture of the head leases.

If title to the Lane Cove property is not registered in the name of SCA Property Group by 11 December 2012, the property would not be transferred to SCA Property Group. This would have the following financial impact on SCA Property Group:

- total assets would be approximately $38 million lower;
- the Debt Facility balance would be approximately $38 million lower; and
- Distributable Earnings for the Forecast Period would be approximately 1% lower.

The New Zealand Properties will not be registered until after the Implementation Date and only once the consent of the OIO has been obtained.

11.2.8. Stamp Duty on Asset Transfer

SCA Property Group has sought a stamp duty exemption on the transfer of all Properties in the Completed Portfolio, and on the transfer of the land and WIP of the Properties in the Development Portfolio, located in New South Wales, Victoria and Western Australia. The exemption in relation to the properties located in Western Australia and Victoria has been received. To the extent that an exemption is not obtained in New South Wales, or a condition of an exemption is not satisfied, then SCA Property Group may incur significant unexpected costs. These are estimated to be in the order of up to $24 million relating to the transfer of properties located in New South Wales, up to $17 million for properties located in Victoria, and up to $8 million in Western Australia. An increase in stamp duty above that included in the Financial Information would increase the debt in SCA Property Group and corresponding interest expense.

11.2.9. Exchange Rates

SCA Property Group will derive New Zealand dollar denominated earnings as a result of its interest in SCA Property NZ Retail Trust which will hold the New Zealand Properties. Fluctuations in exchange rates could have an adverse impact on SCA Property Group's earnings and financial position.

The New Zealand Sale Contract purchase prices are denominated in New Zealand dollars. If the settlement of the New Zealand Properties in the Completed Portfolio was delayed until after the Implementation Date, the acquisition of these properties would be 100% debt funded. The financial forecasts in the Financial Information assume that New Zealand dollar debt is drawn to fund the acquisition of the New Zealand Properties for up to 60% of each property's value. SCA Property Group will therefore be exposed to movements in the AUD/NZD foreign exchange rate up to 40% of the unmatched portion. As the financial forecasts in the Financial Information assumes a static AUD/NZD exchange rate throughout the Forecast Period, any fluctuation in exchange rate would impact SCA Property Group's forecast Gearing by approximately 1% for every 10% movement in the AUD/NZD exchange rate.

11.2.10. Funding

SCA Property Group's ability to raise funds from either debt or equity markets on favourable terms for future corporate activity is dependent on a number of factors, including:

- the general economic and political climate;

Explanatory Memorandum 89

11 Risks continued

- the state of debt and equity capital markets; and
- the performance, reputation and financial strength of SCA Property Group.

Changes to any one of these underlying factors could lead to an increased cost of funding, limited access to capital, increased refinancing risk for SCA Property Group and/or an inability to expand operations or purchase assets in a manner that may benefit SCA Property Group and its Stapled Unitholders.

If SCA Property Group's existing debt facilities are not refinanced and need to be repaid, or SCA Property Group is unable to obtain new debt funding to the same Gearing levels, it is possible that SCA Property Group will need to dispose of assets for less than fair value, impacting on SCA Property Group's net asset value.

11.2.11. Gearing

SCA Property Group's expected Gearing is provided in Section 8.3.4.

The level of Gearing will magnify the effect on SCA Property Group of any changes in interest rates or changes in value or performance measures. Higher Gearing will increase the effect. If the level of Gearing increases over the term of the Debt Facility, this is a factor that may create refinancing risk on SCA Property Group's debt facilities as they approach expiration.

11.2.12. Interest Rates and Financial Covenants

There is a risk when SCA Property Group seeks the extension, refinancing or establishment of debt financing and interest rate hedges that it may be unable to do so on current terms. It is possible that interest rates and the cost of interest rate hedges will increase in the future, or new lenders may require more stringent Financial Covenants than those contained in the Debt Facility which could have a material negative impact on SCA Property Group's financial performance and available distributions.

Until the date that interest rate hedges are entered into by SCA Property Group, SCA Property Group will be exposed to interest rate movements on the Debt Facility. To the extent, after the Implementation Date, the Debt Facility is not hedged, the SCA Property Group is exposed to movements in variable rates of interest on the amounts unhedged.

11.2.13. Breach of Debt Facility

Banks may seek repayment of the Debt Facility prior to expected facility expiry if an event of default occurs which is not remedied. The Debt Facility contains undertakings to maintain certain gearing and interest coverage ratios, and an event of default would occur if SCA Property Group fails to maintain these financial levels. SCA Property Group may need to dispose of assets for less than their face value, raise additional equity, or reduce or suspend distributions, in order to repay such part of the Debt Facility.

The financial ratios that are expected to be included in the Debt Facility include the following:

- The ratio of total finance debt of SCA Property Group (net of cash and cash equivalents) to total tangible assets of SCA Property Group, in each case excluding the mark-to-market value of derivatives must not exceed 50%.
- Interest cover ratio must be more than 2.00 times. Interest cover ratio is the ratio of EBIT (after adjusting for amortisation and non-cash items) to net interest expense.
- Priority Debt must not exceed 10% of total tangible assets of SCA Property Group. Priority Debt finance debt of members of SCA Property Group which do not guarantee the Debt Facility.
- Secured finance debt raised by SCA Property Group (other than certain permitted security) must not exceed 10% of total tangible assets of SCA Property Group.
- The total tangible assets of SCA Property Group and guarantors of the Debt Facility (on a non consolidated basis) must be at least 90% of total tangible assets of SCA Property Group.

11.2.14. Environmental Risks and Contaminations

Environmental reviews were undertaken by SCA Property Group on all properties within the Portfolio during due diligence and no material environmental issues were identified. Further investigation was recommended for some of the Properties within the Portfolio which may have been exposed during prior ownership to environmental contamination, including asbestos and hazardous and toxic materials which cannot be identified without intrusive investigation. Under certain environmental laws, current owners of a property may be liable for costs and damages resulting from the contamination of soil or water and any required remediation. Some properties also have ongoing monitoring and reporting obligations to relevant authorities. In addition, restrictions may be placed on the sale of such properties and their ability to be used as collateral may be limited.

SCA Property Group has purchased the Properties as is and there is no indemnity for environmental liabilities from the Woolworths Group under the Sale Contracts.

Exposure to hazardous substances at a property within the Portfolio could result in personal injury claims. Such a claim could prove greater than the value of the contaminated property.

An environmental incident may also interrupt the operations of a property within the Portfolio, including requiring closure of the property. Any lost income caused by such an interruption to operations may not be able to be recovered.

11.2.15. Tax

SCA Property Retail Trust is not subject to Australian income tax, including capital gains tax, under current Australian income tax legislation. This status remains valid so long as SCA Property Retail Trust's unitholders are entitled to all the income of SCA Property Retail Trust as they are under the Trust Constitutions. Consequently, distributions made by SCA Property Retail Trust will be on a "pre-tax" basis, with any Australian income tax in respect to SCA Property Retail Trust's income being payable by, or on behalf of, unitholders rather than SCA Property Group RE Limited as responsible entity. Changes in SCA Property Retail Trust's business activities or Australian tax legislation could result in SCA Property Retail

90

Trust incurring tax on its income in the future. In this event, subsequent distributions would be paid on a "post-tax" basis.

Further details of the material tax consequences for Australian investors are provided in Section 13.

11.2.16. Insolvency

In the event of any liquidation or winding up of SCA Property Group, the claims of SCA Property Group's creditors will rank ahead of those of its Stapled Unitholders. Under such circumstances, SCA Property Group will first repay, or discharge all claims of, its creditors. Any surplus assets will then be distributed to Stapled Unitholders. All Stapled Unitholders will rank equally in their claim, and will be entitled to an equal share per Stapled Unit.

11.2.17. New Zealand Overseas Investment Office approval

In New Zealand, settlement of the New Zealand Properties is subject to the consent of the New Zealand Overseas Investment Office (OIO). In the event there is a delay in obtaining the consent of the OIO, SCA Property NZ Retail Trust may receive lower rental income than forecast.

In the event that the OIO declines its consent to the transaction in New Zealand, the acquisition of all or some of the New Zealand Properties would not proceed which would lower rental income and result in a greater concentration risk. The forecast contribution of the New Zealand assets to the Distributable Earnings of SCA Property Group is A$2.0 million in the period from the Implementation Date to 30 June 2013 and approximately A$2.9 million in the year ending 30 June 2014.

11.3. General risks

These risks are typically common of most investments.

11.3.1. Price of Stapled Units

The price of the Stapled Units quoted on ASX may fluctuate resulting in the Stapled Units trading at prices below or above the Final Price. These fluctuations may be due to a number of factors, including:

- changes to general economic conditions in Australia and abroad, including inflation, interest rates and exchange rates;
- shifts in retail consumer sentiment;
- demand for property securities, both domestically and internationally;
- changes in government policy, legislation and regulations;
- inclusion or removal from major market indices; and
- general and operational business risks.

Consequently, the trading price of SCA Property Group may be influenced by factors non-specific to SCA Property Group and out of SCA Property Group's ability to control. These fluctuations could have materially adverse effects on the trading performance of the Stapled Units.

No assurances can be made that the performance of the Stapled Units will not be adversely affected by such market fluctuations or factors. None of SCA Property Group, the SCA Property Group RE Limited Directors, the Woolworths Group, the Woolworths Directors or any other person guarantees the performance of the Stapled Units.

11.3.2. Trading of Stapled Units

SCA Property Group has no trading history on public markets prior to the Proposed Transaction. Consequently, following listing on ASX, there is no guarantee that an active trading market will develop for the Stapled Units. Liquidity of the Stapled Units will be dependent on the volume of relative buyers and sellers in the secondary market at any given time. Additionally, large Stapled Unitholders choosing to trade out of their positions at discounts to prevailing market prices may also affect the market.

Increased trading price volatility may occur as a result of any of these factors, with the outcome being that Stapled Unitholders selling their Stapled Units into the public markets may receive a sale price that is less than the Final Price they paid.

11.3.3. Insurance

SCA Property Group will carry a range of insurances which the SCA Property Group RE Limited Board and management view as customary for similar properties. However, there are certain events for which SCA Property Group will not maintain insurance cover. These events may include, but are not limited to:

- acts of war or political instability;
- acts of terrorism; or
- catastrophic events, such as floods or earthquakes.

If any of SCA Property Group's properties are damaged or destroyed by an event for which SCA Property Group does not have coverage, SCA Property Group could incur a capital loss and lost income, which could reduce Stapled Unitholders' returns.

Dependant on the type of coverage SCA Property Group may have to incur an excess prior to any payment by the insurer or pay for any difference between the full replacement cost and insured amount. SCA Property Group may also incur increases to its insurance premium applicable to other areas of cover as a result of the event.

SCA Property Group may not be able to recover under its insurance if the company or companies providing the insurance (or any reinsurance) are under financial distress or fail.

11.3.4. Accounting Standards

The Australian Accounting Standards to which SCA Property Group adheres are set by the Australian Accountings Standards Board and are consequently out of the control of SCA Property Group and the SCA Property Group RE Limited Directors. Changes to accounting standards issued by AASB or changes to the commonly held views on the application of those standards could materially adversely affect the financial performance and position reported in SCA Property Group's financial statements.

Explanatory Memorandum 91

12 SCA Property Group Fees and Other Costs

The Corporations Act requires SCA Property Group RE Limited as the responsible entity to include the following standard consumer advisory warning. The information in the consumer advisory warning is standard across product disclosure statements and is not specific to information on fees and costs in SCA Property Group.

Consumer Advisory Warning Did you know

Small differences in both investment performance and fees and costs can have a substantial impact on your long term returns.

For example, total annual fees and costs of 2% of your Fund balance rather than 1% could reduce your final return by up to 20% over a 30 year period (for example, reduce it from $100,000 to $80,000).

You should consider whether features such as superior investment performance or the provision of better member services justify higher fees and costs.

You may be able to negotiate to pay lower contribution fees and management costs where applicable. Ask the Fund or your financial adviser.

To find out more

If you would like to find out more, or see the impact of the fees based on your own circumstances, the Australian Securities & Investments Commission (ASIC) website (www.fido.asic.gov.au) managed investment fee calculator to help you check out different fee options.

12.1. Fees and other costs

The following table shows fees and other costs that you may be charged. These fees and costs may be deducted from your money, from the returns on your investment or from the assets of SCA Property Group as a whole.

Taxes are set out in another part of this document.

You should read all the information about fees and costs because it is important to understand their impact on your investment.

Type of fee or cost Amount How and when paid

Fees when your money moves in or out of the fund

Establishment fee Nil Not applicable

The fee to open your

investment

Contribution fee The Nil Not applicable

fee on each amount

contributed to your

investment

Withdrawal fee The Nil Not applicable

fee on each amount

contributed to your

investment

Termination fee Nil Not applicable

The fee to close your

investment

Management costs

The fees and costs The SCA Property Group will not incur To be paid or reimbursed from the for managing your any external management fees for the assets of the SCA Property Group investment administration of SCA Property Group, as the costs are incurred by the as SCA Property Group RE Limited responsible entity.

will be wholly owned by SCA Property

Group.

SCA Property Group RE Limited’s

operating expenses incurred in

connection with SCA Property Group

will be payable out of SCA Property

Group funds.1

Offer costs Estimated at $13.5 million2, i.e. Payable from the proceeds of the

$724 for every $50,000 invested Debt Facility to the external service in Stapled Units.3 providers including the Lead Manager

at or about the time of the Allotment

Date. Additional information is

provided below.

Service fees

Switching fees Nil Not applicable

The fee for changing

investment options

1 SCA Property Group RE Limited’s operating expenses will include amounts paid under the TSAs, Directors’ fees, employee salaries, rent of of?ce premises and technology licence and service fees.

2	Aggregate amount of costs associated with the Offer, excluding GST.
3	This assumes that the average net asset value of SCA Property Group over FY13/FY14 is $935 million.

Explanatory Memorandum 93

12 SCA Property Group Fees and other costs continued

12.1.1. Example of Annual Fees and Costs

The following table gives an example of how the fees and costs to SCA Property Group can affect your investment over a one year period.

You should use this table to compare this product with other managed investment products. All amounts are exclusive of GST.

Table: First year after the issue of Stapled Units
Example – SCA Property Group

Type of fee or costs		Balance of $50,000 with a contribution of $5,000 during year
Contribution Fees	Nil	Nil
PLUS Management Costs		For every $50,000 you have in the fund, you will be charged the following amounts in the first year:
Management fees	Nil	Nil
Operating expenses of SCA Property Group	1.3% pa[1]	$700
Offer costs	1.4% of net asset value[2]	$760
EQUALS Cost of Fund to SCA Property Group		If you had an investment of $50,000 at the beginning of the year, you would be charged fees of **$1,460**.

12.2. Fees and costs associated with the Proposed Transaction

The following table sets out the fees and costs incurred by SCA Property Group in association with the Proposed Transaction. These costs are one-off in nature and have not been included in the forecast management costs of SCA Property Group in subsequent years. Transaction and offer costs are payable on allotment from proceeds raised from the Debt Facility.

Type of fee or cost (inclusive of GST)	Amount (A$m)
Stamp duty costs	23.1
Offer costs	14.8
Advisers and consultants fees	22.0
Debt establishment costs	2.3
ASX listing costs	0.5
Total fees and costs	**62.5**

12.3. Additional explanation of fees and costs

As an internally managed trust, SCA Property Group is not subject to any third party fund management costs or fees.

SCA Property Group RE Limited will pay Woolworths the development prices determined under the DMAs, and will also pay property management fees to a third party property manager. These amounts are not included as "management costs" of SCA Property Group, as they are costs related to specific assets that investors would incur if they invested directly in the assets themselves.

1 Estimated at 1.3% of the average net asset value of SCA Property Group over FY13 / FY14.
2 Estimated at 1.4% of the average net asset value of SCA Property Group over FY13 / FY14.

94

13 Taxation Implications

13.1. Australian taxation summary

Greenwoods
& Freehills

The Directors
Shopping Centres Australasia Property
Group RE Limited as responsible entity of
Shopping Centres Australasia Property
Retail Trust
1 Woolworths Way
Bella Vista NSW 2153

5 October 2012

The Directors
Shopping Centres Australasia Property
Group RE Limited as responsible entity of
Shopping Centres Australasia Property
Management Trust
1 Woolworths Way
Bella Vista NSW 2153

Dear Directors

Woolworths Limited: Capital Reduction – Australian Taxation Implications

We have been instructed by Woolworths and SCA Property Group RE Limited to prepare a taxation summary to be included in this Explanatory Memorandum.

Capitalised terms not otherwise defined in this letter have the meaning given in the Explanatory Memorandum.

1 Scope

The tax summary in this letter is a general summary of the Australian income tax and GST implications arising for Woolworths Distribution Participants as a result of the Distribution.

The tax consequences of participating in the Distribution will vary depending on your circumstances and the jurisdiction in which you are located. It is important that you consult with your professional tax advisor regarding your particular circumstances.

This summary is based on the provisions of the *Income Tax Assessment Act 1936* (Cth) and the *Income Tax Assessment Act 1997* (Cth) (collectively, the ***Tax Act***) as at the date of this Explanatory Memorandum.

The summary does not address the consequences that arise if you hold your Woolworths Shares or Stapled Units on revenue account, as trading stock, or the Taxation of Financial Arrangement provisions (Division 230 of the Tax Act) apply in respect of your Woolworths Shares or Stapled Units.

This summary does not address the tax consequences of participating in the Distribution for non-residents of Australia under the laws of other jurisdictions. Non-resident Woolworths Distribution Participants should obtain tax advice specific to their jurisdiction.

MLC Centre Martin Place Sydney NSW 2000 Australia
GPO Box 4982 sydney NSW 2001 Australia
Liability limited by a scheme approved under Professional Standards Legislation

Telephone +61 2 9225 5955 Facsimile +61 2 9221 6516
www.gf.com.au DX 482 Sydney
Greenwoods & Freehills Pty Limited ABN 60 003 146 852

Explanatory Memorandum 95

13 Taxation Implications continued

Greenwoods & Freehills

2 Class Ruling

Woolworths has received a draft class ruling that sets out the preliminary but considered views of the ATO in respect of the income tax consequences of the Distribution for Woolworths Distribution Participants. These consequences are explained in further detail below.

3 Overview of Transaction

Under the terms of the Distribution, Woolworths Distribution Participants will be entitled to a Stapled Unit, comprising one unit in SCA Property Management Trust and one unit in SCA Property Retail Trust on the basis of one Stapled Unit for every five Woolworths Shares by them on the Distribution Record Date. From an Australian income tax perspective, the transaction will be treated as Woolworths:

- paying a fully franked dividend equal to 49.3% of the SCA Property Group VWAP (**Dividend Amount**); and
- making a capital return equal to 50.7% of the SCA Property Group VWAP (**Capital Return Amount**).

for every five Woolworths shares held.

SCA Property Group will advise of the SCA Property Group VWAP on its website on www.scapropertyoffer.com.au.

4 Acquisition of Stapled Units under the Distribution

4.1 Capital Return Amount

(a) Resident Distribution Participants

As the Capital Return Amount is not a dividend or otherwise assessable, CGT event G1 will arise for you when Woolworths pays the Capital Return Amount (in the form of the Stapled Units) in respect of Woolworths Shares owned by you at the Distribution Record Date.

As a result of CGT event G1 occurring, your cost base and reduced cost base of each Woolworths Share should be reduced (but not below nil) by 1/5th of the Capital Return Amount. You will make a capital gain from CGT event G1 occurring to the extent (if any) that the payment exceeds your cost base in the Woolworths Share.

In the circumstance that you choose to dispose of your Woolworths Share after the Distribution Record Date and still have a right to receive the Capital Reduction Amount in respect of the disposed share(s), CGT event C2 will occur upon payment. You will make a capital gain to the extent that the payment exceeds the cost base of the right to receive.

A capital gain made when CGT event G1 or C2 occurs will be a discount capital gain provided that you are an individual, trust or complying superannuation fund and acquired the Woolworths Share at least 12 months before the date of the Distribution. The discount factor applied will vary dependent on your tax profile. Specifically, individuals and trusts can reduce the capital gain by half whilst complying superannuation funds can reduce the gain by a third.

(b) Non-resident Woolworths Distribution Participants

A non-resident Woolworths Distribution Participant who is paid the Capital Return Amount disregards any capital gain made from CGT event G1 or CGT event C2 if the relevant asset does not constitute taxable Australian property. For the purposes of CGT event G1, the relevant asset will be the Woolworths Share whilst in the instance that CGT event C2 arises, the right to receive the Distribution is the relevant asset.

page 2

96

Greenwoods

& Freeh ills

Any capital gain or loss that is made by the non-resident Woolworths

Distribution Participant Should be disregarded if:

• the non-resident Woolworths Distribution Participant (together with their associates) did not hold 10% or more of the shares in Woolworths at the time of CGT event G1 or C2 or at any time throughout a 12 month period that began no earlier than 24 months before the CGT event G1 or C2 and ending no later than that time;

• the non-resident Woolworths Distribution Participant is not a former

Australian resident that made an election to treat the Woolworths

Shares as taxable Australian property when they ceased to be an

Australian resident: and

• the non-resident Woolworths Distribution Participant did not hold their Woolworths Shares at any time in carrying on a business at or through a permanent establishment in Australia.

• Non-resident Woolworths Distribution Participants that do not satisfy these conditions should obtain their own advice as to the Australian income tax consequences from the Capital Reduction Amount.

4.2 Dividend Amount

(a)	Resident Woolworths Distribution Participants

As part of the Distribution, you will be entitled to 1/5th of the Dividend Amount on each existing Woolworths Share. The dividend will be fully franked and accordingly will have accompanying franking credits which, dependent on your tax profile, may be refundable to you.

Woolworths Shareholders who received the fully franked Dividend Amount directly:

• must include the amount of the franked dividend in their assessable income;

• must also include the amount of the franking credits attached to the Dividend Amount in their assessable income: and

• will be entitled to a tax offset equal to the amount of the franking credit (subject to the qualifications outlined below).

Where the fully franked Dividend Amount was received by a Woolworths Distribution Participant (not being an entity taxed as a corporate tax entity) who is a trustee of a trust (not being a complying superannuation fund) or a partnership, the trustee of the trust or the partnership must include an amount equal to the franking credit attached to the Dividend Amount as assessable income.

Generally, to be eligible for the franking credit and tax offset, you must have held your Woolworths Shares “at risk” for at least 45 days (not including the date of acquisition or the date of disposal). This rule should not apply to you if you are an individual whose tax offset entitlement (on all shares and interests in shares held) does not exceed $5,000 for the income year in which the franked dividend is paid. If you enter into put or call options (or other derivatives) in relation to the Woolworths Shares, this may affect whether the units are sufficiently held at risk” for the purposes of the franking rules, and you should seek specific advice.

Where you are an individual, a complying superannuation entity or a registered charity (in certain circumstances), you will generally be entitled to a tax refund to the extent that the franking credits attached to your distributions from Woolworths for an income year exceed your tax liability for the income year.

Explanatory Memorandum 97

13 Taxation Implications continued

Greenwoods

& Frech ills

Example:

The following table provides an illustration of the effect of the franking credit for

Australian resident individual taxpayers and complying superannuation funds.

For the purposes of the example, the Distribution is assumed lobe $1.40 for every five Woolworths Shares.

Woolworlhs Distribution Participant holding 2,500 Shares

Total amount of Distribution $700.00

Dividend component $345.10

0- sr82o1- $3OG1—$80001—$18O,1 Complying

$18200 $37,000 $80000 $180,000 and over sierannuation

ii funds

0% 2050% 34% 3850% 46.50% 15%

)iider 345.10 345.10 345.10 345.10 345.10 345.10

Imputation credit 147.90 14790 147.90 147.90 147.90 147,90

Total assessable

Income 493. 493.00 493.00 493.00 493.00 493,00

Gross incometax O.( 101.07 167.62 189.81 Z29.25 73.95

Imputation credit (14790) (147.90) (147.90) (147,90) (147,90) (147.90)

Tax payable

(reftind) (147.90) (46.84) 19.72 41.91 81.35 (73.95)

Where you are a company, any franked distributions that you receive from

Woolworths will generally give rise to a franking credit in your franking account.

Certain companies may also be able to convert excess franking credits into carried forward tax losses.

(b)	Non-resident Woolworths Distnbution Participants

As the dividend by Woolworths will be fully franked, where you are a nonresident for Australian tax purposes, the dividends should be exempt from dividend withholding tax.

In the case of non-resident Woolworths Distribution Participants who were carrying on business in Australia at or through a permanent establishment, those Woolworths Distribution Participants are required to include the Dividend Amount in their assessable income to the extent it is attributable to that permanent establishment.

4.3 Cost Base And Date Of Acquisition Of Stapled Units

The first element of the cost base and reduced cost base for each Stapled Unit will be equal to the SCA Property Group VWAP which reflects the market value of the Stapled Unit at the time of the Distribution.

As the units in SCA Properly Management Trust and SCA Property Retail Trust will be separate CGT assets, the market value of the Stapled Unit will need to be allocated between each of the respective CGT assets on a reasonable basis. In accordance with the ATO’s general practice, one possible method of apportionment is on the basis ot relative net tangible asset values of SCA Property Retail Trust and SCA Property Group Management Twst.

Greenwoods & Freehills

Relevant information regarding the net tangible asset values of SCA Property Group Retail Trust and SCA Property Management Trust will be made available to you on the SCA Property Groups website: www.scapropertyoffer.com.au.

For CGT purposes and for the purposes of the CGT discount rules, the acquisition date of the Stapled Units should be the date of distribution (the Implementation Date).

4.4 Stapling Of Units

No tax implications should arise for you as a result of the stapling of the units in SCA Property Management Trust and SCA Property Retail Trust to form the Stapled Securities.

5 Holding and disposal of Stapled Units — Australian residents

5.1 Holding Of Stapled Units

Each SCA Property Management Trust unit and SCA Property Retail Trust unit comprising a Stapled Unit cannot be traded separately. However, each of the above securities constitute a separate asset for CGT purposes. Accordingly, where a Stapled Unit is acquired, it will need to be treated for CGT purposes as the acquisition of a SCA Property Management Trust unit and a SCA Property Retail Trust unit.

Your cost base in each of the individual securities comprising the Stapled Units will be determined as set out in Section 4.3 (Cost Base and Date of Acquisition of Stapled Units).

5.2 Distributions From SCA Property Management Trust

For income tax purposes, SCA Property Management Trust will, subject to elections SCA Property Group RE Limited may make, be taxed either as a company or like a company under Division 6C of the ITAA 1936 and its distributions (other than certain capital distributions) to Stapled Unitholders will be taxed as dividends and may be franked.

Your assessable income will include the amount of the distributions by SCA Property Management Trust, as well as the amount of franking credits, if any, attached to the distributions. You will generally be entitled to a tax offset (rebate) corresponding to the amount of the franking credits.

Generally, to be eligible for the franking credit and tax offset, you must have held your SCA Property Management Trust units ‘at risk for at least 45 days (not including the date of acquisition or the date of disposal). This rule should not apply to you if you are an individual whose tax offset entitlement (on all shares (and certain units) and interests in shares (and certain units) held) does not exceed $5,000 for the income year in which the franked dividend is paid. If you enter into put or call options (or other derivatives) in relation to Stapled Units, this may affect whether the Stapled Units are sufficiently held “at risk” for the purposes of the franking rules, and specific advice should be sought.

Where you are an individual, a complying superannuation entity or a registered charity (in certain circumstances), you will generally be entitled to a tax refund to the extent that the franking credits attached to your distributions from SCA Property Management Trust for an income year exceed your tax liability for the income year.

Where you are a company, any franked distributions that you receive from SCA Property Management Trust will generally give rise to a franking credit in your franking account. Certain companies may also be able to convert excess franking credits into carried forward tax losses.

5.3 Distributions From SCA Property Retail Trust

In respect of each income tax year. you will be required to include your share of the net income of SCA Property Retail Trust (as advised by SCA Property Group RE Limited) in your assessable income for tax purposes. SCA Property Group will provide Stapled Unitholders with annual taxation statements. The taxation statements will be mailed to you in August, along with a tax guide to assist in the completion of your tax return.

Explanatory Memorandum

13 Taxation Implications continued

Greenwoods & Freehills

Distributions from SCA Property Retail Trust may include various components, the tax treatment of which may differ.

To the extent that a distribution from SCA Property Retail Trust includes foreign income, you may be entitled to receive a foreign tax offset equal to the lesser of the Australian tax otherwise payable by you on foreign income or the quantum of foreign tax imposed. The foreign tax offset component of a distribution is required to be included in assessable income. However, if Australian tax is payable by you on the foreign income component of your taxable income or other foreign income not related to the SCA Property Retail Trust units, the foreign tax offset may be applied against that Australian tax liability. Offsets that are not utilized in the income year in which they are derived will not be carried forward into future income years.

If a net capital gain is included in the taxable income of SCA Properly Retail Trust (for example, on disposal of a property), you will be regarded as having derived a capital gain equal to your proportionate share of that net capital gain. However, where discount capital gains treatment has been applied in calculating the net capital gain at the SCA Property Retail Trust level, you will be required to gross-up the amount of the capital gain included in your assessable income. You can then apply any capital losses from other sources to offset the capital gain and then apply your CGT discount (actor, if applicable.

Due to the nature of the assets of SCA Property Retail Trust, it is likely that any gains from future disposal of some of the properties held by SCA Property Retail Trust that were acquired from Woolworths prior to the Distribution should be, in part, ordinary income rather than capital gains. For eligible resident Stapled Unitholders, this means that the benefit of the CGT discount will not apply in respect of the distribution of these gains. Conversely, a loss in respect of these assets should be, in part, deductible rather than solely a capital loss.

These provisions will not impact the ability of Stapled Unitholders to access the CGT discount in respect of the disposal of their Stapled Units discussed below.

To the extent that SCA Property Retail Trust makes any non-assessable distributions to you, such distributions will give rise to CGT event E4, In these circumstances, to the extent that the non-assessable distribution exceeds your cost base in SCA Property Retail Trust unit, a capital gain will arise. Where this happens, the cost base and reduced cost base of the unit are reduced to nil.

Where the sum of the non-assessable payments is not more than the cost base of the unit, the cost base and reduced cost base of the unit would be reduced by the amount of the non-assessable payment.

5.4 Disposal Of Stapled Units

As outlined above, each individual security comprising a Stapled Unit is a separate CGT asset. As such, the disposal of a Stapled Unit will constitute a disposal for CGT purposes in respect of each individual security comprising that Stapled Unit. Accordingly, the capital proceeds referable to the disposal of each individual security will need to be determined by apportioning the total capital proceeds received in respect of the disposal of the Stapled Unit on a reasonable basis.

You will, upon disposal of a Stapled Unit make a capital gain in relation to a particular security if the portion of the capital proceeds reasonably attributed to the SCA Property Management Trust unit or SCA Property Retail Trust unit (as applicable) exceeds the cost base of the relevant unit. Alternatively, you will make a capital loss upon disposal of a Stapled Unit if the portion of the capital proceeds reasonably attributed to the SCA Property Management Trust unit or SCA Property Retail Trust unit (as applicable) is less than the reduced cost base of the relevant unit.

Generally, a capital loss arising in respect of one security can offset a capital gain arising in respect of another, subject to specific loss rules for Stapled Unitholders who are companies or trusts.

Greenwoods & Freehills

Stapled Unitholders who are individuals, trustees or complying superannuation entities and who have held a Stapled Unit for 12 months or more at the time of sale should be entitled to apply the applicable CGT discount factor to reduce any capital gain (after offsetting capital losses) made on the sale of the Stapled Unit. If you are an individual or trustee applying the CGT discount, your taxable capital gain (after offsetting any current year capital losses or carry forward net capital losses from previous years) will be reduced by one-half (or one-third if you are a complying superannuation entity).

6 Holding and disposal of Stapled Units — non-residents

The information in this summary dealing with shareholders who are non-residents of Australia for income tax purposes, does not apply to non-residents who:

• hold their Stapled Units through a permanent establishment in Australia: or

• hold their Stapled Units via an interposed Australian entity(s).

6.1 Distributions from SCA Property Management Trust

Franked distributions from SCA Property Management Trust will be exempt from withholding tax. Unfranked distributions will be subject to dividend withholding tax. The withholding tax rate is generally 30%. However, for dividends paid to residents of countries with which Australia has entered into a tax treaty, the rate of withholding is generally reduced to 15%.

6.2 Distributions from SCA Property Retail Trust

It is expected that SCA Property Retail Trust will be a managed investment trust for tax purposes. SCA Property Group RE Limited, the responsible entity for SCA Property Retail Trust, will be liable to deduct withholding tax on your behalf in respect of the fund payment component of a distribution payable to you. This withholding tax does not always represent the final tax liability in respect of such distributions and in some circumstances you may have additional tax filing and tax payment obligations.

In respect of SCA Property Retail Trust, the fund payment component of a distribution is likely to include amounts representing:

• Australian source income, such as rental income from Australian properties: and

• capital gains in respect of taxable Australian property, grossed up for any CGT discount that has been applied at the SCA Property Retail Trust level (i.e. withholding tax is imposed on the gross capital gain). Taxable Australian property includes real property situated in Australia.

• The fund payment component will not include amounts attributable to trust income comprising:

• interest, royalties or dividends (however, distributions attributable to such trust income may be subject to withholding tax as set out below):

• capital gains in respect of CGT assets that are not taxable Australian property; and

• tax deferred distributions.

The withholding rate depends on whether you are a resident of a country with which Australia has determined to be an exchange of information country’. If you are not a resident of such a country, the withholding rate will be 30%. If you are a resident of such a country the rate of withholding will be 15% in respect of any distribution received.

‘The Australian Government has announced that effective from 8 May 2012, non-residents will no longer be entitled to the CGT discount for capital gains accrued after that date. Despite legislation not yet being enacted. it is expected that nonresident Stapled Unitholders Will not be eligible to apply the CGT discount to any capital gains distributed by SCA Property Retail Trust,

Explanatory Memorandum

13 Taxation Implications continued

Greenwoods & Freehills

The rules noted above in respect of the disposal of assets by SCA Property Retail Trust will not adversely impact the tax position of non-resident Stapled Unitholders.

In respect or the interest, dividend and royalty components of distributions, SCA Property Group RE Limited will also be required to deduct withholding tax from any amounts distributed to you.

For distributions from SCA Properly Retail Trust attributable to:

• interest income of SCA Property Retail Trust, the withholding tax rate is 10%;

• unfranked dividends received by SCA Property Retail Trust, the withholding tax rate is generally 30%. However, for residents of countries with which Australia has entered into a tax treaty, the rate of withholding on such distributions is generally reduced to 15%;

• franked distributions received by SCA Property Retail Trust, no withholding tax will apply and

• royalty income of SCA Property Retail Trust, the withholding tax rate is generally 30%. However, for residents of countries with which Australia has entered into a tax treaty, the rate of withholding on such distributions is generally reduced to 10% (or in some cases 5%).

The interest, dividend and royalty withholding taxes represent a final tax liability for nonresident Stapled Unitholders for these amounts (i.e. there is no further tax on an assessment basis in respect of these amounts in Australia).

For Australian tax purposes, non-residents are only taxed on their Australian sourced income and accordingly will not be liable for withholding tax on any foreign source income, including New Zealand sourced income, distributed from SCA Property Retail Trust.

6.3 Disposal Of Stapled Units

Upon disposal of your Stapled Units:

(A) no CGT liability will arise in relation to the disposal of the SCA Properly Retail Trust component of your Stapled Unit unless either:

• at the time of the disposal you (and your associates), hold 10% or more of the issued capital in SCA Property Retail Trust; or

• you are a former Australian resident that made an election to treat the Stapled Units as taxable Australian property when you ceased to be an Australian resident; or

• prior to the time of disposal you (and your associates), held 10% or more of the issued capital in SCA Property Retail Trust throughout a 12 month period that began no earlier than 24 months before the time of the disposal and ended no later than the disposal time; and

(B) no CGT liability will arise in relation to the disposal or the SCA Property Management Trust component of your Stapled Unit if, as expected, the underlying value of SCA Property Management Trust is not principally derived from Australian real property either at the time of disposal or throughout a 12 month period that began no earlier than 24 months before the time of the disposal and ended no later than that time. If the underlying value of SCA Property Management Trust is principally derived from Australian real property, your tax treatment in respect of SCA Property Management Trust units will be the same as that for SCA Property Retail Trust outlined in (A) above.

Greenwoods
& Freehills

7 Other Matters

7.1 Australian Tax File Numbers (TFN) and Australian Business Numbers (ABN)

Following the Distribution, Stapled Unitholders will be asked to quote their TFN or TFN exemption. A Stapled Unitholder need not quote a TFN, however if a TFN is not quoted, or an appropriate TFN exemption is not provided, tax may be required to be deducted by the SCA Property Group RE Limited from any distributions at the highest marginal tax rate (currently 46.5%) unless the Stapled Unitholder holds the Stapled Units in course of furtherance of an enterprise, in which case an ABN can be quoted instead.

7.2 GST

There is no GST payable in respect of the acquisition or disposal of the Stapled Units.

Yours sincerely

Greenwoods & Freehills

Greenwoods & Freehills Pty Limited

page 9

Explanatory Memorandum 103

13 Taxation Implications continued

13.2. United States of America: taxation summary

This Section describes certain United States federal income tax consequences to U.S. holders of Woolworths Shares of receiving Stapled Units under the Distribution and of holding those Stapled Units. It applies to you only if you acquire your Stapled Units in this transaction and you hold your Stapled Units as capital assets for tax purposes. This Section does not apply to you if you are a member of a special class of holders subject to special rules, including a dealer in securities, a trader in securities that elects to use a mark-to-market method of accounting for securities holdings, a tax exempt organization, a life insurance company, a person liable for alternative minimum tax, a person that actually or constructively owns 10% or more of the Stapled Units, a person that holds Stapled Units as part of a straddle or a hedging or conversion transaction, a person that purchases or sells Stapled Units as part of a wash sale for tax purposes, or a U.S. holder (as defined below) whose functional currency is not the U.S. dollar.

If a partnership receives the Stapled Units, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership.

You are a U.S. holder if you are a beneficial owner of shares and you are:

– a citizen or resident of the United States;

– a domestic corporation;

– an estate whose income is subject to United States federal income tax regardless of its source; or

– a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

You should consult your own tax advisor regarding the United States federal, state and local tax consequences of receiving, holding, and disposing of the Stapled Units in your particular circumstances.

13.2.1. Receipt of Stapled Units in the Distribution

Woolworths believes the Distribution of the Stapled Units to Woolworths Shareholders will be treated as a taxable distribution for U.S. tax purposes, and intends to treat it as such. Accordingly, U.S. holders will recognize dividend income in the amount of the value of the Stapled Units they receive, to the extent of Woolworths’s earnings and profits. Since Woolworths does not track earnings and profits for U.S. tax purposes, U.S. holders must treat the entire value of the Stapled Unit received as dividend income. Although, as a result of the Capital Reduction, U.S. holders may have a capital loss on their Woolworths Shares, the deductibility of capital losses is limited, and the capital losses may not offset the dividend income recognized. U.S. holders will have a fair market value basis in their Stapled Units.

U.S. holders are urged to consult their own tax advisors about the consequences to them of the Distribution, and about the possible advisability of disposing of their Woolworths Shares.

13.2.2. Consequences of Holding the Stapled Units

Taxation of Dividends. Subject to the passive foreign investment company, or PFIC, rules discussed below, if you are a U.S. holder, the gross amount of any dividend Woolworths pays out of its current or accumulated earnings and profits (as determined for United States federal income tax purposes) is subject to United States federal income taxation. As Woolworths does not expect SCA Property Group will calculate earnings and profits for U.S. tax purposes, you should expect to generally treat distributions on the Stapled Units as dividends. If you are a non-corporate U.S. holder, dividends paid to you in taxable years beginning before 1 January 2013 that constitute qualified dividend income will be taxable to you at a maximum tax rate of 15% provided that you hold the Stapled Units for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. The dividend is taxable to you when you receive the dividend, actually or constructively.

The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. The amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the Australian dollar payments made, determined at the spot Australian dollar/U.S. dollar rate on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date you convert the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.

Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the maximum 15% tax rate. Dividends will be income from sources outside the United States and will, depending on your circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit allowable to you.

Disposition of Stapled Units. Subject to the PFIC rules discussed below, if you are a U.S. holder and you sell or otherwise dispose of your Stapled Units, you will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realise and your tax basis, determined in U.S. dollars, in your Stapled Units. Capital gain of a non-corporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

13.2.3. PFIC Rules

We believe that Stapled Units are likely to be treated as stock of one or more PFICs for United States federal income tax purposes.

In general, each of SCA Property Retail Trust and SCA Property Management Trust will be a PFIC with respect to you if for any taxable year in which you held the Stapled Units:

– at least 75% of its gross income for the taxable year is passive income; or

– at least 50% of the value, determined on the basis of a quarterly average, of SCA Property Group’s assets is attributable to assets that produce or are held for the production of passive income.

Passive income generally includes dividends, interest, royalties, rents (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. If a foreign corporation owns at least 25% by value of the stock of another corporation, the foreign corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation’s income.

If SCA Property Retail Trust or SCA Property Management Trust is treated as a PFIC, and you are a U.S. holder that did not make a valid mark-to-market election, as described below, you will be subject to special rules with respect to:

– any gain you realise on the sale or other disposition of your Stapled Units; and

– any excess distribution that a PFIC makes to you (generally, any distributions to you during a single taxable year that are greater than 125% of the average annual distributions received by you from such PFIC during the three preceding taxable years or, if shorter, your holding period for the Stapled Units).

Under these rules:

– the gain or excess distribution will be allocated ratably over your holding period for the Stapled Units;

– the amount allocated to the taxable year in which you realised the gain or excess distribution will be taxed as ordinary income;

– the amount allocated to each prior year, with certain exceptions, will be taxed at the highest tax rate in effect for that year; and

– the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year.

Special rules apply for calculating the amount of the foreign tax credit with respect to excess distributions by a PFIC.

If you own Stapled Units in a PFIC that are treated as marketable stock, you may be able to make a mark-to-market election. However, because the Stapled Units do not trade separately, it may not be possible to make a valid mark-to-market election with respect to the Stapled Units. U.S. Holders that would like to make a mark-to-market election should consult their own tax advisers regarding the availability and effects of such an election with respect to the Stapled Units.

If you make a valid mark-to-market election, you will not be subject to the PFIC rules described above. Instead, in general, you will include as ordinary income each year the excess, if any, of the fair market value of your Stapled Units at the end of the taxable year over your adjusted basis in your Stapled Units. These amounts of ordinary income will not be eligible for the favourable tax rates applicable to qualified dividend income or long-term capital gains. You will also be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of your Stapled Units over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). Your basis in the Stapled Units will be adjusted to reflect any such income or loss amounts.

Your Stapled Units will be treated as stock in a PFIC if either SCA Property Retail Trust or SCA Property Management Trust were a PFIC at any time during your holding period in your Stapled Units, even if such entity is not currently a PFIC. For purposes of this rule, if you make a mark-to-market election with respect to your Stapled Units, you will be treated as having a new holding period in your Stapled Units beginning on the first day of the first taxable year beginning after the last taxable year for which the mark-to-market election applies.

In addition, notwithstanding any election you make with regard to the Stapled Units, dividends that you receive from SCA Property Retail Trust or SCA Property Management Trust will not constitute qualified dividend income to you if such entity is a PFIC either in the taxable year of the distribution or the preceding taxable year. Dividends that you receive that do not constitute qualified dividend income are not eligible for taxation at the 15% maximum rate applicable to qualified dividend income. Instead, you must include the gross amount of any such dividend paid by SCA Property Group out of its accumulated earnings and profits (as determined for United States federal income tax purposes) in your gross income, and it will be subject to tax at rates applicable to ordinary income.

If you own Stapled Units during any year that SCA Property Retail Trust or SCA Property Management Trust is a PFIC with respect to you, you may be required to file Internal Revenue Service Form 8621.

Explanatory Memorandum

This page has been left blank intentionally.

14 Summary of Important Documents

14.1. Implementation Deed

The Implementation Deed was entered on or about the date of this Explanatory Memorandum between Woolworths and SCA Property Group RE Limited. The Implementation Deed sets out the procedures to be followed to implement the Capital Reduction and the Distribution, and other related matters.

In addition to those elements of the Capital Reduction and the Distribution described elsewhere in this Explanatory Memorandum, the Implementation Deed deals with the matters discussed in this Section.

14.1.1. Agreement to implement the Capital Reduction and the Distribution

Woolworths and SCA Property Group RE Limited have agreed to do all things contemplated by, or necessary or desirable to lawfully give effect to, the Capital Reduction and the Distribution. This includes using their respective best endeavours to satisfy, or procure the satisfaction of, the Conditions Precedent (see below).

14.1.2. Conditions precedent

The implementation of the Capital Reduction and the Distribution is subject to the satisfaction (or, in some cases, waiver) of each of the following conditions precedent (Conditions Precedent):

– (Regulatory Approvals) all Regulatory Approvals which, in the reasonable opinion of Woolworths, are required to implement the Capital Reduction, the Distribution and the transfer of the Properties to SCA Property Group are granted or obtained, and those Regulatory Approvals are not withdrawn, cancelled or revoked; 1

– (quotation approval for the Stapled Units) ASX provides approval for the admission of SCA Property Group to the official list of ASX and official quotation of Stapled Units, subject to any conditions that ASX may reasonably require, including customary pre-quotation conditions;

– (approval of Capital Reduction Resolution) the Capital Reduction Resolution is approved by the requisite majority of Woolworths Shareholders at the Annual General Meeting;

– (no restraints) no judgement, order, decree, statute, law, ordinance, rule or regulation, or other temporary restraining order, preliminary or permanent injunction, restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Agency of competent jurisdiction, remains in effect as at 8 am on the date on which SCA Property Group is admitted to the official list of ASX and official quotation of Stapled Units commences that prohibits, materially restricts, makes illegal or restrains the completion of the Capital Reduction, the Distribution or the transfer of the Properties to SCA Property Group;

– (registration of title to properties) the aggregate value of Properties located in Australia (as of 1 December 2012, as determined in the independent valuations set out in “Summary Valuations Reports”), the transfer of title to which the relevant transferees under the Sale Contracts has not been registered by the relevant Land Titles Office by the Implementation Date, does not exceed $350 million and, if OIO consent to the transfer of the New Zealand Properties is not received by the Implementation Date, $240 million; and

– (other conditions precedent) all conditions precedent: – to the Sale Contracts are satisfied; and – to the Debt Facility are satisfied or waived.

14.1.3. Conduct of business

During the Forecast Period, SCA Property Group RE Limited must use its best endeavours subject to its fiduciary obligations: – to procure that the business of SCA Property Group and the Stapled Trusts is managed and conducted in a manner which it considers (acting consistently with the requirements of the Corporations Act and its, and its directors’, fiduciary obligations) appropriate in the light of its forecasts set out in the PDS; and – not to act in a manner which it considers (acting consistently with the requirements of the Corporations Act and its, and its directors’, fiduciary obligations) to be inconsistent with the intentions and statements of future conduct set out in the PDS, including in relation to distributions. Some of these forecasts, intentions and statements of future conduct are repeated or referred to in this Explanatory Memorandum.

14.1.4. Termination

If a Condition Precedent becomes incapable of satisfaction, and the breach or non-fulfilment of the Condition Precedent that would otherwise occur has not already been waived, either Woolworths or SCA Property Group RE Limited may terminate the Implementation Deed by notice in writing to the other. In addition, Woolworths may terminate the Implementation Deed by written notice to SCA Property Group RE Limited at any time before the Capital Reduction Resolution is approved by the requisite majority of Woolworths Shareholders at the Annual General Meeting.

1 Under the terms of the Implementation Deed, Woolworths is not required to accept this Condition Precedent as being satisfied with respect to any Regulatory Approval if the relevant Governmental Agency imposes any conditions on that Regulatory Approval that are not acceptable to Woolworths or, the case of any conditions that would have a material adverse effect on SCA Property Group RE Limited or SCA Property Group, that are not acceptable to SCA Property Group RE Limited.

Explanatory Memorandum

14 Summary of Important Documents continued

14.1.5. Limitation of liability

The liability of SCA Property Group RE Limited in respect of any obligations and liabilities under or in connection with the Implementation Deed is limited to the extent to which SCA Property Group RE Limited can be satisfied out of the trust assets of the relevant Stapled Trust out of which SCA Property Group RE Limited is actually indemnified in respect of such obligations and liabilities. Woolworths may not sue SCA Property Group RE Limited in any capacity under the Implementation Deed other than as responsible entity of the relevant Stapled Trust. The liability of SCA Property Group RE Limited is not limited in the above manner where there is a reduction in the extent of its indemnification out of the assets of the relevant Stapled Trust as a result of its fraud, negligence or breach of trust.

14.2. Stapling Deed

The Stapling Deed sets out the terms of the relationship between SCA Property Management Trust and SCA Property Retail Trust in respect of the Stapled Units. Key aspects of the relationship with which it deals include the following:

– (Dealings in securities) units in a Stapled Trust may only be issued, transferred or otherwise dealt with as a part of the Stapled Units, until they are unstapled in accordance with the constitutions or otherwise for so long as the Stapled Units remain on issue, all units in a Stapled Trust will remain stapled to the units in the other Stapled Trust.

– (Co-operation and consultation) the Stapled

Trusts agree to co-operate in respect of all matters relating to the Stapled Units, including by consulting with each other prior to engaging in any act or omission which may materially affect the value of the Stapled Units. Matters specifically identified in the Stapling Deed include the making of distributions, preparation of accounts, adoption of policies, acquisitions and disposals, financing arrangements and implementation of an investment policy.

– (Allocation of price) the Stapled Trusts must agree from time to time what proportion of the amount payable for the issue, redemption or buy-back of a Stapled Unit is to represent the price of the issue, redemption or buy-back of the unit in each Stapled Trust. An auditor will determine the allocation of the price if the Stapled Trusts cannot reach agreement.

– (Duties of SCA Property Group RE Limited) while stapling applies, but subject to the Corporations Act, each Stapled Trust may have regard to the interests of Stapled Unitholders as a whole and not only to the interests of holders of units of a particular Stapled Trust.

– (Duties of custodians) subject to the terms of the relevant custody agreement below, the Stapled Trusts must ensure that the custodians comply with the Stapling Deed, and each custodian agrees to comply with any instructions given to it by the Responsible Entity.

– (Registers) the Stapled Trusts must maintain a register of holders of Stapled Units. This register must be consistent with the separate registers kept in respect of the unitholders of each Stapled Trust.

– (Dispute resolution) each Stapled Trust must use its best endeavours to resolve any dispute without first commencing court proceedings.

14.3. Sale contracts – Australian properties in the Completed Portfolio

Each Australian Completed Portfolio property will be acquired by SCA Property Retail Trust under a separate Sale Contract.

Each contract will be conditional upon the Capital Reduction Resolution being passed at the Annual General Meeting and, subject to that condition being fulfilled, will be completed on 23 November 2012. The vendor or vendors under each Sale Contract are members of the Woolworths Group and are the current registered owners or lessee of the relevant property. Prior to completion of each contract (other than for Lane Cove and Mittagong), the vendor will enter into a lease with the Woolworths Group in respect of any premises at the property from which a Woolworths business is conducted and the vendor, as landlord, is required to use best endeavors to procure registration of those leases before completion of the contract (except for the Victorian properties where the leases will not be registered). In the case of Lane Cove and Mittagong, which are currently held by Woolworths, SCA Property Group will enter into the leases with Woolworths after completion of contracts. SCA Property Retail Trust will take title to each property subject to, and with the benefit of, any leases, agreements for lease or other occupancy rights granted to third parties.

Any business name, trademark or domain name associated with the property will either be transferred, or licensed, to SCA Property Retail Trust from completion.

The vendor will guarantee rental at specified levels for each specialty tenancy which is vacant as at the Implementation Date for the period of two years from and including the Implementation Date or until the relevant tenancy is occupied by a tenant who has started to pay rent (whichever occurs first). Where the vendor is not Woolworths, the vendor’s rental guarantee obligations will be guaranteed by Woolworths.

The vendor is responsible for all incentives granted to tenants of the property and which have not been paid or allowed for in full as at the Implementation Date. In respect of those properties which have been constructed by the Woolworths Group, where the defects liability period under the relevant building contract has not expired as at the Implementation Date, the vendor will undertake to cause the builder under the building contract to rectify defects in accordance with the building contract. SCA Property Retail Trust will be invited to attend an inspection of the property prior to the expiry of the defects liability period for the purpose of identifying defects which require rectification. The vendor agrees not to release any security held from the builder without first giving notice to SCA Property Retail Trust of its intention to do so.

Regardless of whether the defects liability period has expired, the vendor will agree to enforce its rights under the relevant building contract for the benefit of SCA Property Retail Trust.

The vendor gives SCA Property Retail Trust warranties as to the accuracy of the identified tenancy documents, that those documents comprise the whole agreement with each tenant, that there are no incentives except as identified in the respective documents, that there are no security interests which will not be discharged on completion, that there are no substantial arrears of rent except as identified, that the vendor is not aware of and has not knowingly withheld information about any material structural defects in the building and that the vendor is not aware of and has not knowingly withheld from the purchaser any material information in relation to the property which could reasonably have caused a prudent purchaser to seek a material reduction in purchase price.

All service agreements for each property will be novated to SCA Property Group on completion of the Sale Contract.

Woolworths has obtained environmental reports on each property and those reports are addressed to both Woolworths and SCA Property Group. The vendor warrants to SCA Property Retail Trust that it is not aware of any breach of any environmental law not disclosed in the environmental reports or of any notice or order under environmental laws in respect of any contamination or hazardous substances relating to the property. SCA Property Retail Trust agrees to take the property in its condition at completion and, subject to the vendor’s warranties, releases the vendor from any liability in respect of environmental matters and indemnifies the vendor from any environmental liabilities.

If any items of plant or equipment break down before completion, the vendor is obliged at its own expense to use best endeavours to repair or replace the item prior to completion of the Sale Contract, failing which the vendor is to allow an adjustment for the estimated cost of repair or replacement of the item.

If the property is substantially damaged before completion, SCA Property Retail Trust may rescind the contract, unless the damage was caused by SCA Property Retail Trust. A property is taken to be ‘substantially damaged’ if the cost of repair and rectification exceeds 5% of the purchase price. The contracts for some properties include disclosure by the relevant vendor of outstanding issues relating to the property, for example, where an interim occupancy certificate has been issued but no final occupancy certificate has yet been issued. In those cases, the vendor will agree to do all things required to address the outstanding issue.

14.4. Sale contracts – Australian properties in the Development Portfolio

SCA Property Retail Trust will acquire each Australian Development Portfolio property under a separate Sale Contract and will also enter into a DMA in respect of each Development Portfolio property under which a member of the Woolworths Group will agree to complete the development or re-development of the property.

Each contract will be conditional upon the Capital Reduction Resolution being passed at the Annual General Meeting and, subject to that condition being fulfilled, will be completed on 23 November 2012. The vendor under each Australian Sale Contract will be the current registered owner or lessee of the relevant property. In most cases, the vendor will be a subsidiary of Woolworths, but some properties are held by Woolworths, and others are held either alone, or jointly, by other subsidiaries of Woolworths. The price payable under each Sale Contract will be the difference between the end value of the completed property based on the independent valuations as at

1 December 2012 and the development price payable under the DMA (as determined on the Implementation Date) for the property.

Prior to completion of each contract, the vendor will enter into an agreement for lease with Woolworths in respect of any premises at the property from which a Woolworths business is to be conducted.

SCA Property Retail Trust will take title to each property subject to, and with the benefit of, any leases, agreements for lease or other occupancy rights granted to third parties, including the agreements for lease with Woolworths.

Further leasing of tenancies will be governed by the relevant DMA.

Any business name, trademark or domain name associated with the property will either be transferred, or licensed, to SCA Property Retail Trust from completion.

The vendor gives SCA Property Group warranties as to the accuracy of the identified tenancy documents, that those documents comprise the whole agreement with each tenant, that there are no incentives except as identified in the respective documents, that there are no security interests which will not be discharged on completion, that the vendor is not aware of and has not knowingly withheld information about any material structural defects in the building and that the vendor is not aware of and has not knowingly withheld from the purchaser any material information in relation to the property which could reasonably have caused a prudent purchaser to seek a material reduction in purchase price.

Explanatory Memorandum

14 Summary of Important Documents continued

Woolworths has obtained environmental reports on each property and those reports are addressed to both Woolworths and SCA Property Group. The vendor warrants to SCA Property Retail Trust that it is not aware of any breach of any environmental law not disclosed in the environmental reports or of any notice or order under environmental laws in respect of any contamination or hazardous substances relating to the property. SCA Property Retail Trust agrees to take the property in its condition at completion and, subject to the vendor’s warranties, releases the vendor from any liability in respect of environmental matters and indemnifies the vendor from any environmental liabilities.

The contracts for some properties include disclosure by the relevant vendor of outstanding issues relating to the property, for example, where easements are required to be given or taken as a condition of development approval. In those cases, the vendor will agree to do after completion all things required to be done to address the outstanding issue. SCA Property Retail Trust agrees to take title to the property subject to any easements or agreements required to be entered into under development approvals.

SCA Property Retail Trust acknowledges that between the date of contract and completion the vendor will continue to carry out works on the property and cannot object to that provided the works are carried out in accordance with existing tenancy agreements and the DMA.

14.5. Sale contracts – New Zealand properties in the Completed Portfolio

All New Zealand properties in the Completed Portfolio will be acquired by SCA Property NZ Retail Trust under one Sale Contract.

The Sale Contract will be conditional upon:

– the Capital Reduction Resolution being passed at the Annual General Meeting; – consent of the OIO to the transaction; and – the Distribution occuring, and will be settled on the date which is two working days after the Distribution occurs or the date on which the consent of the OIO is issued, whichever is the later.

Three of the New Zealand properties have individual conditions precedent and in addition to the conditions above, will not be transferred until those conditions have been satisfied.

The vendor under each New Zealand Sale Contract will be a member of the Woolworths Group. The Sale Contract will require the vendor and SCA Property NZ Retail Trust to simultaneously enter into a Lease with a member of the Woolworths Group in respect of the premises at the property from which Countdown Supermarket is operated on settlement of SCA Property NZ Retail Trust’s acquisition of each property. The New Zealand Leases will not be registered.

SCA Property NZ Retail Trust will take title to each property subject to, and with the benefit of, any Leases, Agreements to Lease or other occupancy rights granted to third parties.

There are no business names, trademarks or domain names associated with the New Zealand properties. The vendor will give a guaranteed rental at specified levels for any specialty tenancies which are vacant as at settlement for a period of two years or until the relevant tenancy is occupied by a tenant who has started to pay rent (whichever occurs first). Woolworths will guarantee the vendor’s rental guarantee obligations.

The vendor is responsible for all incentives granted to the tenants of the property and which have not been paid or allowed in full as at settlement.

In respect of the properties which have been constructed by the vendor, where the defects liability period under the relevant building contract has not expired as at settlement, the vendor will undertake to procure the builder under the building contract to rectify defects in accordance with the building contract. SCA Property NZ Retail Trust will be invited to attend an inspection of the property prior to the expiry of the defects liability period for the purpose of identifying defects which require rectification. The vendor agrees not to release any security held from the builder without first giving notice to SCA Property NZ Retail Trust of its intention to do so.

Regardless of whether the defects liability period has expired, the vendor will agree to enforce its rights under the relevant building contract for the benefit of SCA Property NZ Retail Trust.

The vendor gives SCA Property NZ Retail Trust warranties as to the accuracy of the identified tenancy documents, that those documents comprise the whole agreement with each tenant, that there are no incentives except as identified in the respective documents, that there are no security interests which will not be discharged on settlement, that there are no substantial arrears of rent except as identified, that the vendor is not aware of and has not knowingly withheld information about any material structural defects in the building and that the vendor is not aware of and has not knowingly withheld from the purchaser any material information in relation to the property which could have reasonably caused a prudent purchaser to seek a material reduction in the purchase price.

Relevant service agreements for each property will be novated to SCA Property NZ Retail Trust on settlement of the Sale Contract.

Woolworths has obtained environmental reports on each property and those reports are addressed to Woolworths and SCA Property Group. The vendor warrants to SCA Property NZ Retail Trust that it is not aware of any breach of environmental law not disclosed in the environmental reports or of any notice or other environmental laws in respect of any termination or hazardous substances relating to the property. SCA Property NZ Retail Trust agrees to take the property in its condition at settlement and, subject to the vendor’s warranties, releases the vendor from any liability in respect of environmental matters and indemnifies the vendor from any environmental liability.

If any items of plant or equipment break down prior to settlement, the vendor is obliged to promptly repair or replace the item at its own expense prior to settlement of the Sale Contract.

If the property is substantially damaged before a settlement, SCA Property NZ Retail Trust may rescind the contract, unless the damage was caused by SCA Property NZ Retail Trust. A property is taken to be substantially damaged if the cost of repair and rectification exceeds 5% of the purchase price. The contract for sale includes disclosure by the relevant vendor of outstanding issues relating to the property.

The Sale Contract is conditional on obtaining the approval of the OIO. Some Sale Contracts are conditional on obtaining consents of third parties, for example where the consent to assign a ground lease is required.

14.6. Sale contracts – New Zealand properties in the Development Portfolio

SCA Property NZ Retail Trust will acquire each New Zealand Development Portfolio property under a separate Sale Contract which will be annexed to the DMA.

Each Sale Contract will be conditional upon the Capital Reduction Resolution being passed at the Annual General Meeting, the Distribution occurring and consent of the OIO to the transaction, and will be settled after the Distribution occurs and once the property or supermarket is capable of lawful occupation, and the consent of the OIO is obtained, whichever is the later.

One New Zealand property in the Development Portfolio will contain an additional condition precedent to obtain the landlord’s consent to assign the ground lease to SCA Property Group and the transfer of the property will not occur until that condition is satisfied.

Leasing of the tenancies will be governed by the provisions of the relevant DMA.

In all other material respects the Sale Contracts for the purchase of the New Zealand properties in the Development Portfolio are the same as the New Zealand properties in the Completed Portfolio.

14.7. Australian Leases

With the exception of the Lane Cove and Mittagong properties, the current owners of each Completed Portfolio property will grant leases to Woolworths for existing Woolworths businesses at all properties in the Completed Portfolio before Sale Contracts are signed. For Lane Cove (where Woolworths is the lessee under a head lease) and Mittagong (where Woolworths owns the freehold) leases cannot be granted to Woolworths until ownership passes to SCA Property Retail Trust and for those properties SCA Property Retail Trust will grant leases immediately after it becomes the owner of the properties.

For properties in the Development Portfolio, the current owners will enter into an agreement for lease with Woolworths in respect of each premises which will be used for a Woolworths business. The agreements for lease will annex the form of lease to be entered into upon completion of development or re-development of the relevant property.

The leases of both the properties in the Completed Portfolio and the properties in the Development Portfolio are on similar terms and are based on the standard documents used by the relevant Woolworths businesses.

Woolworths will be the tenant of all premises except for the Masters Home Improvement store at Mt Gambier where the tenant will be Masters Home Improvements Pty Ltd and Woolworths will act as guarantor.

Commencement and Term

The leases of the properties in the Completed Portfolio will commence on 1 November 2012. The leases of the properties in the Development Portfolio will generally commence from the date when Woolworths commences trading in the relevant premises.

The initial terms of the leases vary as follows: – for supermarkets – from 15 years to 23 years 3 months; – for BIG W stores – from 15 years to 23 years 3 months; – for Dan Murphy’s stores – from 15 years to 21 years 7 months; – for petrol stations – from 10 years 7 months to 15 years 4 months; – for liquor stores – from 5 years 3 months to 7 years 2 months; and – for Masters Home Improvement stores – 22 years 7 months.

Options

All leases include options for further terms exercisable by the tenant. For supermarkets, BIG W and Dan Murphy’s stores there are four options of 10 years each; for petrol stations and Masters Home Improvements stores there are eight options of five years each; and for liquor stores there are either 10 or 11 options of five years each.

Rent

For supermarkets, BIG W and Dan Murphy’s stores, the rental formula comprises a base rent and a turnover rent. All other leases have a base rent only. Base rent is payable monthly in advance.

Under the supermarket and Dan Murphy’s leases, turnover rent is payable annually in arrears where the turnover rent percentage amount for a year exceeds the sum of the base rent, the tenant’s contribution to

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14 Summary of Important Documents continued

increases in outgoings and the tenant’s contribution to minimum services charges that year. Under the BIG W leases, turnover rent is payable annually in arrears where the sum of the initial base rent and the turnover rent percentage amount for a year exceeds the sum of the base rent, the tenant’s contribution to increases in outgoings and the tenant’s contribution to minimum services for that year. Of the leases that include turnover rent provisions none of the tenants have achieved the required sales thresholds in order to be required to pay turnover rent.

Rent reviews

For supermarkets, BIG W and Dan Murphy’s stores, base rent is reviewed every five years from the commencing date of the initial term at which point the base rent is increased by the average of the turnover rent payable in the three preceding years.

Under 37 of the supermarket and BIG W leases, the base rent is to increase by a minimum of 5% of the commencing rent or the previous minimum rent (as the case may be) on each of the first three five-yearly reviews, including where the review coincides with the start of an option term.

Under petrol station leases, the base rent is reviewed annually to the lesser of CPI and 4%.

Under the Masters Home Improvement store lease at Mt Gambier, the base rent is reviewed annually to the lesser of CPI and 3% and is reviewed to market (subject to a 10% cap and collar) at the start of the first option period and every 10 years after that. There is no review of base rent under the liquor store leases.

Outgoings

The supermarket, BIG W and Dan Murphy’s stores leases are semi-gross leases so that Woolworths will contribute to any increase in rates, land tax and insurance premiums over the amounts payable for the first full financial year of the initial lease term, according to the proportion which the lettable area of the Woolworths premises bears to the total lettable area of the property. Woolworths’ contribution to outgoings is taken into account in calculating turnover rent.

The Masters Home Improvement stores lease is a net lease so that Masters Home Improvement will pay rates, land tax and insurance on the property. The other leases are gross leases and Woolworths will not contribute to property outgoings.

Minimum Services

Each lease requires the landlord to provide services to enable Woolworths to trade outside normal trading hours for the property. Woolworths is not required to pay for these services unless it trades between the hours of midnight and 6am. Any payment by Woolworths for these services is taken into account in calculating turnover rent.

Repairs and Maintenance

Woolworths is obliged to keep its premises clean and tidy and in good repair and condition having regard to the condition of the premises on the commencing date, fair wear and tear and damage by insured risks and inherent defects excepted.

The landlord is responsible for carrying out any work of a structural or capital nature and for replacement of plant and equipment, including major component parts, regardless of the original ownership of the plant and equipment.

The leases contain a table setting out particular maintenance, repair and replacement obligations of the parties.

Under the Woolworths petrol stations lease, Woolworths is responsible for carrying out work of a structural nature except to the extent that the work is required because of negligence of the landlord, and Woolworths is responsible for complying with environmental laws and for remediating the premises at the end of the lease to a standard to allow the continued use of the premises as a service station.

Right of Refusal

In respect of the six properties listed below, if the landlord intends to sell the property, the landlord is required to first offer the property to the Woolworths Group. The Woolworths Group has 45 business days within which to exercise its right to purchase the property on the terms and conditions proposed by SCA Property Group. If the Woolworths Group does not exercise its right to purchase, SCA Property Group must again offer the property to the Woolworths Group if SCA Property Group proposes to sell the property to another person for a lower price, or on more favourable terms and conditions, than originally offered to the Woolworths Group. The Woolworths Group has a period of 10 business days in which to accept a subsequent offer.

– North Orange

– Katoomba Marketplace

– Mt Gambier Marketplace

– Woodford

– Griffith North

– Chancellor Park Marketplace

Assignment

Woolworths may not assign a lease without the consent of the landlord.

The landlord may only withhold consent if Woolworths is in substantial breach under the lease or if the proposed tenant fails to prove to the reasonable satisfaction of the landlord that it is a respectable, responsible and solvent person capable of adequately carrying on the permitted use of the premises with the financial capacity to meet ongoing operational and associated costs of the business and with the potential to achieve similar turnover to the tenant.

From the date of an assignment, Woolworths is released from all claims which the landlord might have arising after the date of assignment.

Damage and Destruction

Where the property is damaged or destroyed, the landlord is obliged to reinstate the property except where the damage occurs during the last five years of the term and Woolworths does not agree to exercise the next option for a further term.

Amenities

The leases place restrictions on the landlord taking actions which affect the amenity enjoyed by Woolworths as tenant. Woolworths has a right to terminate a lease in circumstances where the ratio of car parking spaces to lettable area is reduced below a specified ratio, where the number of car parking spaces is reduced below a specified number or where access is lost.

Additional Premises

Before granting or agreeing to grant a lease to a third party of certain available premises at the property, the landlord must first offer those premises to Woolworths.

Under the supermarkets lease, in relation to premises proposed to be leased for the purpose of a supermarket, if Woolworths accepts an offer to lease those premises it must surrender its lease of its existing supermarket premises.

14.8. Specialty tenant leases

The majority of specialty tenancies are occupied under a common form of lease, with typical lease terms ranging from three to five years. Specialty leases do not typically incorporate further renewal option periods. Leases typically provide for the payment of base rental and include provisions for annual reviews, which typically comprise either CPI based increases, fixed percentage increases or market reviews. Specialty leases also incorporate provisions for reporting of sales turnover and payment of percentage rental if applicable.

The majority of tenants are in occupation under net lease arrangements with individual tenants required to contribute to a proportionate share of all recoverable outgoing expenses for the complex.

14.9. Leases – New Zealand

For all New Zealand Properties the contracts for sale will require that SCA Property NZ Retail Trust and the vendor enter into the Leases simultaneously with settlement of SCA Property NZ Retail Trust’s acquisition of each of the properties. For properties in the Development Portfolio, the DMA will contain an agreement for lease whereby SCA Property NZ Retail Trust and the vendor will be obliged to enter into the Lease as soon as completion of the store and settlement of the sale of the freehold occurs.

The forms of lease to be entered into upon settlement will be attached to the contract for sale or DMA as appropriate.

A member of the Woolworths Group will be the tenant of all supermarket premises in New Zealand.

Commencement and Term

The leases of the New Zealand properties in the Completed Portfolio will commence on the settlement date for the relevant property. The Leases of the New Zealand properties in the Development Portfolio will generally commence from the date when a member of the Woolworths Group commences trading in the relevant premises and settlement of transfer of the relevant property occurs. The initial terms of the Leases for the Countdown supermarkets are 15 to 20 years.

Rights of Renewal

All Countdown supermarket leases include options for further terms exercisable by the tenant. The options range from three rights of renewal for terms of five years each to eight rights of renewal for terms of five years each.

Rent

For the Countdown supermarkets rent comprises a base rent and a turnover rent. Base rent is payable monthly in advance. Turnover is payable annually in arrears provided that turnover in the preceding year exceeds specified thresholds.

Rent Review

The base rent is reviewed every five years from the commencement date of the initial term to an amount equal to the sum of the base rent previously payable in the average turnover rent payable plus the preceding three years.

Under a number of the Leases, the base rent is to increase by a minimum of 5% on the first review, or in some cases, on each five year review during the term.

Outgoings

The Countdown supermarket leases are semi-gross leases so that the lessee will contribute towards any increase in local government rates and insurance premiums over the amounts payable for the first full financial year of the initial lease term, according to the proportion which the rentable value of the lessee premises bears to the total rentable value of the property.

Minimum Services

Each Lease requires the landlord to provide services to enable the Woolworths Group to trade outside normal trading hours for the property. The Woolworths Group is not required to pay for these services unless it trades between the hours of midnight and 6 am. Any payment by the Woolworths Group for these services is taken into account in calculating turnover rent.

Repairs and Maintenance

The Woolworths Group is obliged to keep its premises clean and tidy and the interior in good repair and condition having regard for the condition of the premises on the commencement date, fair wear and tear, and damage by insured risks and inherent defects excepted.

The landlord is responsible for carrying out any work of a structural or capital nature and for replacement of plant and equipment including major component parts, regardless of original ownership of the plant and equipment.

The Leases contain a table setting out the particular maintenance, repair and replacement obligations of the parties.

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14 Summary of Important Documents continued

Right of Refusal

If SCA Property Group wishes to sell any of the New Zealand properties it must first offer the property to the Woolworths Group. The Woolworths Group has 45 business days within which to exercise its right to purchase the property on the terms and conditions proposed by SCA Property Group. If Woolworths does not exercise its right to purchase, SCA

Property Group must again offer the property to the Woolworths Group if SCA Property Group proposes to sell the property to another person for a lower price, or on more favourable terms and conditions, than originally offered to the Woolworths Group. The Woolworths Group has a period of 10 business days in which to accept a subsequent offer.

Assignment

The Woolworths Group is not permitted to assign a lease without the consent of the landlord. The landlord may only withhold its consent to the assignment if the Woolworths Group is in substantial breach of the lease, or, if the proposed tenant fails to prove to the reasonable satisfaction of the landlord that it is respectable and has the financial resources to meet the lessee’s commitments under the lease. From the date of assignment, the Woolworths Group is released from all claims which the landlord might have arising after the date of assignment.

Damage and Destruction

Where the property is damaged or destroyed, the landlord is obliged to reinstate the property except where the damage occurs during the last five years of the term and the Woolworths Group does not agree to exercise the next option for a further term.

Amenities

The lease places restrictions on the landlord taking actions which affect the amenity enjoyed by the Woolworths Group as a tenant. The Woolworths Group has a right to terminate the lease in circumstances where the ratio of car parking spaces to lettable area is reduced below a specified ratio, where the number of car parking spaces is reduced below a specified number or where access is lost.

Additional premises

Before granting or agreeing to grant a Lease to a third party of certain available premises at the property, the landlord must first offer those premises to the Woolworths Group.

14.10. Development Management Agreements

– Australia

At the same time as a Sale Contract is entered into for each Development Portfolio property, SCA Property Retail Trust will enter into a DMA for the property with the Woolworths Group under which the Woolworths Group will agree to procure completion of the development or re-development of the property in accordance with existing approvals.

Payment due to the Woolworths Group in relation to the Australian properties in the Development Portfolio will comprise two components:

Initial payment: on acquisition of the portfolio and an amount equal to the lesser of: – the estimated value of land and the WIP at the Implementation Date; and – the projected future value of the property on a completed basis as determined by the independent valuation as at 1 December 2012 less the cost to complete development or re-development of the property.

Final payment: the independent value of the property on a completed basis as at 1 December 2012 less the Initial Payment.

The total amount payable to the Woolworths Group for an Australian Property in the Development Portfolio will not exceed the independent valuations disclosed in this Explanatory Memorandum of the property on a completed basis.

The development price is payable in one lump sum on the payment date which is 14 days after the later of: – the date on which the property can be lawfully occupied for retail purposes; and – the date on which the last of all of the leases of all Woolworths business premises at the property commences.

Payment of the development price is to be secured by a real property mortgage and a charge on the assets of SCA Property Group which are to rank behind securities granted to senior lenders to SCA Property Group.

The development price is fixed, so that the

Woolworths Group bears all risk of the costs actually incurred to complete the development or redevelopment exceeding the development price. From and including the Implementation Date until the development price is paid, the Woolworths Group is required to pay to SCA Property Retail Trust a Site Access Fee. The Site Access Fee is to be determined by applying the Capitalisation Rate used in determining the end value of the completed property to the initial amount paid by SCA Property Group as the price under the Sale Contract.

During that period, the Woolworths Group is responsible for payment of all property outgoings and is entitled to receive all income from the property. Until payment of the development price, the Woolworths Group is required to use reasonable endeavours to lease the specialty tenancies at the property in accordance with agreed leasing criteria. After the development price is paid, SCA Property Retail Trust will assume responsibility for leasing any vacant tenancies. The Woolworths Group guarantees the total amount of gross rent, consistent with the gross rents assumed by the independent valuations for each development asset, from specialty tenancies for a period of two years after payment of the development price.

The Woolworths Group is responsible for incentives payable in respect of specialty tenancies. If any specialty tenancy remains unlet at the end of the guarantee period, the Woolworths Group must pay to SCA Property Group an amount equal to six months’ rent for each unlet tenancy to compensate SCA Property Group for incentives which it may subsequently have to provide to procure a tenant of the vacant premises.

The Woolworths Group is responsible for ensuring that the builder rectifies any defects in the works during the defects liability period under the building contract between the Woolworths Group and the builder. The Woolworths Group must not release any security held from the builder without first giving notice to SCA Property Group.

After the Woolworths Group has complied with its obligations with respect to having defects rectified, the Woolworths Group must enforce for SCA Property Group’s benefit any warranties or guarantees relating to the property and its rights under the building contract. If the Woolworths Group fails to comply with these obligations, SCA Property Retail Trust may enforce the warranties or guarantees, and the building contract, in the name of the Woolworths Group, but must pay all costs of doing so and must indemnify the Woolworths Group from any claims made against the Woolworths Group as a result of the actions of SCA Property Group.

If the Woolworths Group fails to comply with its obligations under the agreement, SCA Property Retail Trust may terminate the agreement and complete the development or re-development of the property. If the costs incurred by SCA Property Group in doing so are less than the development price, then SCA Property Retail Trust must pay the difference to the Woolworths Group. If the costs incurred by SCA Property Retail Trust in doing so are more than the development price, then SCA Property Retail Trust is entitled to recover the excess from the Woolworths Group on demand.

If SCA Property Retail Trust does not comply with its obligations under the agreement, the Woolworths Group may terminate the agreement and may exercise an option to purchase the property from SCA Property Retail Trust for an amount equal to the purchase price under the Sale Contract for the property.

If the development or re-development of the property has not been completed by the date two years after the date for practical completion nominated in the agreement, or if Woolworths earlier validly terminates an agreement to lease any Woolworths business premises at the property, either party may require the property to be transferred from SCA Property Retail Trust to the Woolworths Group for an amount equal to the sum of the purchase price paid by SCA Property Retail Trust for the property and all other costs incurred by SCA Property Retail Trust in relation to its acquisition of the property.

Woolworths guarantees the performance of the Woolworths Group under the DMA.

At Kwinana there are two further stages of development currently proposed but they are not expected to be completed within the Forecast Period. A DMA will be entered into for these stages. The development of each stage will be subject to achievement of tenancy precommitment. Because Kwinana is part of the Completed Portfolio, this DMA will not include payment of a Site Access Fee and will not allow for either party to call for the property to be transferred back to the Woolworths Group.

14.11. Development Management Agreements – New Zealand

At the same time as the Sale Contract is entered into for the properties in the Completed Portfolio, SCA Property NZ Retail Trust and the Woolworths Group will enter into a DMA for each Development Portfolio property under which the Woolworths Group will agree to procure completion of the development of the supermarket or property in accordance with existing approvals in the building contract between the Woolworths Group and its builder.

Each DMA will be conditional upon the Capital Reduction Resolution being passed at the Annual General Meeting, the Distribution occurring and consent of the OIO to the transaction.

The DMA will require that on the later of practical completion of the supermarket, the date it is capable of lawful occupation and the Distribution occurring, settlement of the sale of the property to SCA Property NZ Retail Trust on the terms of the Sale Contract will take place and the Lease will be entered into simultaneously on settlement.

The price payable by SCA Property NZ Retail Trust to the Woolworths Group under each DMA for the purchase of the property will be the end value of the completed property based on the independent valuations disclosed in this Explanatory Memorandum. The price is payable in one lump sum on the payment date which will be five days after the date on which the property can lawfully be occupied for retail purposes.

The price is fixed at the Implementation Date so that the Woolworths Group bears all risk of the cost actually incurred to complete the development exceeding the price.

Until settlement and payment of the price, the Woolworths Group is required to use best endeavours to lease the specialty tenancies at the property in accordance with the agreed leasing criteria. After the price is paid, SCA Property NZ Retail Trust will assume responsibility for leasing any vacant tenancies.

The Woolworths Group guarantees the total amount of gross rent from specialty tenancies for a period of two years after payment of the price.

The Woolworths Group is responsible for incentives payable in respect of specialty tenancies and must notify SCA Property NZ Retail Trust of its intention to do so.

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14 Summary of Important Documents continued

After the Woolworths Group has complied with its obligations with respect to having defects rectified, the Woolworths Group must enforce for SCA Property NZ Retail Trust the benefit any of warranties or guarantees relating to the property and its rights under the building contract. If the Woolworths Group fails to comply with these obligations, SCA Property NZ Retail Trust may enforce the warranties or guarantees and the building contract, in the name of the Woolworths Group but it must pay all costs of doing so and must indemnify the Woolworths Group from any claims made against the Woolworths Group as a result of the actions of SCA Property NZ Retail Trust.

If SCA Property NZ Retail Trust does not comply with its obligations under the DMA, the relevant member of the Woolworths Group may terminate the agreement. If the Woolworths Group fails to comply with its obligations under the DMA, SCA Property NZ Retail Trust will have the ability to terminate the DMA. If the DMA was terminated, the transfer of the property to SCA Property NZ Retail Trust would not proceed.

Woolworths guarantees the performance of the relevant member of the Woolworths Group under the DMA.

14.12. Transitional Services Agreement

– Australia

Woolworths will provide management and other administrative services to SCA Property Group for a period of 12 months from the Implementation Date under a TSA. The TSA seeks to allow SCA Property Group time to establish the relevant internal functions to allow it to perform these tasks efficiently on a standalone basis. Key terms of the TSA include the services to be provided by or on behalf of Woolworths, which include advice in connection with employment and training, assistance with preparation of various tax returns and statements, and assistance with the transfer and conversion of historical information and data from Woolworths’ systems, in each case, to the extent Woolworths is reasonably able to provide such services.

Any secondees provided by Woolworths to SCA Property Group RE Limited will be on the basis of the rate agreed between the parties prior to the secondment.

The services will be provided at cost, including the portion of Woolworths’ overheads attributable to provision of the services.

The TSA allows Woolworths to terminate the TSA on the happening of an insolvency event in respect of SCA Property Group.

Woolworths will have no liability for services provided or failure to perform under the TSA, whether negligently or otherwise.

14.13. Transitional Services Agreement – New Zealand

The Woolworths Group will provide management and other administrative services in New Zealand to SCA Property NZ Retail Trust for a period of 12 months from the Implementation Date under a TSA. The TSA seeks to allow SCA Property NZ Retail Trust time to establish the relevant internal functions to allow it to perform these tasks efficiently on a standalone basis. Key terms of the TSA include the services to be performed by or on behalf of the Woolworths Group which include general assistance and advice in connection with employment training, preparation of tax returns and statements, transfer of historical information and data relating to the properties, in each case to the extent that the Woolworths Group is reasonably able to provide such services.

The services will be provided at cost including the portion of the Woolworths Group overheads attributable to the provision of the services. The Woolworths Group can terminate the TSA on the occurrence of an insolvency event in respect of SCA Property NZ Retail Trust.

The Woolworths Group will have no liability for services provided or failure to perform services under the TSA whether negligently or otherwise.

14.14. Debt Facility

The Debt Facility may be used by SCA Property Retail Trust: – to fund the acquisition of the Properties and payment of associated transaction costs; – to fund amounts payable under the DMAs and payment of associated transaction costs; and – for general corporate and working capital purposes, including payment of property operating expenses and holding costs.

Particulars of Debt Facility

The Banks have agreed (subject to the terms of their respective commitment letter) to provide funding to SCA Property Retail Trust which can be used by way of cash loans (in Australian dollars and New Zealand dollars) and bank guarantees or similar instruments (in Australian dollars and New Zealand dollars). The total commitment for the Debt Facility will be spread across the three Banks and maturities of three years and five years.

The Debt Facility is a revolving facility.

Each Bank’s commitment will be documented under a separate loan agreement and accordingly each Bank is not liable for the funding obligations of any other Bank. The Debt Facility is provided on an unsecured basis.

Availability period

Subject to the terms of their respective commitment letters, the separate commitments forming part of the Debt Facility will be available for a range of tenures of between three and five years. The Debt Facility can be used by way of one or more drawdowns.

Conditions to commitment

The commitment to provide the Debt Facility is subject to satisfactory documentation being entered into and satisfaction of typical conditions precedent detailed in the term sheet attached to the commitment letters. The commitments expire over a range of dates if those conditions precedent are not fulfilled by a certain time. The first date of expiry of a commitment is 6 December 2012 should those conditions precedent not be fulfilled.

Summary of conditions precedent

The availability of funds will be subject to a number of conditions precedent which SCA Property Retail Trust considers customary and usual for a financing of this nature.

The material conditions precedent to the drawdown under the Debt Facility to fund the acquisition of the Properties (other than those which are considered by SCA Property Retail Trust to be mechanical or wholly within its control) which remain to be satisfied as at the date of this Explanatory Memorandum are summarised below:

– providing the Banks with legal due diligence reports, demographic reports and physical reports;

– providing the Banks valuations of the assets in the Portfolio;

– issuing legal opinions to the Banks;

– releasing any security which is not permitted by the terms of the Debt Facility; and

– obtaining insurance required by the Banks.

Undertakings

The Debt Facility will contain a number of standard undertakings from SCA Property Management Trust and SCA Property Retail Trust. SCA Property Retail Trust considers the undertakings are customary and usual for a financing of this nature.

In addition, the Debt Facility will contain financial ratios including:

– The ratio of total finance debt of SCA Property Group (net of cash and cash equivalents) to total tangible assets of SCA Property Group, in each case excluding the mark-to-market value of derivatives, must not exceed 50%.

– Interest cover ratio must be more than 2.00 times. Interest cover ratio is the ratio of EBIT (after adjusting for amortisation and non-cash items) to net interest expense.

– Priority debt must not exceed 10% of total tangible assets of SCA Property Group. Priority debt is finance debt of members of SCA Property Group which does not guarantee the Debt Facility.

– The total tangible assets of SCA Property Retail Trust and SCA Property Management Trust (on a non-consolidated basis) must be at least 90% of total tangible assets of SCA Property Group.

Events of default

The Debt Facility will be subject to certain events of default which SCA Property Retail Trust considers are customary and usual for a financing of this nature. Such events include failure to pay amounts due under a loan document, a representation or warranty is materially incorrect, a material breach of an undertaking, cross acceleration or an insolvency event occurs.

Transfer of commitments

The Banks are not permitted to transfer any of their commitment to any other person without the consent of SCA Property Retail Trust (subject to customary exceptions).

14.15. Offer Management Agreement

Woolworths, SCA Property Group RE Limited and the Lead Manager have entered into an Offer Management Agreement dated on or about the date of this Explanatory Memorandum in respect of the Offer. Under the Offer Management Agreement, the Lead Manager has agreed to manage the Offer, and has agreed to subscribe for, or procure that another party subscribes for, any Stapled Units allocated under the Institutional Offer which have not been settled by the settlement date under the Institutional Offer. Key terms include:

Fees and expenses

SCA Property Group RE Limited will pay the Lead Manager:

– a management fee equal to $6 million;

– an incentive fee of up to 1% of the total amount raised under the Offer, payable by SCA

Property Group RE Limited at the sole discretion of Woolworths;

– 1.25% of the amount allocated to any co-managers under the Broker Firm Offer; and

– if the Offer does not proceed for any reason other than the termination of the Offer Management Agreement by the Lead Manager, a work fee equal to $600,000.

SCA Property Group RE Limited will pay the incidental reasonable costs of the Offer incurred by the Lead Manager, including its reasonable legal fees. The Lead Manager will be responsible for the payment of all fees payable to the Co-Managers.

Representations and warranties

Customary representations and warranties are given by SCA Property Group RE Limited and Woolworths in relation to matters such as the power to enter into the Offer Management Agreement, corporate authority and approvals, the subsistence of SCA Property Group and the status of SCA Property Group RE Limited. SCA Property Group RE Limited and Woolworths also give a number of further representations and warranties, including that the PDS and this Explanatory Memorandum comply with the Corporations Act and the Listing Rules, and will not contain any misleading or deceptive statements or omissions. Representations and warranties are also given in relation to the assets, liabilities, financial

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14 Summary of Important Documents continued

position and business conduct of the SCA Property Group. There are further representations and warranties specific to the Institutional Offer to persons in the United States.

Termination events

The Lead Manager may terminate the Offer Management Agreement by notice to SCA Property Group RE Limited and Woolworths on the occurrence of certain termination events (subject to, in the case of some termination events only, satisfaction of specified materiality thresholds). These termination events include:

– Woolworths Shareholders fail to pass the Capital Reduction Resolution at the Annual General Meeting; – a statement in the PDS, this Explanatory Memorandum or certain other documents issued in connection with the Offer is or becomes false, misleading or deceptive, or a matter is omitted from such documents, or a statement in such documents is likely to deceive, mislead or confuse with regard to any particular matter that is material to the offer of securities for the purposes of the

New Zealand Securities Act 1978;

– an untrue statement is included in, or a material fact is omitted from, certain information (including as to pricing) sent to Institutional Investors in relation to the Institutional Offer; – for at least five consecutive Business Days before close of the Institutional Offer, the S&P/ASX 200 A-REIT Index closes at a level that is 15% or more below its level on either the Business Day prior to the date of the PDS or the date on which the Institutional Offer closes (Starting Level); – on the Business Day before the date on which the Institutional Offer closes, the S&P/ASX 200 A-REIT

Index closes at a level that is 15% or more below the Starting Level;

– SCA Property Group RE Limited withdraws the PDS or the Offer, or Woolworths withdraws the Explanatory Memorandum after lodgment of the PDS with ASIC;

– SCA Property Group RE Limited is prevented from allotting and issuing the Stapled Units within the time required by, amongst other things, the timetable in the Offer Management Agreement or the Listing Rules; – certain ASIC orders are issued or applied for, or certain investigations commenced under the Corporations Act or by other government agencies in relation to the PDS, this Explanatory Memorandum or certain other documents issued in connection with the Offer; – approval is not given for the listing of SCA Property Group or quotation of the Stapled Units;

– Woolworths or SCA Property Group RE Limited changes its capital structure or constitution, or SCA Property Group RE Limited changes its board or certain management, without consent of the Lead Manager;

– SCA Property Group RE Limited is replaced as responsible entity of SCA Property Group; – a material adverse change occurs in the assets, liabilities, financial position or performance, profits, losses or prospects of SCA Property Group, the Woolworths Group or any entity within those groups from that disclosed publicly by them; – a director of SCA Property Group RE Limited is charged with an offence relating to any financial or corporate matter or is disqualified from managing a corporation under the Corporations Act; – a public action by a government agency against SCA Property Group RE Limited or its directors is commenced, or intention to take such action is announced; – a representation or warranty made or given, or deemed to have been made or given, by Woolworths or SCA Property Group RE Limited under the Offer Management Agreement becomes untrue or incorrect; – there is a default by Woolworths or SCA

Property Group RE Limited in the performance of its obligations under the Offer Management Agreement; – any ASIC modification or ASX waiver obtained in connection with the Offer is withdrawn, revoked or amended; – certain forecasts, opinions or beliefs contained in the PDS, this Explanatory Memorandum or certain other documents issued in connection with the Offer are or become incapable or unlikely to be met within a certain time;

– Woolworths or SCA Property Group RE Limited become required to lodge a supplementary PDS or Explanatory Memorandum under the Corporations Act, or a new circumstance arises that would have been required to be included in the PDS or Explanatory Memorandum if it had arisen prior to lodgment or distribution; – a transaction agreement entered into in connection with the Proposed Transaction (as disclosed in the PDS) is, amongst other things, void or voidable, breached in a material respect, terminated or amended without the consent of the Lead Manager; – any part of SCA Property Group RE Limited’s financing commitments in relation to the Proposed Transaction is terminated and not replaced; and

– SCA Property Group RE Limited’s Australian Financial Services Licence is cancelled or revoked or there is an amendment to the terms or conditions.

The Offer Management Agreement also contains a number of other customary termination events (e.g. insolvency of SCA Property Group RE Limited or Woolworths, certain changes in or contraventions of law, or specified disruptions in financial markets and hostilities).

Indemnity

Subject to certain exclusions relating to, among other things, fraud, willful misconduct or negligence by the Lead Managers, SCA Property Group RE Limited indemnifies the Lead Managers and certain affiliated parties against all losses suffered or incurred directly or indirectly, or claims made against the Lead Manager or certain affiliated parties, as a result of or in connection with the Offer, the PDS, or the appointment of the Lead Managers pursuant to the Offer Management Agreement.

Guarantee

Woolworths guarantees the obligations of SCA Property Group RE Limited under the Offer Management Agreement.

14.16. Co-Lead Manager Agreement

SCA Property Group RE Limited and the Co-Lead Manager have entered into a Co-Lead Manager Agreement dated on or about the date of this Explanatory Memorandum in connection with the Institutional Offer. Under the Co-Lead Manager Agreement, the Co-Lead Manager will assist SCA Property Group RE Limited in marketing the Institutional Offer to Institutional Investors, provide feedback from investors and the market generally, and solicit bids from Institutional Investors into the bookbuild.

The Co-Lead Manager Agreement may be terminated upon written notice by either party at any time prior to the settlement date under the Institutional Offer.

14.17. Trust Deed for the SCA Property NZ Retail Trust

SCA Property Trustee NZ Limited has executed a trust deed to constitute and govern the SCA Property NZ Retail Trust, which will hold the New Zealand Properties. The unitholders in SCA Property NZ Retail Trust will be the SCA Property Retail Trust and the SCA Property Management Trust. Key terms include:

Issue of units

The trustee of SCA Property NZ Retail Trust (currently SCA Property Trustee NZ Limited) (New Zealand Trustee) may issue units in SCA Property NZ Retail Trust to any person upon and subject to the terms and conditions of the trust deed and otherwise in such manner as the New Zealand Trustee from time to time determines. However, the New Zealand Trustee is not permitted to issue to the public, offer to the public for subscription or purchase, or invite the public to subscribe for or purchase, any units in SCA Property NZ Retail Trust.

Redemptions

The New Zealand Trustee may at any time, by agreement with any unit holder, redeem any unit held by that unit holder. Upon redemption of any unit, the New Zealand Trustee shall pay to its holder an amount calculated by the New Zealand Trustee to be equal to the value of the net assets of SCA Property NZ Retail Trust (calculated in accordance with Australian accounting standards) as at the redemption date divided by the total number of units on issue.

Investments

The New Zealand Trustee has discretion as to the investment of the cash, investments, assets, rights, and other property held by SCA Property Group as set out in the trust deed entered into by the New Zealand Trustee (New Zealand Trust Fund), and as to the purchase, sale, transfer, exchange or alteration of any asset of SCA Property NZ Retail Trust at any time.

Distributions

The New Zealand Trustee may at any time distribute to unitholders income or capital out of SCA Property NZ Retail Trust. Each unit holder’s entitlement to a distribution will be proportional to the unit holder’s percentage holding in SCA Property NZ Retail Trust.

Transfers

A unit holder may, with the prior written consent of the New Zealand Trustee (which the New Zealand Trustee may grant or withhold at its discretion), transfer all or any of the units held by the unit holder to any person.

Removal and retirement of New Zealand Trustee

The New Zealand Trustee may be removed from office as trustee by a resolution passed at a meeting of unitholders duly convened and held in accordance with the provisions of the trust deed and carried by a majority of not less than 75% of the persons voting. No such resolution shall have effect unless it also appoints a New Zealand Trustee. In addition, the removal is not effective until SCA Property NZ Retail Trust’s assets have been transferred to the New Zealand Trustee, and the New Zealand Trustee has assumed all obligations under the trust deed in relation to SCA Property NZ Retail Trust and the New Zealand Trust Fund.

The New Zealand Trustee may retire at any time upon giving 30 days’ written notice to the unitholders. However, it may do so only if a New Zealand Trustee has been duly appointed, the transfer of SCA Property NZ Retail Trust’s assets to the New Zealand Trustee has been effected, and the New Zealand Trustee has assumed all obligations under the trust deed in relation to SCA Property NZ Retail Trust and the New Zealand Trust Fund.

Meetings of unitholders

The New Zealand Trustee must convene a meeting of unitholders upon the request in writing of any unit holder. In addition, the New Zealand Trustee may, of its own volition, convene a meeting at any time.

Amendments to the trust deed

The New Zealand Trustee may at any time make any alteration or addition to the provisions of the trust deed if, in its reasonable opinion, it considers that the alteration or amendment is not, and is not likely to become, prejudicial to the interests of any unit holder and is intended to correct a manifest error of a formal or technical nature. In addition, the New Zealand Trustee may at any time make any alteration or addition to the provisions of the trust deed if the

Explanatory Memorandum

14 Summary of Important Documents continued

alteration or addition is approved in writing by all unitholders. However, in no case can an amendment or alteration be made if it would breach the rule against perpetuities.

New Zealand Trustee’s powers

The New Zealand Trustee shall have in the administration, management and investment of the New Zealand Trust Fund all the rights, powers and privileges of a natural person and, subject to the trust deed, may deal with the New Zealand Trust Fund as though it were the absolute owner of and beneficially entitled to the New Zealand Trust Fund.

In addition, the New Zealand Trustee has the express power to borrow for the purposes of SCA Property NZ Retail Trust, the power to guarantee the obligations of any person, the power to indemnify any person in respect of the obligations of any other person, and the power to mortgage, charge, pledge, grant a lien over or otherwise encumber the New Zealand Trust Fund as security for any debt, liability or obligation of the New Zealand Trustee or of any third party on such terms as the New Zealand Trustee deems appropriate.

New Zealand Trustee’s liability and indemnity

Unless otherwise agreed, the New Zealand Trustee will not be liable in its own capacity, nor shall resort be had to the New Zealand Trustee’s own property, for the satisfaction of any debt, liability or obligation arising out of or in connection with any contract or other obligation of the New Zealand Trust Fund. If for any reason the New Zealand Trustee is held liable in its own capacity for any debt, liability or obligation incurred by or on behalf of the New Zealand Trust Fund or any action taken or omitted in connection with the New Zealand Trust Fund, then (unless the New Zealand Trustee has accepted liability) it shall be entitled to be indemnified and reimbursed out of the New Zealand Trust Fund to the full extent of its liability and the costs of any litigation or other proceedings in which the relevant debt, liability or obligation was determined, including without limitation, legal fees and disbursements.

However, the New Zealand Trustee will be liable to the New Zealand Trust Fund and the unitholders for any loss arising out of any default, fraud or breach of trust by the New Zealand Trustee.

New Zealand Trustee’s reimbursement for expenses

The New Zealand Trustee will be entitled to be reimbursed out of the New Zealand Trust Fund for all reasonable expenses incurred as trustee under the trust deed.

Termination

SCA Property NZ Retail Trust shall be wound up upon the expiration of the period of 79 years from the date on which the New Zealand trust deed is executed. The New Zealand Trustee shall, as soon as practicable after the expiration of that period, pay out, discharge, or otherwise make proper provision for the liabilities of the New Zealand Trust Fund and any contingent liabilities of the New Zealand Trustee payable from the New Zealand Trust Fund. In addition, the New Zealand Trustee shall distribute the New Zealand Trust Fund (less costs and expenses incurred by the New Zealand Trustee in respect of the winding up) amongst unitholders in terms of the trust deed.

Liability of unitholders

No unit holder shall be personally liable in respect of any debt or liability of the New Zealand Trust Fund. In addition, no unit holder shall be liable to indemnify the New Zealand Trustee in respect of any debt or liability of the New Zealand Trust Fund.

15 Statutory Information

15.1. Rights and liabilities attaching to Stapled Units

SCA Property Group comprises two unit trusts, SCA Property Management Trust and SCA Property Retail Trust, which have been registered as managed investment schemes in accordance with Chapter 5C of the Corporations Act. The Stapled Trusts have been established under substantially similar constitutions, certain key terms of which are summarised below. The respective rights and obligations of the responsible entity and the unitholders of each Stapled Trust are determined by the relevant Trust Constitution, the Corporations Act (together with any exemptions and declarations issued by ASIC), the Listing Rules and the general law relating to trusts.

15.1.1. Summary of the Trust Constitutions

The Trust Constitutions are lengthy and complex documents and the following summary is not intended to be exhaustive.

15.1.1.1. Stapling

While the stapling provisions apply, the number of units in SCA Property Management Trust must equal the number of units in SCA Property Retail Trust, and be treated as one security (a Stapled Unit). In addition, the responsible entity of each Stapled Trust is subject to the terms of the Stapling Deed (described in Section 14.2).

15.1.1.2. Terms of units

Each Trust Constitution is expressed to bind the responsible entity of the relevant Stapled Trust, each unitholder in the relevant Stapled Trust, each Stapled Unitholder, any other person with an interest in the relevant Stapled Trust and any person claiming through any of them.

The beneficial interest in each Stapled Trust is divided into units, which carry all rights, and are subject to all obligations, of unitholders under the relevant Trust Constitution. Each fully paid ordinary unit in a Stapled Trust confers an equal interest in SCA Property Group property. A unit in a Stapled Trust confers an interest in that Stapled Trust’s property as a whole; it does not confer an interest in any particular asset of the Stapled Trust.

15.1.1.3. Issue of units, options and financial instruments

The responsible entity of each Stapled Trust can issue units, including partly-paid units, in accordance with the relevant Trust Constitution (but subject to the stapling provisions). The responsible entity also has the power to issue options in respect of units and other financial instruments.

Where SCA Property Group RE Limited wishes to reallocate capital between the Stapled Trusts, it may, as the responsible entity of one Stapled Trust, issue capital reallocation units for the purpose of rebalancing the capital between the two Stapled Trusts. In such circumstances, SCA Property Group RE Limited must immediately consolidate the capital reallocation units such that the total number of units in each Stapled Trust remains the same.

The responsible entity proposes to amend each Trust Constitution in accordance with the Corporations Act to specify the Final Price for the issue of Stapled Units under the Offer once the Final Price has been determined.

15.1.1.4. Transfers

Units in each Stapled Trust may be transferred in any manner permitted by an applicable uncertificated trading system. All such transfers must be effected in accordance with the Listing Rules. Restricted securities (as defined in the Listing Rules), however, may not be transferred.

While the stapling provisions apply, units in a Stapled Trust must not be transferred unless the same number of units in the other Stapled Trust are transferred at the same time.

15.1.1.5. Small holdings

The responsible entity of a Stapled Trust may from time to time sell or redeem any units held by a unitholder in a Stapled Trust which comprise less than a marketable parcel (as defined in the Listing Rules), provided that the relevant unitholder has not advised the responsible entity within the specified timeframe that it wishes to retain the units. The responsible entity may only exercise this power on one occasion in any 12 month period.

While the stapling provisions apply, the responsible entity of a Stapled Trust must not redeem or sell any units in that Stapled Trust unless at the same time there is a corresponding redemption or sale of units in the other Stapled Trust.

15.1.1.6. No Withdrawal

A Stapled Unitholder is not entitled to withdraw Stapled Units while the Stapled Trusts are listed, except in accordance with an on market buy-back conducted by SCA Property Group RE Limited or in accordance with a withdrawal offer made by the responsible entity in accordance with the Corporations Act.

While the stapling provisions apply, the responsible entity of a Stapled Trust must not redeem any units in a Stapled Trust unless at the same time there is a corresponding redemption of units in the other Stapled Trust.

Explanatory Memorandum

15 Statutory Information continued

15.1.1.7. Income

In respect of SCA Property Retail Trust, the Stapled Unitholders are entitled to the Distributable Income (as defined in SCA Property Retail Trust’s constitution) for the relevant financial year unless otherwise determined by the responsible entity and subject to the Trust Constitution. SCA Property Group’s distribution policy is to pay out between 85% to 95% of its Distributable Earnings in each year, subject to the availability of adequate Distributable Earnings. SCA Property Group has stated that it is currently contemplated that an interim distribution will be paid at the end of February in each year and a final distribution will be paid at the end of August in each year. The first distribution for the shortened financial year ending June 2013 should be paid in August 2013. As noted in Section 13.1, it is expected that SCA Property Management Trust will be taxed as if it were a company. Accordingly, the amount of any distributions will be determined by SCA Property Group RE Limited as if SCA Property Management Trust were a company.

SCA Property Group RE Limited may distribute capital. A capital distribution may be in cash or assets or, subject to the stapling provisions, by way of bonus Stapled Units.

Each Trust Constitution provides that, if the responsible entity approves, a unitholder may choose to reinvest some or all of a distribution by acquiring additional units in the relevant Stapled Trust.

Subject to the Listing Rules, the Corporations Act and any applicable ASIC exemption, the responsible entity may decide to require Stapled Unitholders to reinvest some or all of any distributions.

15.1.1.8. Liability of Stapled Unitholders

Each Trust Constitution states that, except as expressly provided for in the Trust Constitution (for example, in relation to certain tax amounts), each unitholder’s liability to the responsible entity or the relevant Stapled Trust is limited to the amount, if any, which remains unpaid in relation to the unitholder’s subscription for units in that Stapled Trust. In addition, each Trust Constitution makes it clear that, subject to the Trust Constitution, no unitholder will be personally liable for any obligation of, or liability incurred by, the responsible entity. Stapled Unitholders should note that these provisions are expressed to operate to the extent permitted by law.

15.1.1.9. Responsible entity’s powers and duties

The responsible entity of a Stapled Trust holds that Stapled Trust’s assets on trust, and may manage these assets as if it were the absolute owner of them. In the exercise of its powers, the responsible entity of the relevant Stapled Trust may, without limitation, acquire or dispose of any real or personal property, borrow or raise money, encumber any asset, give any indemnity, provide any guarantee, enter into derivative and currency swap arrangements, or fetter any future discretions.

The responsible entity of a Stapled Trust may appoint delegates or agents (including custodians) to perform any act or exercise any of its powers, as well as advisers to assist it with its duties and functions. Each Trust Constitution may be amended by the responsible entity of a Stapled Trust by deed, subject to obtaining approval of the Stapled Unitholders if required by the Corporations Act.

15.1.1.10. Interested dealings

Subject to the Corporations Act, SCA Property Group RE Limited (in its personal capacity or in any capacity other than as responsible entity of the relevant Stapled Trust) or any of its associates may: – deal with SCA Property Group RE Limited (as responsible entity of the relevant Stapled Trust) or any Stapled Unitholder; – be interested in any contract, transaction or matter with SCA Property Group RE Limited (as responsible entity of the relevant Stapled Trust) or any Stapled Unitholder; – act as trustee or responsible entity of any other trust or managed investment scheme; – deal with any entity in which SCA Property Group RE Limited holds an investment on behalf of a Stapled Trust; and – undertake any other business activity (including activities relating to land of the same kind the Stapled Trusts may have an interest in), and in each case SCA Property Group RE Limited (or an associate) may retain for its own benefit all profits or benefits derived from that activity.

15.1.1.11. Remuneration and reimbursement of expenses

SCA Property Group RE Limited is entitled to receive a management fee of $500,000 p.a. out of the property of each Stapled Trust for managing the Stapled Trust. The responsible entity of a Stapled Trust is entitled to be reimbursed from the assets of that Stapled Trust all costs and expenses reasonably and properly incurred by it in connection with that Stapled Trust or in performing its obligations under the relevant Trust Constitution. The responsible entity may waive or postpone reimbursement of all or any of these costs and expenses.

15.1.1.12. Responsible entity’s limitation of liability

Where the responsible entity of a Stapled Trust acts in good faith without fraud or dishonesty, the responsible entity is not liable for any loss or damage to any person (including any Stapled Unitholder) arising out of any matter relating to, or connected with that Stapled Trust. In any case, the liability of the responsible entity of a Stapled Trust in relation to that Stapled Trust is limited to the assets of the Stapled Trust from which the responsible entity is entitled to be, and is in fact, indemnified.

The limitation of liability is subject to the Corporations Act.

15.1.1.13. Responsible entity’s indemnities

The responsible entity of a Stapled Trust has a right of indemnity out of the property of the Stapled Trust on a full indemnity basis in respect of any liability incurred by the responsible entity in properly performing or exercising any of its powers or duties in relation to that Stapled Trust. This indemnity continues after the responsible entity retires or is removed as responsible entity of the relevant Stapled Trust and is subject to the Corporations Act.

15.1.1.14. Meetings

As the Stapled Trusts are registered managed investment schemes, the convening and holding of unitholder meetings must be in accordance with the Corporations Act.

While the stapling provisions apply, meetings of unitholders of SCA Property Management Trust may be held in conjunction with meetings of unitholders of SCA Property Retail Trust.

15.1.1.15. Winding up

Each Trust Constitution provides that a Stapled Trust will terminate when the responsible entity of that Stapled Trust decides that the Stapled Trust should be wound up and the assets realised in accordance with the relevant Trust Constitution, or where the responsible entity of that Stapled Trust is required by the Corporations Act to wind up the Stapled Trust or is otherwise required by law to realise the assets and distribute the proceeds.

On winding up, each Stapled Unitholder is entitled to receive a share of the net proceeds of realisation of the assets of each Stapled Trust.

15.1.2. Exercise of discretions

Copies of policies for the exercise of discretions relating to issue and redemption prices for units in SCA Property Management Trust and SCA Property Retail Trust will be available on request at no charge by contacting the SCA Property Group Offer Information Line on 1300 318 976 (within Australia) or +61 3 9415 4881 (outside Australia) at any time from 8.30 am to 5 pm (Sydney time) Monday to Friday.

15.1.3. Ethical and other considerations

SCA Property Group RE Limited as the responsible entity of SCA Property Group does not take into account labour standards or environmental, social or ethical considerations for the purpose of selecting, retaining or authorising investments for SCA Property Group. Environmental factors are addressed as part of normal property due diligence.

15.1.4. Compliance plans and complaints

(a)	Compliance plans

The compliance plans for the Stapled Trusts set out measures that SCA Property Group RE Limited will apply in operating the Stapled Trusts to ensure compliance with the Corporations Act and the Constitutions of each of the Stapled Trusts.

(b)	Complaints

If you have a complaint about the Stapled Trusts or SCA Property Group RE Limited in connection with your investment in SCA Property Group you can write to the Compliance Officer at: Compliance Officer Shopping Centres Australasia Property Group RE Limited

1	Woolworths Way Bella Vista NSW 2153

– For investment advice, please see your financial adviser.

The Compliance Officer will acknowledge your complaint immediately, investigate it and report back to you within 45 days.

If you are dissatisfied with the response or the complaint is not resolved within 45 days, you may raise the matter directly with the Financial Ombudsman Service Limited (FOS). The FOS’s contact details are: Financial Ombudsman Service Limited GPO Box 3 Melbourne VIC 3001 Telephone: 1300 78 08 08

15.2. ASX Listing and Quotation 15.2.1. Application to ASX for listing and quotation

SCA Property Group RE Limited has applied for SCA Property Group to be admitted to the official list of ASX and for Stapled Units to be granted official quotation under the ASX code ‘SCP’. Subject to listing approval being granted by ASX, trading of the Stapled Units is anticipated to commence on a conditional and deferred basis on Monday, 26 November 2012 in accordance with Rule 3330 of the ASX Operating Rules.

Completion of the Distribution will remain conditional on ASX approving SCA Property Group’s application. If ASX approval is not received the Capital Reduction will not occur and the Proposed Transaction will not proceed.

Trades occurring on ASX before satisfaction or completion of all of the following conditions will be conditional on such satisfaction or completion occurring:

– ASX agreeing to quote the Stapled Units on ASX; – implementation of the Distribution on the Implementation Date; and – allotment of the Stapled Units under the Offer on the Allotment Date.

SCA Property Group RE Limited will notify ASX immediately of the fulfilment or non-fulfilment of each condition. It is the responsibility of Woolworths Distribution Participants to verify their holding before trading during the period of conditional trading. You can verify your holding in Stapled Units the period of conditional and/or deferred trading by contacting the Distribution Information Line on 1300 318 976 (toll free within Australia) or + 61 3 9415 4881 (outside Australia) between 9am and 5.30pm (Sydney time) Monday to Friday.

Explanatory Memorandum

15 Statutory Information continued

Conditional trading will continue until SCA Property Group has advised ASX that allotment of the Stapled Units on the Allotment Date has occurred – this is expected to occur on or about Tuesday, 11 December 2012. Trading from Wednesday, 12 December 2012 will then be on an unconditional but deferred settlement basis until SCA Property Group has advised ASX that initial holding statements have been dispatched to Stapled Unitholders setting out the number of Stapled Units allocated to them under the Distribution.

If the Offer is withdrawn after the commencement of conditional and deferred settlement trading, ASX has indicated that it will cancel any trades of the Stapled Units which occur from the commencement of conditional and deferred settlement trading in the Stapled Units and the time at which it is determined that the Offer will be withdrawn. If the Offer is withdrawn and such trades in the Stapled Units are cancelled, the timetable for implementation of the Proposed Transaction will be extended by approximately one week to allow for a further period of trading in the Stapled Units to enable the amount of the Capital Reduction Amount to be determined.

Holding statements are expected to be issued by standard post on Tuesday, 18 December 2012. For Woolworths Distribution Participants selling Stapled Units before they are in receipt of their holding statements it is the responsibility of the Woolworths Distribution Participant to confirm their holding before trading in Stapled Units as described above, and Woolworths Distribution Participants do so at their own risk. SCA Property Group, Woolworths, the SCA Property Group Registry and the Woolworths Registry disclaim all liability, whether negligence or otherwise (to the maximum extent permitted by law), if you sell Stapled Units before receiving your holding statement, even if you confirmed your firm allocation through a broker.

Stapled Units are expected to commence trading on ASX on a normal settlement basis on or about Wednesday, 19 December 2012.

15.2.2. CHESS and Issuer Sponsored Holdings

SCA Property Group will apply to participate in CHESS and will comply with the Listing Rules and ASX Settlement Operating Rules. CHESS is an electronic transfer and settlement system for transactions in securities on ASX under which transfers are effected in an electronic form.

When the Stapled Units become approved financial products (as defined by ASX Settlement Operating Rules), holdings will be registered in one of two subregisters, an electronic CHESS subregister or an issuer sponsored subregister. The Stapled Units of a Stapled Unitholder who is a participant in CHESS or a Stapled Unitholder sponsored by a participant in CHESS will be registered on the CHESS subregister. All other Stapled Units will be registered on the issuer sponsored subregister.

Stapled Unitholders will receive a holding statement following completion of the Proposed Transaction outlining the number of Stapled Units that they have been allocated. The holding statement will also detail the Stapled Unitholder’s unique Holder Identification Number (HIN) for CHESS holders or, where applicable the Securityholder Reference Number (SRN) of issuer sponsored holders. Stapled Unitholders will subsequently receive statements showing any changes to their securityholding. Certificates will not be issued.

Stapled Unitholders will receive subsequent statements during the first week of the following month if there has been a change to their holding on the register and as otherwise required under Listing Rules and the Corporations Act. Additional statements may be requested at any other time either directly through the Stapled Unitholder’s sponsoring broker in the case of a holding on the CHESS subregister or through the SCA Property Group Registry in the case of a holding on the issuer sponsored subregister. SCA Property Group and the SCA Property Group Registry may charge a fee for these additional issuer sponsored statements.

15.3. Interests of directors

The number of Woolworths Shares held directly, indirectly or beneficially by Woolworths Directors or their related entities as at the date of this Explanatory Memorandum and the number of Stapled Units this will equate to under the Distribution are set out below.

Director	Woolworths Shares (direct and indirect holdings)	Implied Stapled Units
J A Strong	70,479	14,095
G O'Brien	40,739	8,147
R G Waters	14,000	2,800
R S Deane	40,000	8,000
T W Pockett	133,000	26,600
J R Broadbent	65,138	13,027
I J Macfarlane	13,200	2,640
J F Astbury	12,797	2,559
C J Hrdlicka	1,735	347
M Ullmer	11,000	2,200
A D Mackay	3,790	758
C Cross	2,300	460

The Woolworths Directors will not receive any payment or other benefit in connection with the Distribution. However, a fee in an amount to be determined by the Woolworths Board will be paid to Michael Ullmer for chairing the due diligence committee established for the Proposed Transaction.

15.4. Interests of experts and advisers

Other than as set out in this Explanatory Memorandum, no person named in this Explanatory Memorandum as performing a function in a professional, advisory or other capacity in connection with the preparation or distribution of this Explanatory Memorandum and no promoter of SCA Property Group or Lead Manager of the Offer or financial services licensee named in this Explanatory Memorandum as a financial services licensee involved in the Offer, holds at the date of this Explanatory Memorandum, or has held in the two years prior to that date, an interest in the formation or promotion of SCA Property Group, any property acquired or proposed to be acquired by SCA Property Group in connection with its formation or promotion of the Offer, nor has anyone paid or agreed to pay any amount, or given or agreed to give any benefit, to such persons for services provided in connection with the formation or promotion of SCA Property Group or the Proposed Transaction.

Allens is entitled to be paid approximately $4.9 million (plus GST and disbursements) in fees and charges for legal services rendered to SCA Property Group and Woolworths up to the date of this Explanatory Memorandum in connection with the Proposed Transaction. Further amounts may be paid in accordance with its normal time based charges.

Russell McVeagh is entitled to be paid approximately NZ$1.9 million (plus GST and disbursements) in fees and charges for legal services rendered to SCA Property Group and Woolworths up to the date of this Explanatory Memorandum in connection with the Proposed Transaction. Further amounts may be paid in accordance with its normal time based charges.

Greenwoods & Freehills Pty Limited is entitled to be paid approximately $0.4 million (plus GST and disbursements) in fees and charges for tax advice rendered to SCA Property Group and Woolworths up to the date of this Explanatory Memorandum in connection with the Proposed Transaction. Further amounts may be paid in accordance with its normal time based charges.

Deloitte Corporate Finance Pty Ltd is entitled to be paid approximately $0.3 million (plus GST and disbursements) in fees and charges for preparation of the Investigating Accountant's Report and for accounting advice provided to SCA Property Group and Woolworths up to the date of this Explanatory Memorandum in connection with the Proposed Transaction. Further amounts may be paid in accordance with its normal time based charges.

Savills Valuations Pty Ltd is entitled to be paid approximately $0.3 million (plus GST and disbursements) in fees and charges for valuation services rendered to SCA Property Group and Woolworths up to the date of this Explanatory Memorandum in connection with the Proposed Transaction.

Cushman & Wakefield (NSW) Pty Limited is entitled to be paid approximately $0.3 million (plus GST and disbursements) in fees and charges for valuation services rendered to SCA Property Group and Woolworths up to the date of this Explanatory Memorandum in connection with the Proposed Transaction.

Colliers International New Zealand Limited is entitled to be paid approximately NZ$0.1 million (plus GST and disbursements) in fees and charges for valuation services rendered to SCA Property Group and Woolworths up to the date of this Explanatory Memorandum in connection with the Proposed Transaction.

Explanatory Memorandum 125

15 Statutory Information continued

Moelis Australia Advisory Pty Limited has acted as financial adviser to Woolworths and SCA Property Group in connection with the Proposed Transaction and is entitled to be paid approximately $10.8 million (plus GST and disbursements) for financial advisory services rendered to SCA Property Group and Woolworths in connection with the Proposed Transaction. Moelis Australia Advisory Pty Limited has acted as Co-Lead Manager in connection with the Institutional Offer and is entitled to be paid approximately $1 million (plus GST and disbursements) for this service or co-lead manager services rendered to SCA Property Group.

Citigroup Global Markets Australia Pty Limited has acted as sole Lead Manager and sole bookrunner in connection with the Offer and is entitled to the fees and commissions described in Section 12.2.

Each of CBA Equities Limited, National Australia Bank Limited and Morgan Stanley Wealth Management Australia Pty Ltd will act as Co-Managers and will receive from the Lead Manager 1.25% of the amount allocated to each of them under the Broker Firm Offer.

15.5. Consents to be named

15.5.1. Consents to be named and to inclusion of statements in Explanatory Memorandum

The persons listed in the table below have given and have not, before the lodgment of this Explanatory Memorandum with ASIC, withdrawn their written consent to:

(a) be named in this Explanatory Memorandum in the form and context in which they are named;

(b) the inclusion of their respective reports or statements noted next to their names and the references to those reports or statements in the form and context in which they are included in this Explanatory Memorandum; and

(c) the inclusion of other statements in this Explanatory Memorandum which are based on or referable to statements made in those reports or statements, or which are based on or referable to other statements made by those persons in the form and context in which they are included:

Name of person	Named as	Reports or statements
Deloitte Corporate Finance Pty Limited	Investigating Accountant	Investigating Accountant's Report set out in Section 9
Moelis Australia Advisory Pty Limited	Financial Adviser and Co-Lead Manager	–
Citigroup Global Markets Australia Pty Limited	Lead Manager	–
CBA Equities Limited	Co-Manager	–
National Australia Bank Limited	Co-Manager	–
Morgan Stanley Wealth Management Australia Pty Ltd	Co-Manager	–
Greenwoods & Freehills Pty Limited	Taxation Adviser	Taxation Implications set out in Section 13
Computershare Investor Services Pty Ltd	Registry Manager	–
Deloitte Touche Tohmatsu	Auditor	–
Allens	Australian Legal Adviser	–
Russell McVeagh	New Zealand Legal Adviser	–
Woolworths Limited		Statements included in Sections 1,2,4,5 and 6.
Cushman & Wakefield (NSW) Pty Limited		Valuation Summary in Section 10
Savills Valuations Pty Ltd		Valuation Summary in Section 10
Colliers International New Zealand Limited		Valuation Summary in Section 10
The Trust Company (Australia) Limited	Custodian	

126

Each SCA Property Group RE Limited Director, being Mr Philip Clark, Mr Philip Redmond, Dr Ian Pollard, Mrs Belinda Robson, Mr James Hodgkinson, Mr Anthony Mellowes, and Ms Kerry Shambly, has given and has not, before lodgment of this Explanatory Memorandum with ASIC, withdrawn his or her consent to be named in this Explanatory Memorandum as a director in the form and context in which they are named and for the statements made by and on behalf of him or her to be included in this Explanatory Memorandum.

None of the persons referred to above has made any statement that is included in this Explanatory Memorandum or any statement on which this Explanatory Memorandum is based, other than any statement or report included in this Explanatory Memorandum with the consent of that person as specified above.

Each of the persons referred to above:

(a) has not authorised or caused the issue of this Explanatory Memorandum, and makes no representation or warranty, express or implied, as to the fairness, accuracy or completeness of the information contained in this Explanatory Memorandum; and

(b) to the maximum extent permitted by law, expressly disclaims and takes no responsibility for any statements in or omissions from this Explanatory Memorandum other than references to its name or a statement or report included in this Explanatory Memorandum with the consent of that person as specified above.

15.5.2. Directors’ consent to lodgment

Each director of SCA Property Group RE Limited as at the date of this Explanatory Memorandum has consented to the lodgment of this Explanatory Memorandum with ASIC.

15.6. ASX waivers and confirmations

In order to conduct the Proposed Transaction, SCA Property Group has sought, and been granted, certain in principle waivers to the Listing Rules by ASX. ASX has granted to SCA Property Group:

– confirmation that the structure of SCA Property Group is appropriate for a listed entity for the purposes of Listing Rule 1.1 (condition 1);

– confirmation that SCA Property Group is not required to provide accounts for the last three financial years under Listing Rule 1.3.5(a);

– confirmation that the reviewed financial statements provided in this Explanatory Memorandum are sufficient for the purposes of Listing Rule 1.3.5(a);

– confirmation that for the purposes of the asset test requirement in Listing Rule 1.3, SCA Property Group will be treated as “having certain” assets at the time of admission;

– customary stapling relief in relation to Listing Rules 1.1 (condition 7 and condition 8), 2.1 (condition 2), 6.24, 8.10 and 10.1 to ensure that SCA Property Group satisfies the requisite value thresholds even though the component parcels of each of SCA Property Management Trust and SCA Property Retail Trust may not individually do so;

– confirmation that disclosure by one entity on behalf of SCA Property Group satisfies the obligation for each entity on a matter for the purposes of Listing Rule 3.1;

– confirmation under Listing Rule 2.1 (condition 1) that the terms of the Stapled Units are acceptable;

– confirmation under Listing Rule 7.40 that the proposed timetable is acceptable to ASX; and

– waiver from the requirement under Listing Rule 4.2A.1 to submit to ASX information required by section 320 of the Corporations Act and an Appendix 4B (half yearly report) for SCA Property Group’s first half year.

15.7. ASIC relief

Woolworths has sought, and been granted, a modification to section 1015C of the Corporations Act to enable Woolworths to give this Explanatory Memorandum to Woolworths Shareholders by the same means nominated by each shareholder for the receipt of notices under section 249J of the Corporations Act.

SCA Property Group RE Limited has sought, and been granted, customary stapling relief modifying Parts 5C.2, 5C.7 and section 601GAA(9) of the Corporations Act to allow the Stapled Trusts to be treated as a single stapled economic entity.

SCA Property Group RE Limited has also sought the following relief and modifications from ASIC:

– Modification to the Corporations Act in substantially the form as ASIC Class Order CO 08/110 to enable SCA Property Group RE Limited to operate a small holding sale facility for Stapled Units in SCA Property Group.

– Modification to subsection 1012D(3) of the Corporations Act to allow SCA Property Group RE Limited to make offers or issues of, or recommendations to acquire interests in, the SCA Property Group under a distribution reinvestment plan without the need to give an additional PDS.

– Exemption from section 302 and section 306 to exempt SCA Property Group from the obligation to prepare half-yearly financial reports and directors’ reports in its first year of operation.

15.8. Litigation

SCA Property Group has stated that it is not a party to any current litigation material to the financial standing of SCA Property Group and the SCA Property Group RE Limited Directors have no such knowledge of any such potential litigation.

15.9. Access to information

SCA Property Group has stated that it will provide regular communication to Stapled Unitholders, including publication of:

– SCA Property Group’s half yearly reports which provide an update on the investments held, operation of the Stapled Trusts and performance for the period;

Explanatory Memorandum

15 Statutory Information continued

– SCA Property Group’s annual report, including audited financial statements for each financial year ending 30 June;

– half yearly distribution statements;

– annual taxation statements; and

– any continuous disclosure notices given by the Stapled Trusts.

SCA Property Group will also have a website that will provide up to date information on the Stapled Trusts including current Stapled Unit prices, access to half year and annual reports and distribution information.

SCA Property Group RE Limited, as a disclosing entity, will be subject to regular reporting and disclosure obligations. Copies of documents lodged with ASIC in relation to the Stapled Trusts may be obtained from, or inspected at, an ASIC office.

Stapled Unitholders will also have the right to obtain a copy of each annual report, half yearly report and any continuous disclosure notice from the Stapled Trusts free of charge.

As at the date of this Explanatory Memorandum, the Stapled Trusts have not lodged with ASIC any annual report or half year report with ASIC and have not given any continuous disclosure notices to ASX.

15.10. No cooling-off period

Cooling-off rights do not apply to Stapled Units received pursuant to the Distribution. Stapled Units are not received pursuant to the terms of an offer of securities and, therefore, there is no acceptance of the Stapled Units that a Woolworths Distribution Participant can withdraw.

15.11. Anti-Money Laundering/Counter-Terrorism Financing Act 2006

SCA Property Group RE Limited may be required to collect certain customer identification information and verify that information in compliance with the

Anti-Money Laundering/Counter-Terrorism Financing

Act 2006 (Cth) (the AML/CTF Act) and AML/CTF Rules before it can issue Stapled Units in SCA Property Group to Applicants.

Customer identification information may include detailed know your customer (KYC) information in relation to the Applicant such as, for an individual Applicant, name, address, and date of birth and for an Applicant that is a business entity, details of directors and beneficial owners, and where the Applicant is a trustee, details of the trust and beneficiaries. SCA Property Group RE Limited may require further KYC information such as information concerning business activities, structure and source of funds of Applicants and from time to time may require an Applicant to provide updated or additional information.

SCA Property Group RE Limited may refuse to accept an Application or decline to issue Stapled Units to an Applicant until it has satisfactorily concluded a customer identification procedure in relation to the Applicant.

SCA Property Group RE Limited may delay or refuse any request or transaction, including by suspending the issue or redemption of Stapled Units if SCA Property Group is concerned that the request or transaction may cause SCA Property Group RE Limited to contravene the AML/CTF Act. SCA Property Group RE Limited will incur no liability to the Applicant if it does so.

15.12. Distribution Reinvestment Plan

SCA Property Group RE Limited as responsible entity of SCA Property Group has established rules for participation by Stapled Unitholders in a Distribution Reinvestment Plan (DRP), pursuant to which eligible Stapled Unitholders may elect to reinvest distributions from the SCA Property Group in further Stapled Units. The operation, suspension and termination of the DRP is at the discretion of SCA Property Group RE Limited, and SCA Property Group RE Limited has not yet determined if the DRP will be offered, and if it is to be offered, for which distributions the DRP will be available. Under the rules of the DRP, participation by Stapled Unitholders in the DRP is optional and not transferable and is limited to Stapled Unitholders (or, where Stapled Units are held non-beneficially, the beneficial owner) whose registered address is in Australia and New Zealand unless SCA Property Group RE Limited is satisfied that it is lawful and practicable for other Stapled Unitholders to participate in the Plan.

If SCA Property Group RE Limited determines to operate the DRP, full details of the DRP will be available on the SCA Property Group website at www.scapropertyoffer.com.au, including details of the distributions (if any) for which the DRP is available.

The key terms and conditions of the DRP are as follows:

– Stapled Unitholders seeking to participate in the DRP must lodge an election form with the SCA Property Group Registry, specifying whether the Stapled Unitholder seeks full participation in respect of that Stapled Unitholder’s entire holding, or part participation in respect of a nominated number of Stapled Units. If the election form does not indicate the degree of participation, it shall be deemed to be an application for full participation;

– SCA Property Group RE Limited may specify a minimum limit for participation in the DRP, which if not met, will result in the participant’s distribution being paid rather than reinvested. SCA Property Group RE Limited may also specify a maximum limit, which if exceeded, may result in a pro-rata scale back with the amount of any distribution not reinvested under the DRP being paid to the participant;

– SCA Property Group RE Limited may satisfy its obligations under the DRP by issuing new Stapled Units or causing existing Stapled Units to be acquired on market and transferred to participants (or a combination of both options);

– SCA Property Group RE Limited will issue or transfer additional Stapled Units to the participant based on the average daily VWAP of all Stapled Units sold during a certain period (or otherwise determined by an independent expert to provide a fair reflection of the market price of the Stapled Units during the relevant period) in accordance with the DRP rules;

– any residual positive balance in participants’ DRP accounts will be donated to charity by SCA

Property Group RE Limited in accordance with the DRP rules; and

– no brokerage, commissions, stamp duty or other transaction costs will be payable by participants in respect of the DRP, however participants will be liable for any taxes, stamp duty or other imposts assessed against or imposed on the participant.

15.13. Foreign Woolworths Shareholders

This Explanatory Memorandum has been prepared for Woolworths Shareholders only. It should not be distributed or forwarded to anyone other than Woolworths Shareholders, other than by any Woolworths Shareholder in receipt of this Explanatory Memorandum who holds Woolworths Shares on behalf of a beneficial owner, to that beneficial owner, provided that either that beneficial owner is resident in Australia or New Zealand, or sending this Explanatory Memorandum to that beneficial owner does not constitute a breach of foreign securities law.

United Kingdom

This Explanatory Memorandum is not available for general distribution in, from or into the United Kingdom because SCA Property Group is an unregulated collective investment scheme whose promotion is restricted by section 21 of the Financial Services and Markets Act 2000 (UK).

Hong Kong

The contents of this Explanatory Memorandum have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this Explanatory Memorandum, you should obtain independent professional advice.

Japan

The Stapled Units have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the FIEA). Accordingly, the Stapled Units have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident in Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organised under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and other relevant laws and regulations of Japan.

Singapore

SCA Property Group is not authorised or recognised as a collective investment scheme by the Monetary Authority of Singapore and is not registered as a business trust under the Business Trusts Act, Chapter 31A of Singapore. The offer of Stapled Units does not relate to a collective investment scheme which is authorised under section 286 of the Securities and Futures Act, Chapter 289 of Singapore (SFA) or recognised under section 287 of the SFA. The Stapled Units have not been, directly or indirectly, offered or sold, and will not be, directly or indirectly, offered or sold, in Singapore or to, or for the benefit of, any resident in Singapore (which term as used herein means any person resident in Singapore, including any corporation or other entity organised under the laws of Singapore) or to others for re-offering or re-sale, directly or indirectly, in Singapore or to, or for the benefit of, any resident of Singapore except pursuant to an exemption from the requirements of, and otherwise in compliance with, the SFA and other relevant laws and regulations of Singapore.

New Zealand

This Explanatory Memorandum has been made available to Woolworths Shareholders in New Zealand in reliance upon the Securities Act (Overseas Companies) Exemption Notice 2002. This Explanatory Memorandum is not a prospectus or an investment statement under New Zealand law, and may not contain all the information that a prospectus or investment statement under New Zealand law is required to contain. No prospectus or investment statement under New Zealand law has been, or will be, prepared.

United States

The proposed Capital Reduction and Distribution involve the securities of Woolworths and the Stapled Units, non-U.S. trusts. The Capital Reduction and Distribution are subject to disclosure requirements of Australia that are different from those of the United States. Financial information included or referred to in this document has been prepared in accordance with Australian accounting standards and may not be comparable to the financial information or statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since Woolworths and SCA Property Group are located in Australia, and some or all of their respective officers and directors are residents of Australia. You may not be able to sue Woolworths, SCA Property Group or their respective officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel Woolworths, SCA Property Group and their respective affiliates to subject themselves to a U.S. court’s judgment.

Explanatory Memorandum

16 Glossary

Term Meaning

A$ or AUD Australian dollars.

AASB Australian Accountings Standards Board.

Agreements to Lease the agreements to lease entered into by Woolworths in relation to premises at each of the Australian Properties in the Development

Portfolio.

Allotment Date has the same meaning as Implementation Date.

Annual General Meeting the annual general meeting of Woolworths scheduled to be held on

22 November 2012 at Adelaide Convention Centre, North Terrace,

Adelaide, South Australia commencing at 11am (Adelaide time),

or as soon after that time as the Extraordinary General Meeting of

Woolworths, scheduled to commence at 8.30am (Adelaide time) on that day, has concluded or been adjourned.

Applicant a person who submits a valid Application Form pursuant to the PDS.

Application an application for Stapled Units under the Offer described in the PDS.

Application Form each of the paper and electronic application forms attached to, or accompanying, the PDS upon which an Application may be made.

ARMCC the Audit, Risk Management and Compliance Committee of SCA

Property Group RE Limited.

ASIC Australian Securities & Investments Commission.

ASX ASX Limited (ABN 98 008 624 691) or, as the context requires, the financial market known as ASX operated by it.

ASX Operating Rules the operating rules of the ASX provided by ASX.

ASX Settlement Operating the ASX Settlement Operating Rules issued by ASX Settlement Pty Ltd.

Rules

ATO Australian Taxation Office.

Australian Properties each of the Australian Properties that are currently wholly-owned or leased by the Woolworths Group and listed in Section 7.

Banks the Australian authorised deposit taking institutions which have offered to provide finance to SCA Property Retail Trust as part of the

Debt Facility.

Broker Firm Offer the offer of Stapled Units under the PDS to all Retail Investors who have received a firm allocation from their broker to apply for Stapled Units.

Business Day any day that is both a Business Day within the meaning given in the

Listing Rules and a day that banks are open for business in Sydney,

Australia.

Capitalisation Rate capitalisation rate, which represents a widely used measurement for comparing real estate investment opportunities, but should not be the sole factor in any real estate investment decision. The capitalisation rate for a real property or portfolio of properties is calculated by dividing the projected NOI of the property or portfolio by the assessed valuation of the property, excluding costs of acquisition and fees.

Capital Reduction an equal reduction of the share capital of Woolworths by the Capital

Reduction Amount, to be effected and satisfied by the Distribution.

Term Meaning

Capital Reduction Amount the amount determined by the following formula:

B – (0.493 x M)

where:

B is the amount equal to:

(A)$923,600,000, less

(B) the aggregate amount (if any) of the subscription monies for Stapled

Units issued pursuant to the Offer, plus

(C) the amount (if any) of the fees paid or payable as at the

Implementation Date by SCA Property Group RE Limited to the Lead

Manager under clause 12.1 of the Offer Management Agreement,

plus any fees contemplated by clause 12.2 of the Offer Management

Agreement that are paid or payable as at the Implementation

Date (including any fees payable to the Co-Lead Manager and any stamping fees); and

M is the amount equal to the SCA Property Group VWAP multiplied by the aggregate number of Woolworths Shares on issue as at the

Distribution Record Date.

Capital Reduction Resolution the ordinary resolution to approve the Capital Reduction under section

256C(1) of the Corporations Act, to be considered by Woolworths

Shareholders at the Annual General Meeting, the form of which is set out in the Notice of Annual General Meeting.

Capital Return Amount is as defined in Section 13.1.

CGT or CGT Event capital gains tax or certain acts, transactions or events occuring in relation to capital gains tax assets, as described in division 104 of the Tax Act.

CHESS the Clearing House Electronic Subregister System of ASX, operated in accordance with the Corporations Act.

Completed Portfolio all Properties that are completed and operational at the Implementation

Date, as listed in Section 7.1.3.

Computershare Computershare Investor Services Pty Limited (ABN 48 078 279 277),

the share registrar for Woolworths and the stapled unit registrar for

SCA Property Group.

Closing Date the closing date for the Woolworths Retail Shareholder Offer,

the Broker Firm Offer and the General Public Offer being Tuesday,

20 November 2012.

Co-Lead Manager Moelis Australia Advisory Pty Limited.

Co-Lead Manager Agreement the agreement between SCA Property Group RE Limited and the

Co-Lead Manager dated on or about the date of this Explanatory

Memorandum as described in Section 14.16.

Conditions Precedent has the meaning given in Section 14.1.2 of this Explanatory

Memorandum.

Corporations Act Corporations Act 2001 (Cth).

CPI consumer price index.

Custodian in relation to the Australian Properties, The Trust Company

(Australia) Limited, and in relation to the New Zealand Properties,

The New Zealand Guardian Company Limited, a New Zealand subsidiary of The Trust Company (Australia) Limited.

Debt Facility the borrowing of money by, and other financial accommodation provided to, SCA Property Retail Trust from the Banks and the guarantee of that financial accommodation by certain members of SCA Property Group,

summarised in Section 14.14.

Explanatory Memorandum

16 Glossary continued

Term	Meaning
Development Portfolio	all Properties that are incomplete at the Implementation Date and are to be completed by the Woolworths Group under the terms of the relevant DMA, as listed in Section 7.2.
Distributable Earnings	represents the SCA Property Group RE Limited Directors' view of the cash available for distribution in the forecast period, being the net profit after tax adjusted for: – non cash items (including straight lining of rental income, unwinding of the Rental Guarantee, property revaluations and mark-to-market adjustments for derivative financial instruments and financial assets); – transaction costs; and – an allowance for leasing commissions and incentive payments received under the Rental Guarantee and a structural vacancy assumption.
Distribution	the distribution in specie to holders of Woolworths Shares as at the Distribution Record Date of Stapled Units as described in this Explanatory Memorandum.
Distribution Record Date	7pm (Sydney time), Friday, 30 November 2012.
Dividend Amount	is as defined in Section 13.1.
DMA	each Development Management Agreement proposed to be entered into by SCA Property Group and a member of the Woolworths Group, with Woolworths as guarantor, in respect of each Development Portfolio property as described in Sections 14.10 and 14.11.
DRP	the Distribution Reinvestment Plan of SCA Property Group, described in Section 15.12.
Eligible Woolworths Retail Shareholders	a Woolworths Retail Shareholder who: – has a registered holding in Woolworths Shares as at the Offer Record Date; – has a registered address in Australia or New Zealand; – is not in the United States; and is not otherwise deemed to be an Institutional Investor as described in Section 4.9 of the PDS.
Eligible Woolworths Shareholders	Institutional Investors and Eligible Woolworths Retail Shareholders.
Final Payment	the final payment under the terms of each DMA.
Final Price	the final price for the Offer that will be set at the conclusion of the Institutional Offer bookbuild and will be within the Offer Price range of $1.26 to $1.50 per Stapled Unit.
Financial Information	the financial information as described in Section 8.1 of this Explanatory Memorandum.
Forecast Period	the period from the Implementation Date until 30 June 2014.
Fully Leased Gross Income	with respect to a Property, the projected Gross Income on a fully leased basis for the first full year after either the Implementation Date for the Completed Portfolio, or the completion date for each of the properties in the Development Portfolio, in each case as determined by the independent valuation for that Property.
Fully Leased Net Operating Income	with respect to a Property, the projected NOI on a fully leased basis for the first full year after either the Implementation Date for the Completed Portfolio, or the completion date for each of the properties in the Development Portfolio.
FY13	the financial year ending 30 June 2013.
FY14	the financial year ending 30 June 2014.

132

Term	Meaning
Gearing	is the ratio of net debt to TTA.
General Public Offer	the offer under the PDS to Retail Investors.
GLA or **Gross Lettable Area**	total lettable floor area in square metres.
Governmental Agency	any government or representative of a government or any governmental, semi-governmental, administrative, fiscal, regulatory or judicial body, department, commission, authority, tribunal, agency, competition authority or entity, and includes any minister, ASIC, the ATO, ASX, OIO and any regulatory organisation established under statute or any stock exchange.
Gross Income	income before any adjustment for operating expenses or non-recoverable outgoings.
GST	goods and service tax.
Implementation Date	the date on which the Distribution will occur, expected to be Tuesday, 11 December 2012.
Implementation Deed	the Implementation Deed between Woolworths and SCA Property Group RE Limited, as described in Section 14.1 of this Explanatory Memorandum.
Institutional Investor	a person to whom offers and issues of Stapled Units may lawfully be made without the need for disclosure under Part 7.9 of the Corporations Act or without any other lodgement, registration or approval with or by a government agency (other than one with which SCA Property Group in its absolute discretion, is willing to comply), provided that if such person is in the United States it must be a QIB.
Institutional Offer	the offer under the PDS to certain Institutional Investors to apply for Stapled Units.
ITAA 1936	the *Income Tax Assessment Act 1936* (Cth).
ITAA 1997	the *Income Tax Assessment Act 1997* (Cth).
Lead Manager	Citigroup Global Markets Australia Pty Limited (ABN 64 003 114 832).
Leases	the leases entered into by the Woolworths Group in relation to premises at each of the Properties.
Listing Rules	the official listing rules of ASX from time to time as modified by any express written confirmation, waiver or exemption given by ASX.
Meeting Proxy Form	the proxy form for the Annual General Meeting which accompanies this Explanatory Memorandum.
New Zealand Properties	each of the New Zealand Properties that are currently wholly-owned or leased by the Woolworths Group and listed in Section 7.
New Zealand Trustee	the trustee of SCA Property NZ Retail Trust (currently SCA Property Trustee NZ Limited).
New Zealand Trust Fund	the cash, investments, assets, rights and other property held upon the trusts set out in the trust deed entered into by the New Zealand Trustee.
NOI	net operating income, which is Gross Income less non-recoverable outgoings and maintenance capital expenditure.
Notice of Annual General Meeting	the notice of the Annual General Meeting which has been sent to Woolworths Shareholders with this Explanatory Memorandum.
NTA	net tangible assets.
NZ$ or **NZD**	New Zealand dollars.

Explanatory Memorandum 133

16 Glossary continued

Term Meaning

Offer the offer under the PDS to raise up to $506 million via the Woolworths

Retail Shareholder Offer, the Broker Firm Offer, the General Public Offer

and the Institutional Offer.

Offer Period the period commencing on the Opening Date and ending on the

Closing Date.

Offer Price the Offer Price per Stapled Unit under the Offer as set out in the PDS.

Offer Record Date 7pm (Sydney time) Monday, 8 October 2012.

OIO the New Zealand Overseas Investment Office. Offer Management the agreement between Woolworths, SCA Property Group RE

Agreement Limited and the Lead Manager dated on or about the date of this Explanatory Memorandum as described in Section 14.15. Opening Date the opening date for the Woolworths Retail Shareholder Offer, the Broker Firm Offer and the General Public Offer being Monday,

15 October 2012.

PDS the product disclosure statement for the Offer dated 5 October 2012 and which is available to Eligible Woolworths Shareholders in addition to this

Explanatory Memorandum.

Portfolio the property portfolio comprising the Completed Portfolio and the Development Portfolio, as described in Section 7 of this Explanatory

Memorandum.

Properties the Australian Properties and the New Zealand Properties. Proposed Transaction the proposal to establish, and separate from the Woolworths Group, SCA Property Group as an independent listed entity holding the Properties, by way of the implementation of the Capital Reduction, the Offer, and the various other key steps described in this Explanatory Memorandum and the PDS.

QIB a “qualified institutional buyer” as defined in Rule 144A under the

U.S. Securities Act of 1933.

Regulatory Approval (a) any approval, consent, authorisation, registration, filing, lodgement, permit, franchise, agreement, notarisation, certificate, permission,

licence, direction, declaration, authority, waiver, modification or exemption from, by or with a Governmental Agency, including any stamp duty exemption or ATO ruling; or

(b) in relation to anything that would be fully or partly prohibited or restricted by law if a Governmental Agency intervened or acted in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action, but excluding any registrations of title of any Australian Properties.

REIT real estate investment trust. Rental Guarantee the rental guarantees as described in Sections 6.4, 14.3 and 14.5 of this

Explanatory Memorandum.

Retail Investor a person who is a resident of Australia or New Zealand and who is not in the United States, or is not otherwise treated as an Institutional Investor.

Return on Funds Employed earnings before interest and tax divided by the average of opening and closing funds employed for the financial year. Funds employed represents inventory, receivables, property, plant and equipment,

intangible assets and investments less trade and other payables,

provisions and other non-current liabilities. Funds employed excludes other financial assets and liabilities.

Term	Meaning
Sale Contracts	conditional sale agreements pursuant to which SCA Property Group will acquire from the Woolworths Group the Properties in the Completed Portfolio, and the land and construction WIP of the Properties in the Development Portfolio, as described in Sections 14.3 to 14.6.
SCA Property Group RE Limited	Shopping Centres Australasia Property Group RE Limited (ABN 47 158 809 851) (AFS Licence 426603), in its capacity as the responsible entity of SCA Property Management Trust and SCA Property Retail Trust.
SCA Property Group RE Limited Board	the board of directors of SCA Property Group RE Limited.
SCA Property Group RE Limited Directors	the directors of SCA Property Group RE Limited.
SCA Property Group	the Stapled Trusts or any of their controlled entities, or SCA Property Group RE Limited in its capacity as responsible entity of each of the Stapled Trusts, or the Custodian, as the context requires.
SCA Property Management Trust	Shopping Centres Australasia Property Management Trust (ARSN 160 612 626), an Australian registered managed investment scheme (including, where applicable, acting through SCA Property Group RE Limited as responsible entity of SCA Property Management Trust).
SCA Property NZ Retail Trust	Shopping Centres Australasia Property NZ Retail Trust, the units in which are held by SCA Property Management Trust and SCA Property Retail Trust.
SCA Property Retail Trust	Shopping Centres Australasia Property Retail Trust (ARSN 160 612 788), an Australian registered managed investment scheme (including, where applicable, acting through SCA Property RE Limited as responsible entity of SCA Property Retail Trust).
SCA Property Group Registry	Computershare.
SCA Property Trustee NZ Limited	Shopping Centres Australasia Property Group Trustee NZ Limited, in its capacity as the trustee of SCA Property NZ Retail Trust.
SCA Property Group VWAP	the arithmetic average of the VWAP expressed in AUD (in each case calculated to four decimal places) for Stapled Units sold on ASX on each of the five consecutive Trading Days commencing on (and including) the first Trading Day prior to the Implementation Date on which Stapled Units are sold on ASX where those sales are not cancelled by ASX, excluding (within the meaning of the ASX Operating Rules) any and all special crossings, crossings prior to the commencement of normal trading, crossings during the closing phase or the after hours adjust phase, overseas trades, trades pursuant to the exercise of options over Stapled Units (to the extent they exist) and overnight crossings, and any other trades that Woolworths reasonably decides to exclude on the basis that they are not representative of the general price at which Stapled Units are trading on ASX in the context of trading in Stapled Units on the relevant day), as calculated using the IRESS Market System.
Share Plans	has the meaning given in Section 5.3.1.
Site Access Fees	the fees as described in Section 14.10.
Small Stapled Unitholder	a holder of Stapled Units who individually holds Stapled Units worth $500 or less at the relevant date.
Stapled Trusts	SCA Property Management Trust and SCA Property Retail Trust, as the context requires.
Stapled Unit	a stapled security in SCA Property Group, comprising one unit in SCA Property Management Trust and one unit in SCA Property Retail Trust, stapled together as described in Section 15.1.

Explanatory Memorandum 135

16 Glossary continued

Term Meaning

Stapled Unitholder a person who is the registered holder of a Stapled Unit.

Stapling Deed the Stapling Deed entered into between SCA Property Management

Trust and SCA Property Retail Trust dated 4 October 2012 as described in

Section 14.2.

Tax Act the ITAA 1936 and the ITAA 1997 collectively. Trading Day the meaning given to that term in the Listing Rules.

Transaction Documents the Sale Contracts, the Leases, the Agreements to Lease, the DMAs and the TSAs.

Trust Constitution the constitution of SCA Property Management Trust dated 6 June 2012 (as amended from time to time) or the constitution of SCA Property

Retail Trust dated 6 June 2012 (as amended from time to time), as the context requires.

TSA each of the transitional services agreements between the Woolworths

Group and SCA Property Group.

TTA total tangible assets.

U.S. or United States the United States of America, its territories and possessions, any State of the United States, and the District of Columbia. U.S. Securities Act U.S. Securities Act of 1933. Voting Record Date 7pm (Sydney time) Tuesday, 20 November 2012.

VWAP volume weighted average price.

WALE weighted average lease expiry.

WIP work in progress. Woolworths Woolworths Limited (ABN 88 000 014 675). Woolworths Board the board of directors of Woolworths.

Woolworths Custodian has the meaning given in Section 5.3.1.

Woolworths Group or Group Woolworths and all subsidiaries of Woolworths.

Woolworths Directors the directors of Woolworths.

Woolworths Distribution each person who is registered in the Woolworths Register as the holder

Participant of Woolworths Shares as at the Distribution Record Date.

Woolworths Register the register of Woolworths Shareholders.

Woolworths Registry Computershare.

Woolworths Retail a Woolworths Shareholder who is a resident of Australia or New Zealand

Shareholder and who is not in the United States or is otherwise treated as an Institutional Investor.

Woolworths Retail the offer under the PDS that is open to all Woolworths Retail

Shareholder Offer Shareholders who have a registered holding in Woolworths Shares on the Offer Record Date and an address in Australia or New Zealand.

Woolworths Share an issued ordinary share in Woolworths.

Woolworths Shareholder a registered holder of Woolworths shares.

Directory

Woolworths Group

Woolworths Limited

1 Woolworths Way Bella Vista, NSW 2153 ABN 88 000 014 675

Shopping Centres Australasia Property Group RE Limited

1 Woolworths Way Bella Vista, NSW 2153 ABN 47 158 809 851 AFSL 426603

Shopping Centres Australasia Property Management Trust ARSN 160 612 626

1 Woolworths Way Bella Vista, NSW 2153

Shopping Centres Australasia Property Retail Trust ARSN 160 612 788

1 Woolworths Way Bella Vista, NSW 2153

Financial Adviser

Moelis & Company

Level 27, Governor Phillip Tower

1 Farrer Place Sydney NSW 2000

Investigating Accountant

Deloitte Corporate Finance Pty Limited Level 9, Grosvenor Place 225 George Street Sydney NSW 2000

Auditor

Deloitte Touche Tohmatsu Level 9, Grosvenor Place 225 George Street Sydney NSW 2000

Australian legal adviser

Allens

Level 37 Level 28, Deutsche Bank Place

101 Collins Street 126 Phillip Street

Melbourne VIC 3000 Sydney NSW 2000

Allens is an independent partnership operating in alliance with Linklaters LLP

Australian tax adviser

Greenwoods & Freehills Level 39, MLC Centre Martin Place Sydney NSW 2000

New Zealand legal adviser

Russell McVeagh Level 30, Vero Centre

48 Shortland Street

Auckland, New Zealand 1010

Woolworths Registry

Computershare Investor Services Pty Limited Level 4

60 Carrington Street Sydney NSW 2000

Distribution Information Line

1300 318 976 (toll free within Australia) or +61 3 9415 4881 (outside Australia)

Woolworths Group website www.woolworthslimited.com.au

Explanatory Memorandum

Woolworths Limited

A.B.N. 88 000 014 675